Exhibit 4.1

Execution Copy

REVEL AC, INC.,

as obligor

AND

REVEL AC, LLC

REVEL ATLANTIC CITY, LLC

REVEL ENTERTAINMENT GROUP, LLC

and

NB ACQUISITION, LLC,

as guarantors

12% SECOND LIEN NOTES DUE 2018

INDENTURE

Dated as of February 17, 2011

U.S. BANK NATIONAL ASSOCIATION

Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.10
(c)	N.A.
311(a)	7.11
(b)	7.11
(c)	N.A.
312(a)	2.05
(b)	14.03
(c)	14.03
313(a)	7.06
(b)	10.03
(b)(2)	7.06; 7.07
(c)	7.06; 14.02
(d)	7.06
314(a)	4.03; 14.02; 14.05
(b)	10.02
(c)(1)	14.04
(c)(2)	14.04
(c)(3)	N.A.
(d)	10.03, 10.04, 10.05
(e)	14.05
(f)	N.A.
315(a)	7.01
(b)	7.05, 14.02
(c)	7.01
(d)	7.01
(e)	6.11
316(a) (last sentence)	2.09
(a)(1)(A)	6.05
(a)(1)(B)	6.04
(a)(2)	N.A.
(b)	6.07
(c)	2.12
317(a)(1)	6.08
(a)(2)	6.09
(b)	2.04
318(a)	N.A.
(b)	N.A.
(c)	14.01

N.A. means not applicable.

*	This Cross Reference Table is not part of the Indenture.

v

EXHIBITS

Exhibit A-1	FORM OF NOTE
Exhibit A-2	FORM OF UNIT CERTIFICATE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE OF ACQUIRING ACCREDITED INVESTOR
Exhibit E	FORM OF SUPPLEMENTAL INDENTURE

INDENTURE, dated as of February 17, 2011, among Revel AC, Inc., a Delaware corporation (“Revel”), as obligor, and Revel AC, LLC, a Delaware limited liability company, Revel Atlantic City, LLC, a New Jersey limited liability company, Revel Entertainment Group, LLC, a New Jersey limited liability company, and NB Acquisition, LLC, a New Jersey limited liability company, as guarantors (the “Initial Guarantors”), and U.S. Bank National Association, as trustee (the “Trustee”).

WHEREAS, Revel has duly authorized the creation of its 12% Second Lien Notes due 2018 (the “Notes”);

WHEREAS, the Initial Guarantors have duly authorized their respective Note Guarantees (as defined herein);

WHEREAS, all things necessary to make the Notes, when duly issued and executed by Revel, and authenticated and delivered hereunder, the valid obligations of Revel, to make the Note Guarantees the valid and binding obligations of the Initial Guarantors, and to make this Indenture a valid and binding agreement of each of Revel and the Initial Guarantors, have been done;

WHEREAS, the Notes will be issued in the form of units (the “Units”, and together with the Notes, the “Securities”) that, until the occurrence of a Separation Event (as defined herein), may not be separately transferred, each Unit consisting of $2,000 principal amount of Notes and a Warrant (as defined herein); and

WHEREAS, concurrently with the execution of the Indenture, Revel and U.S. Bank National Association, as Warrant Agent, are entering into the Warrant Agreement (as defined herein).

NOW, THEREFORE, Revel, the Initial Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the Notes:

ARTICLE 1.

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01 Definitions.

“144A Global Security” means a Global Note substantially in the form of Exhibit A-1 hereto or a Global Unit substantially in the form of Exhibit A-2 hereto, in each case, bearing the Global Security Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of or number, as applicable, of such Securities sold in reliance on Rule 144A.

“AC Property Co” means Revel Atlantic City, LLC, a New Jersey limited liability company.

“ACHA” means the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City or any other governmental authority succeeding to rights of the Housing Authority and Urban Redevelopment Agency of the City of Atlantic City under the ACHA Contract.

“ACHA Contract” means that certain Contract for Sale of Land for Private Redevelopment, dated as of November 30, 2004, between ACHA and AC Property Co, as successor in interest, as amended by the First Amendment to Contract for Sale of Land for Private Redevelopment, dated as of July 28, 2005, the Second Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Third Amendment to Contract for Sale of Land for Private Redevelopment, dated as of May 3, 2006, the Assignment and Fourth Amendment to Contract For Sale of Land for Private Redevelopment, dated as of June 28, 2007, and the Fifth Amendment to Contract for Sale of Land for Private Redevelopment, dated as of January 24, 2008, and the Sixth Amendment to Contract for Sale of Land for Private Redevelopment, dated on or about the Issue Date, as the same may be further amended from time to time.

“ACHA Documents” means all agreements, instruments and other documents between AC Property Co and ACHA and all other agreements, instruments and documents with, by or in favor of ACHA encumbering or otherwise applicable to the ACHA Parcel (as defined in the Credit Agreement as in effect on the Issue Date) (and entered into by AC Property Co and its Affiliates), including without limitation, the ACHA Contract, the Initial Deed and the Revel Deed.

“Accredited Investor” means a person that is an “accredited investor” as defined in Rule 501(a) under the Securities Act, who is not also a QIB.

“Additional Notes” means Additional Notes (other than the Initial Notes and the Exchange Notes issued for such Initial Notes), and any PIK Notes issued (and any increase in the aggregate principal amount of Notes as a result of a PIK Payment) with respect thereto, issued from time to time under this Indenture in accordance with Sections 2.13, 4.09 and 4.12, as part of the same series as the Initial Notes. Any Additional Notes shall vote on all matters as one class with the Initial Notes being issued on the date hereof, including, without limitation, waivers, amendments and redemptions.

“Affiliate” means, when used with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified; provided, however, that, for purposes of Section 4.11, the term “Affiliate” shall also include any Person that directly or indirectly owns more than 15% of any class of Equity Interests having ordinary voting power for the election of directors (or Persons performing similar functions) of the Person specified. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” shall have meanings correlative thereto.

“Agent” means any Registrar, Paying Agent or additional paying agent.

“AI Global Security” means a Global Note substantially in the form of Exhibit A-1 hereto or a Global Unit substantially in the form of Exhibit A-2 hereto, in each case, bearing the Global Securities Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount or number, as applicable, of such Securities sold to Accredited Investors.

“Applicable Premium” means, with respect to any Note on any redemption date prior to March 15, 2014, the greater of:

(1)	1.0% of the principal amount of such Note; and

(2)	the excess, if any, of:

(a)	the present value at such redemption date of:

(i)	the redemption price of such Note at March 15, 2014 (such redemption price being set forth in the table appearing in Section 3.07(d)), plus

(ii)	all required interest payments due on such Note through March 15, 2014 (excluding accrued but unpaid interest to (but not including) the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the principal amount of such Note.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary that apply to such transfer or exchange.

“Approved Fund” means any Fund (as defined below) that is administered or managed by (a) a lender under the Credit Agreement or the Trustee, (b) an Affiliate of a lender under the Credit Agreement or the Trustee or (c) an entity or an Affiliate of an entity that administers or manages a lender under the Credit Agreement or the Trustee. For this purpose, “Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets; and

(2) the issuance or sale of Equity Interests of any of the Restricted Subsidiaries.

Notwithstanding the above, the sale, conveyance or other disposition of all or substantially all of the assets of Revel and the Restricted Subsidiaries, taken as a whole, or any disposition that constitutes a Change of Control pursuant to this Indenture shall not constitute an Asset Sale and will be governed by Sections 4.15 and/or 5.01, as applicable, and not by Section 4.10.

In addition, none of the following items will be deemed to be an Asset Sale (such items, “Permitted Dispositions”):

(1)	any single transaction or series of related transactions that involves assets or Equity Interests having a Fair Market Value of less than $5.0 million;

(2)	the sale, lease, conveyance or other disposition of any assets (including the lease of the land constituting the Project Site by AC Property Co to REG):

(a)	between or among Revel and the Subsidiary Guarantors, or

(b)	by any Restricted Subsidiary that is not a Guarantor to Revel any other Restricted Subsidiary;

(3)	the sale or issuance of Equity Interests by Revel, a Guarantor or a Restricted Subsidiary to Revel, a Guarantor or a Restricted Subsidiary;

(4)	any sale of Equity Interests or Investments in, or Indebtedness, other securities or assets of, an Unrestricted Subsidiary;

(5)	an issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law;

(6)	the sale, lease, sublease, assignment, license, exchange or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(7)	the disposition of obsolete, damaged, used, surplus or worn-out property, or property that is otherwise unsuitable for use in connection with the business or that is no longer useful or necessary in the business of Revel or any of the Restricted Subsidiaries;

(8)	the sale or other disposition of cash or Cash Equivalents;

(9)	a Restricted Payment or Permitted Investment that is permitted by Section 4.07 (including the payments and transactions referred to in clauses (1) through (23) of Section 4.07(b));”

(10)	any exchange of assets (including a combination of assets and Cash Equivalents) for assets used or useful in a Permitted Business (or Equity Interests in a Person that will be a Restricted Subsidiary following such transaction) of comparable or greater market value, as determined in good faith by Revel;

(11)	(i) licenses and sublicenses of patents, trademarks, tradenames, copyrights, software and other intellectual property rights or general intangibles in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Revel and the Restricted Subsidiaries and (ii) the abandonment of any patents, trademarks, trade names, copyrights, software and other intellectual property rights or general intangibles no longer necessary in the business of Revel and the Restricted Subsidiaries;

(12)	any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course or other litigation;

(13)	terminations of Hedging Obligations;

(14)	the granting, creation, incurrence or existence of a Permitted Lien or any other Lien not prohibited by this Indenture and dispositions of assets pursuant to an exercise of remedies, including by way of foreclosure, against the underlying assets subject to such Liens, under circumstances not otherwise resulting in Defaults or Events of Default, so long as the net proceeds, if any, of any such disposition received by Revel or any of the Restricted Subsidiaries shall be treated as if they were Net Proceeds of an Asset Sale and applied in accordance with Section 4.10;

(15)	Government Transfers, provided that the net proceeds, if any, of any such disposition received by Revel or any of the Restricted Subsidiaries in respect thereof shall be treated as if they were Net Proceeds of an Asset Sale and applied in accordance with Section 4.10;

(16)	Events of Loss, provided that the Net Loss Proceeds are applied in accordance with Section 4.16;

(17)	any leases or subleases in the ordinary course of business with respect to any of its Real Property; provided that (a) no Event of Default shall exist and be continuing at the time such transaction, lease or sublease is entered into, (b) such transaction, lease or sublease would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, (c) no gaming, hotel or casino operations (other than hotel operations to the extent permitted under the Credit Agreement and the operation of arcades and games for minors) may be conducted on any space that is subject to such transaction, lease or sublease other than by and for the benefit of Revel or any of the Restricted Subsidiaries and (d) no lease or sublease may provide that Revel or any of the Restricted Subsidiaries subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee;

(18)	the dedication of space or other rights of access in the ordinary course of business in connection with and in furtherance of constructing structures or improvements reasonably related to the development, construction and operation of the Project; provided, that in each case such dedication or other rights of access are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Project;

(19)	the granting of easements, rights of way and rights of access to governmental authorities, utility providers, cable or other communication providers and other parties providing services or benefits to the Project, the Real Property held by the Loan Parties or the public at large that (i) do not in any case materially detract from the value of the Real Property, taken as a whole, and (ii) would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Project or the Real Property;

(20)	the lease of the property subject to the CUP Land Lease to CUP Holder or any other party that operates the CUP on the terms set forth in the CUP Land Lease, and any other Asset Sales contemplated under the CUP Land Lease, the Energy Services Agreement or any agreement related or ancillary thereto, in each case on the terms set forth in and in accordance with the Energy Services Agreement;

(21)	subject to obtaining any necessary Gaming Approvals, (i) enter into a master lease with respect to any portion of the Project with a Person who shall from time to time directly or indirectly lease or sublease such property to Persons who, either directly or through Affiliates of such Persons, shall operate or manage all or some of the food and beverage or retail venues within the Project; and (ii) grant related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting the tenants of such lease and subleases generally (collectively, “Master Lease Easements”, and together with any such master lease, are referred to collectively as “Master Lease Documents” and individually as a “Master Lease Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Master Lease Document is entered into or would occur as a result of entering into such Master Lease Document or sublease permitted pursuant thereto, (B) Revel and the Restricted Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, and (C) no Master Lease Document or operations conducted pursuant thereto would be reasonably expected to materially interfere with, or materially impair or detract from, the operation of the Project;

(22)	subject to obtaining any necessary Gaming Approvals, (i) the lease or sublease of, any portion of the Project to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage a night club, bar, restaurant, recreation, spa, pool, exercise or gym facility, or entertainment or retail venues within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, the “Entertainment Venue Easements”, and together with any such lease or sublease, are referred to collectively as the “Entertainment Venue Documents” and individually as an “Entertainment Venue Document”); provided that (A) no Event of Default shall exist and be continuing at the time any such Entertainment Venue Document is entered into or would occur as a result of entering into such Entertainment Venue Document, (B) Revel and the Restricted Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space and (C) no Entertainment Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project;

(23)

subject to obtaining any necessary Gaming Approvals, (i) the lease or sublease of, any portion of the Project to Persons who, either directly or indirectly or through Affiliates of such Persons, intend to operate or manage a boutique hotel within the Project and (ii) the grant of related declarations of covenants, conditions and restrictions and reservation of easements and common area spaces benefiting such tenants of such lease and subleases generally (collectively, “Boutique Hotel Easements”, and together with any such master lease, are referred to collectively as “Boutique Hotel Documents” and individually as a “Boutique Hotel Document”); provided that (A) no Event of Default shall exist and be continuing at the time such Boutique Hotel Document is entered into or would occur as a result of entering into such Boutique Hotel Document, (B) Revel and the Restricted Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased or subleased space, (C) no Boutique Hotel Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Project, and (D) no more than 350 rooms shall be subject to such boutique hotel; and

(24)	the assignment and/or license of trademarks and related property made pursuant to the Intellectual Property License Agreements.

“Bank Proceeds Account” has the meaning assigned to such term in the Disbursement Agreement as in effect on the Issue Date.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and 13d-5 under the Exchange Act, (i) except as otherwise stated in the definition of “Change of Control” and (ii) except that with respect to references to Gaming Laws or Gaming Approvals, such term also means the “beneficial owner” as determined by such Gaming Laws. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the Person or Persons who are the managing member, sole member or sole manager or any controlling committee or managing members or managers thereof; and

(4) with respect to any other Person, the board or committee or functional equivalent of such Person serving a similar function.

“Buffer Property” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“Buffer Property Subsidiary” means NB Acquisition LLC, a New Jersey limited liability company.

“Business Day” means any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or Personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP; provided that, notwithstanding the foregoing, the obligations of Revel and the Restricted Subsidiaries under the Energy Services Agreement shall not constitute Capital Lease Obligations.

“Capital Markets Debt” means any Indebtedness for borrowed money that is in the form of, or represented by, notes, debentures or other debt securities issued pursuant to an indenture, notes purchase agreement or similar financing arrangement (other than (i) Indebtedness under a Credit Agreement, (ii) any ERGG Monetization Indebtedness and (iii) any Indebtedness of the type referred to in clause (4) of the definition of “Permitted Debt”) and including all Indebtedness (and related Obligations) incurred pursuant to clause (5) of the definition of “Permitted Debt.”

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person,

but excluding from the foregoing clauses (1) through (4) any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means, as to any Person,

(a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 18 months from the date of acquisition by such Person;

(b) securities issued by corporations chartered by the United States government that have borrowing capacity at the United States Treasury or have United States Treasury funds to support payment having maturities of not more than one year from the date of acquisition by such Person;

(c) time deposits and certificates of deposit of any Lender (determined at the time of acquisition or deposit) or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of “A” (or such other similar equivalent rating) or higher (determined at the time of acquisition or deposit) by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) with maturities of not more than one year from the date of acquisition by such Person;

(d) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any bank meeting the qualifications specified in clause (c) above (determined at the time of acquisition), which repurchase obligations are secured by a valid perfected security interest in the underlying securities;

(e) commercial paper and variable or fixed rate notes issued by an Approved Fund (or by the parent company thereof) (determined at the time of acquisition) or any Person incorporated in the United States, in each case rated at least A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or at least P-1 or the equivalent thereof by Moody’s Investors Service Inc. (determined at the time of acquisition), and in each case maturing not more than one year after the date of acquisition by such Person;

(f) marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service Inc. (determined at the time of acquisition) and maturities not more than 18 months from the date of acquisition by such Person;

(g) investments in investment funds, money market funds or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (f) above;

(h) investments in money market funds governed by Rule 2(a)(7) of the Investment Company Act of 1940, as amended, rated AAA- (or the equivalent thereof) or better by Standard & Poor’s Rating Group or Aaa3 (or the equivalent thereof) or better by Moody’s Investors Service Inc. at the time of issuance; and

(i) demand deposit accounts maintained in the ordinary course of business.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Revel and its Subsidiaries taken as a whole to any Person (including any “Person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Permitted Holder or to Revel or any of the Restricted Subsidiaries or any Parent Company, and other than the transactions contemplated by the REG Lease or the Closing Date Transactions;

(2) the adoption by the stockholders of a plan relating to the liquidation or dissolution of Revel;

(3) the consummation of any transaction (including, without limitation, any merger, consolidation or otherwise), the result of which is that any Person or group becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Revel, measured by voting power rather than number of shares (provided that the shares of Common Stock underlying the Warrants shall not be considered outstanding Voting Stock or voting power unless and until such Warrants are actually exercised), other than Beneficial Ownership by a Person or group that is a Permitted Holder or any holding company which owns 100% of the Voting Stock of Revel (so long as no Change of Control would otherwise have occurred in respect of the Voting Stock of such holding company); or

(4) after an initial public offering of Revel or any Parent Company (in either case, the “public company”), the first day on which a majority of the members of the public company are not Continuing Directors.

For purposes of this definition, (i) a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement and (ii) none of the holders of the Units, the Warrants, the Notes or the Warrant Shares or their Affiliates, on the one hand, or members of management of Revel and its Restricted Subsidiaries or their Affiliates, on the other hand, shall constitute a “group” and/or “Person” under Section 13 of the Exchange Act or any of the rules and regulations promulgated thereunder solely because they are parties to, or as a result of their exercise of rights under, the Securityholders’ Agreement.

“Clearstream” means Clearstream Banking, S.A.

“Closing Date Transactions” means:

(i) the distribution by AC Property Co of all its owned real property, other than New Jersey classified real property, to REG,

(ii) the transfer, pursuant to the Purchase and Sale Agreement, dated as of January 24, 2011 among Revel Holding, LLC (“Holdings”), RAC and Kevin G. DeSanctis, of (a) 100% of the membership interests in AC Property Co by REG to RAC and (b) 100% of the membership interests in REG by Holdings to RAC, and the payment of fees and expenses relating thereto,

(iii) the name change of RAC to “Revel AC, LLC”,

(iv) the merger of REG with and into Revel Entertainment, LLC, a New Jersey limited liability company, with Revel Entertainment, LLC surviving such merger and changing its name to “Revel Entertainment Group, LLC” and related amendments to the organizational documents of the surviving entity,

(v) related amendments to the organizational documents of Revel, REG, RAC and AC Property Co in connection with the foregoing transactions;

(vi) the entry by NB Acquisition LLC into the CUP Land Lease,

(vii) the entering into by REG of certain Intellectual Property License Agreements and the transactions contemplated thereby,

(viii) the issuance by Revel of the Units,

(ix) the termination of all obligations under the Existing Credit Agreements and the release of all Liens and security interests in respect thereof, and

(x) the transactions contemplated by the Financing Agreements and the payment of fees and expenses relating thereto.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all assets upon which a Lien is purported to be created by any Collateral Document.

“Collateral Documents” means the collective reference to the Deeds of Trust, the Disbursement Agreement, the Security Agreements, the Intercreditor Agreement, the Control Agreements, and all other pledge and security documents now or hereafter delivered to the Trustee granting a Lien on any property (or associated with such a grant) of any Person to secure the obligations of Revel or any of the Guarantors under the Notes, this Indenture and the Note Guarantees, as applicable, in each case, as amended, modified or otherwise supplemented from time to time in accordance with their respective terms and with this Indenture and the Collateral Documents.

“Common Stock” means the common stock, par value $0.0001, of Revel.

“Consolidated Adjusted EBITDA” means, for any period, the Consolidated Net Income of Revel and the Restricted Subsidiaries for such period

(1)	plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of:

(a) income tax expense (and other taxes based on profits or capital) paid or payable or distributed or distributable by such Person with respect to such period (whether or not paid during such period),

(b) Consolidated Interest Expense, amortization or write-off of debt discount and debt issuance costs and commissions and discounts, premiums and other fees, expenses and charges associated with Indebtedness, including underwriting, arrangement and commitment fees and letter of credit fees and prepayment or redemption premiums,

(c) depreciation and amortization expense,

(d) amortization of intangibles (including, but not limited to, goodwill),

(e) any extraordinary, non-recurring or unusual charges, expenses or losses (including any unusual or non-recurring operating expenses attributable to the implementation of cost savings initiatives), severance, relocation costs, integration and facilities’ opening costs, restructuring charges, accruals and reserves, signing costs, retention or completion bonuses, transition costs and costs related to curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities),

(f) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income for such period, losses on sales of assets outside of the ordinary course of business,

(g) whether or not otherwise includable as separate items in the statement of such Consolidated Net Income, pre-opening expenses related to the initial opening of the Project,

(h) Non-Cash Charges,

(i) expenses relating to actual or contemplated asset sales, acquisitions, investments, incurrences of debt and issuances of equity,

(j) expenses relating to the accrual of obligations for casino reward programs, net of any cash payments made in respect thereof, and

(k) expenses and losses relating to the CRDA Obligations and payments made in connection therewith,

(2) minus, to the extent included in the calculation of such Consolidated Net Income for such period, the sum of:

(i) interest income (except to the extent deducted in determining Consolidated Interest Expense),

(ii) any extraordinary, non-recurring or unusual income or gains (and, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business (but in any event excluding proceeds of business interruption insurance, which shall not be deducted in calculating Consolidated Adjusted EBITDA)); and

(iii) other non cash items increasing such Consolidated Net Income for such period (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period), all as determined on a consolidated basis;

(3) plus, to the extent not included in Consolidated Net Income for such period, any distributions, dividends or other payments, whether constituting fees or otherwise, received in cash from any Unrestricted Subsidiary or joint venture solely to the extent not constituting a return of investment.

“Consolidated Coverage Ratio” means with respect to any specified Person for any period, the ratio of (a) the Consolidated Adjusted EBITDA of such Person and the Restricted Subsidiaries for such period to (b) the Consolidated Interest Expense of such Person and the Restricted Subsidiaries for such period (not including any non-cash interest expense resulting from the application of Accounting Standards Codification Topic 470-20 “Debt—Debt with Conversion Options—Recognition”) minus (i) interest income of Revel and the Restricted Subsidiaries for such period, (ii) amortization of deferred financing costs, debt issuance costs, commissions, discounts, fees and expenses, (iii) the accretion or accrual of discounted liabilities during such period, (iv) non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under hedging agreements or other derivative instruments pursuant to Financial Accounting Standings Codification Topic 815-Derivatives and Hedging, (v) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (vi) debt discount or premium and financing fees and expenses, including underwriting and arrangement fees and prepayment or redemption premiums, (vii) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations, (viii) any interest accrued on any Incremental Loans for a period of six full fiscal quarters following the incurrence thereof and (ix) any interest accrued on any ERGG Monetization Indebtedness (provided that if any Person or line of business is sold or otherwise disposed of in such period and, in connection therewith, any Indebtedness is repaid or assumed by the purchaser thereof, then Consolidated Interest Expense for such period (for purposes of calculating this ratio) shall be determined as if such Indebtedness had been repaid on the first day of such period).

In the event that the specified Person or any of the Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases (whether by Covenant Defeasance or Legal Defeasance), retires or otherwise discharges (or makes an irrevocable deposit in furtherance thereof) any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems (or makes an irrevocable deposit in furtherance thereof) Disqualified Stock subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the “Calculation Date”), then the Consolidated Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance (whether by Covenant Defeasance or Legal Defeasance), retirement or other discharge (or making of an irrevocable deposit in furtherance thereof) of Indebtedness, or such issuance, repurchase or redemption (or making of an irrevocable deposit in furtherance thereof) of Disqualified Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period and Consolidated Interest Expense relating to any such Indebtedness or Disqualified Stock that has been repaid, defeased (whether by Covenant Defeasance or Legal Defeasance), discharged, repurchased, retired or redeemed (or with respect to which an irrevocable deposit has been made in furtherance thereof) shall be excluded;

In addition, for purposes of calculating the Consolidated Coverage Ratio:

(1) acquisitions or investments that have been made by the specified Person or any of the Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of the Restricted Subsidiaries acquired by the specified Person or any of the Restricted Subsidiaries, and in each case including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the applicable Reference Period or subsequent to such Reference Period and on or prior to the Calculation Date (and the change in Consolidated Adjusted EBITDA resulting therefrom) will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the Reference Period, and, in addition, the Consolidated Adjusted EBITDA for such Reference Period:

(a) shall include the Consolidated Adjusted EBITDA of the acquired entities or applicable to such investments, and related transactions; and

(b) shall, without duplication, give effect to cost savings and other operating expense reductions and improvements that have been realized or that are reasonably expected to be realized within 12 months of the Calculation Date, as determined by the chief financial officer or other senior financial officer of Revel (in his or her reasonable judgment), in connection with the transaction which is being given pro forma effect, including, but not limited to, the execution or termination of any contracts, reduction of costs related to administrative functions, the termination of any personnel or the closing (or the approval by the Board of Directors of Revel of any closing) of any facility, as applicable (regardless of whether those cost savings and operating expense reductions could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC);

(2) the Consolidated Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of the Restricted Subsidiaries following the Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period;

(6) if any Indebtedness bears a floating rate of interest or other rate that may optionally be determined based upon a factor of a prime or similar rate or a eurocurrency interbank offered rate, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate or rate actually chosen (or, if no rate was chosen, then based upon such optional rate as such specified Person may designate), as the case may be, for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months); and

(7) interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of such specified Person to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of Revel and the Restricted Subsidiaries for such period, with respect to all outstanding Indebtedness of Revel and the Restricted Subsidiaries (including, without limitation, all commissions, discounts and other fees and charges owed by Revel and the Restricted Subsidiaries with respect to letters of credit and bankers’ acceptance financing and net of amounts payable to Revel and the Restricted Subsidiaries under Hedging Agreements in respect of interest rates, to the extent such net costs or net amounts received are allocable to such period in accordance with GAAP).

“Consolidated Net Income” means for any period, the consolidated net income (or loss) of Revel and the Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of preferred equity dividends; provided, that in calculating Consolidated Net Income of Revel and the Restricted Subsidiaries for any period:

(1)	the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Revel or is merged into or consolidated with Revel or any of its Subsidiaries shall be excluded except to the extent such Person was a Subsidiary prior to such merger or consolidation,

(2)	the income (but not loss) of any Person that is not a Restricted Subsidiary (including any Unrestricted Subsidiary or joint venture) shall be included only to the extent that any such income is actually received by Revel and the Restricted Subsidiary in the form of dividends, distributions or payments, whether constituting consulting fees or otherwise,

(3)	solely for purposes of determining the amount available for Restricted Payments under clause (4)(i) of Section 4.07(a) the income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equity holders, other than limitations imposed (x) pursuant to the Financing Agreements, or (y) by Gaming Laws of general applicability within the jurisdiction in which such Restricted Subsidiary operates or applicable to all Persons operating a business similar to that of such Restricted Subsidiary within such jurisdiction; provided that Consolidated Net Income of such Restricted Subsidiary will be included to the extent of dividends or other distributions or other payments actually paid or permitted to be paid in cash (or to the extent converted into cash) by such Restricted Subsidiary in respect of such period, to the extent not already included therein,

(4)	the cumulative effect of a change in accounting principles will be excluded, and

(5)	any income or loss from the early extinguishment of debt will be excluded.

“Contingent Obligation” means, as to any Person, any obligation, agreement, understanding or arrangement of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Continuing Directors” means, as of any date of determination, with respect to any Person, any member of the Board of Directors of such Person who:

(1) was a member of such Board of Directors on the date of this Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Control Agreements” mean collectively, each control agreement executed and delivered by Revel or any of the Guarantors from time to time pursuant to the Security Agreement.

“Corporate Trust Office of the Trustee” means the address of the Trustee specified in Section 14.02 or such other address as to which the Trustee may give notice to Revel.

“CRDA” means the Casino Reinvestment Development Authority.

“CRDA Obligations” means the obligations of Revel and its Subsidiaries under the Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009 pursuant to N.J.S.A. 5:12 §§ 144.1, 162, 163 and 177, to either purchase bonds of CRDA or make a donation to or direct investment in CRDA eligible projects, in an amount not to exceed 1.25% of the gross gaming revenues attributable to the Project over the fifty year period after opening of the casino, as such obligations may be required to be modified pursuant to applicable law, statute or regulation.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of this Indenture, by and among Revel, the Guarantors party thereto, the lenders party thereto, J.P. Morgan Securities LLC, as Lead Arranger and Syndication Agent, J.P. Morgan Securities LLC and Morgan Stanley & Co. Incorporated, as Joint Bookrunning Managers, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, providing for borrowings in the form of term loans and incremental term loans, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any other debt facilities permitted under this Indenture, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, supplemented, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (whether with the same or different lenders or holders, including by means of sales of debt securities to institutional investors) from time to time.

“CUP” means the central utility plant that will provide energy, hot water and chilled water to the Project.

“CUP Easements” means easements, licenses, leases, permits, rights of way, restrictive covenants and other rights or privileges in the nature of easements or restrictive covenants with respect to or that pertain to any property included in the Project that are reasonably necessary or advisable in connection with the provision of utility services to the mortgaged properties that constitute Collateral.

“CUP Holder” means ACR Energy Partners, LLC, a joint venture of Marina Energy and DCO Energy, that owns the CUP.

“CUP Land Lease” has the meaning assigned to such term in the Credit Agreement as in effect on the Issue Date.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Deeds of Trust” means the deeds of trust entered into by Revel and the Guarantors, from time to time for the benefit of the Trustee on behalf of the Holders in accordance with the provisions of this Indenture and the Collateral Documents.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A-1 hereto except that such Note shall not bear the Global Security Legend and shall not have the “Schedule of Exchanges of Interest in the Global Note” attached thereto.

“Definitive Security” means Definitive Notes or Definitive Units comprised of Definitive Notes and Definitive Warrants.

“Definitive Units” means a certificated Unit registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A-2 hereto except that such Unit shall not bear the Global Security Legend and shall not have the “Schedule of Exchanges of Interest in the Global Unit” attached thereto.

“Definitive Warrants” has the meaning assigned to such term in the Warrant Agreement.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Officer” means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

“Disbursement Agent” means JPMorgan Chase Bank, N.A., in its capacity as the disbursement agent under the Disbursement Agreement and its successors in such capacity pursuant to the Disbursement Agreement.

“Disbursement Agreement” means the Master Disbursement Agreement, dated as of the date of this Indenture, among Revel, U.S. Bank National Association, as the Trustee and the Notes Collateral Agent. JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, and the Disbursement Agent in connection with the Project, as amended, modified or otherwise supplemented from time to time in accordance with its terms.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, in each case, on or prior to the date that is 91 days after the date on which the Notes mature; provided, however, only the portion of Capital Stock which so matures or is so redeemable on or prior to such date will be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Revel to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Revel may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07, (2) any Capital Stock will not constitute Disqualified Stock solely because it is required to be redeemed under applicable Gaming Laws, (3) if such Capital Stock is issued to any employee or to any plan for the benefit of employees or by any such plan to employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased in order to satisfy applicable regulatory or statutory obligations as a result of such employee’s termination, death or disability, and (4) any class of Capital Stock of a Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture will be the maximum amount that Revel and the Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary organized under the laws of the United States or any state of the United States or the District of Columbia.

“Eminent Domain Taking” means any compulsory transfer or taking by condemnation, seizure, eminent domain or exercise of a similar power, or transfer under threat of such compulsory transfer or taking or confiscation of such property or the requisition of the use of such property, by any agency, department, authority, commission, board, instrumentality or political subdivision of any state, the United States or another governmental authority having jurisdiction.

“Energy Services Agreement” means an energy services agreement between Revel and the CUP Holder to provide energy, hot water and chilled water to the Project.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“ERGG Agreement” means the State Economic Redevelopment and Growth Incentive Grant Agreement, dated on or about the Issue Date by and among Revel, REG, the New Jersey Economic Development Authority and the Treasurer of The State of New Jersey.

“ERGG Monetization Indebtedness” means Indebtedness of Revel or any of the Restricted Subsidiaries incurred to monetize the anticipated stream of payments under the ERGG Agreement.

“ERGG Proceeds” means cash proceeds received by Revel or REG from the State of New Jersey under the ERGG Agreement.

“ERGG Proceeds Account” means a deposit account which shall hold either (x) the proceeds of any ERGG Monetization Indebtedness in an aggregate amount not exceeding at any time the lesser of $70,000,000 or the aggregate principal amount outstanding under the Notes at such time, or (y) forty-five (45%) percent of the ERGG Proceeds in an aggregate amount not exceeding at any time the lesser of $70,000,000 or the aggregate principal amount outstanding under the Notes at such time; provided that on any date on which any Notes are repurchased or redeemed, the aggregate amount on deposit in such account shall be reduced on a dollar for dollar basis equal to the aggregate principal amount of the Notes so repurchased or redeemed, and any account in replacement or substitution thereof.

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or Personal), whether in respect of a single event or a series of related events, any of the following:

(1) any loss, destruction or damage of such property or asset;

(2) any Eminent Domain Taking; or

(3) any settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Credit Agreements” shall mean (i) that certain Amended and Restated First Lien Credit Agreement dated as of April 30, 2009 among REG, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, (ii) that certain Amended and Restated Second Lien Credit Agreement dated as of April 30, 2009 among REG, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and (iii) that certain Amended and Restated Third Lien Credit and Guarantee Agreement dated as of April 30, 2009 among Revel Holding, LLC, certain of its subsidiaries party thereto and Morgan Stanley Senior Funding, Inc., as lender.

“Exchange Notes” means the Notes issued in the Exchange Offer pursuant to Section 2.06(f).

“Exchange Offer” has the meaning set forth in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of Revel or the Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of this Indenture until such amounts are repaid or redeemed.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by an appropriate officer of Revel (unless otherwise provided in this Indenture). With respect to any Affiliate Transactions, the determination must be based on a determination of the Board of Directors of Revel if the Fair Market Value exceeds $10.0 million and upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $25.0 million.

“Final Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“Financing Agreements” means, collectively, the Credit Agreement and related loan documents, this Indenture, the Collateral Documents, the Securities Purchase Agreements, the Registration Rights Agreement, the Securityholders’ Agreement, the Warrants, the Warrant Agreement, the Intellectual Property License Agreements and any other agreements entered into on the Issue Date in connection with the issuance of the Units, Notes and Warrants, and any other loan, security or similar agreement entered into on or after the Issue Date in connection with the foregoing, including with respect to refinancings of the Credit Agreement or the Notes permitted under this Indenture.

“Foreign Subsidiary” means any Subsidiary of Revel not organized under the laws of the United States or any state of the United States or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of this Indenture. Notwithstanding the foregoing, for purposes of the financial covenants and determinations made pursuant to the Indenture, Accounting Standards Codification Topic 825-10-35 “Financial Instruments—Overall—Subsequent Measurement—Fair Value Option” shall not be applicable to the financial liabilities of Revel and its Restricted Subsidiaries.

“Gaming Approval” means any governmental approval or license relating to any gaming business (including pari-mutuel betting) or enterprise.

“Gaming Approvals” means, with respect to any action by a particular Person, any consent, approval or other authorization required for such action by such Person from a Gaming Authority or under Gaming Laws.

“Gaming Authority” means, any governmental authority that holds regulatory, licensing or permitting authority over gambling, gaming or related casino activities conducted by Revel and the Restricted Subsidiaries within its jurisdiction, or before which an application for licensing to conduct such activities is pending.

“Gaming Facility” means any building or other structure used or expected to be used to enclose space in which a gaming operation is conducted (including any outdoor space where gaming is allowed) and (a) which is wholly owned by Revel or any Restricted Subsidiary or (b) any portion or aspect of which is managed or used, or expected to be managed or used, by Revel or any Restricted Subsidiary.

“Gaming Laws” means all laws, regulations, orders, resolutions, decisions or other rules or rulings pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gambling, gaming or related casino activities conducted or to be conducted by Revel and the Restricted Subsidiaries, and all regulations promulgated under such laws, including, but not limited to, those applicable to Revel and the Restricted Subsidiaries during the construction of the Project and the application process in connection therewith.

“Global Notes” means each of the global Notes issued in accordance with Section 2.01 and substantially in the form of Exhibit A-1 attached hereto that, except as otherwise provided in Section 2.01(b), bear the Global Security Legend and that have the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that are deposited with or on behalf of and registered in the name of the Depositary.

“Global Security” means a Global Note or a Global Unit compromised of Global Notes and Global Warrants.

“Global Security Legend” means the legend set forth in Section 2.06(g)(2), which is required to be placed on all Securities that are Global Securities.

“Global Units” means each of the global Units issued in accordance with Section 2.01 substantially in the form of Exhibit A-2 attached hereto that, except as otherwise provided in Section 2.01(b), bear the Global Security Legend and that have the “Schedule of Exchanges of Interests in the Global Unit” attached thereto, and that are deposited with or on behalf of and registered in the name of the Depositary.

“Global Warrant” has the meaning assigned to such term in the Warrant Agreement.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America;

which, in either case, are not callable or redeemable at the option of Revel thereof, and will include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act, as custodian with respect to any such Government Security or a specific payment of principal of or interest on any such Government Security held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Security or the specific payment of principal of or interest on the Government Security evidenced by such depository receipt.

“Government Transfers” means:

(1)	any Eminent Domain Taking, or

(2)	any transfers of interests in real property held by Revel or any of the Restricted Subsidiaries to any State of New Jersey, Atlantic County or local governmental authority consisting of easements, rights-of-way, dedications, exchanges or swaps or other similar transfers undertaken in furtherance of the development, construction or operation of the Project (including with respect to access or roadways leading to the Project and areas in the vicinity of the Project), so long as such transfers, individually and in the aggregate, do not materially interfere with the ordinary course of business or the assets or operations of Revel or any of the Restricted Subsidiaries, or materially detract from the value of the real property subject thereto.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner, including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means each Domestic Subsidiary (other than Immaterial Subsidiaries) and any other Person that provides a Note Guarantee by executing a supplemental indenture in accordance with the provisions of this Indenture, provided that a Person shall cease to be a Guarantor following the release of its Note Guarantee as described in Section 11.06.

“Hedging Agreement” means any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates either generally or under specific contingencies.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Holder” or “holder” means any registered holder, from time to time, of the Notes. Only registered holders of Notes will have any rights under this Indenture.

“Immaterial Subsidiary” means each Subsidiary of Revel which is designated as such from time to time by written notice to the Trustee in a manner consistent with the provisions set forth in this Indenture; provided that no Person shall be so designated (i) if, as of the date of its designation, its Consolidated Adjusted EBITDA for the then most recent period of twelve months is in excess of $2.0 million, (ii) at any time when the aggregate book value (as reasonably determined by Revel) of the assets of all Immaterial Subsidiaries would thereby be in excess of $5.0 million, (iii) if it owns any Equity Interests in Revel or any of the Restricted Subsidiaries, (iv) if it owns any material assets that are used in connection with the Project or (v) when any Default or Event of Default has occurred and remains continuing.

“Incremental Loans” means the up to $50.0 million of additional loans that may be made under the Credit Agreement.

“Indebtedness” means, with respect to any specified Person, without duplication,

(a) all obligations of such Person for borrowed money;

(b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments;

(c) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person;

(d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable and accrued obligations incurred in the ordinary course of business and not overdue by more than 90 days and (ii) earn out obligations which do not constitute a liability on the balance sheet of such Person in accordance with GAAP);

(e) all Capital Lease Obligations of such Person;

(f) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and

(g) all Contingent Obligations of such Person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (f) above;

if and to the extent any of the preceding items (other than letters of credit) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed. Notwithstanding the foregoing, the term “Indebtedness” shall not include (x) deferred or prepaid revenue and (y) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller. The Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or limited partnership in which such Person is a limited partner) in which such Person is a general partner or a joint venturer, unless such Indebtedness is non-recourse to such Person. Notwithstanding anything to the contrary, in no event shall the Energy Services Agreement or the transactions contemplated thereunder, the Special Assessment Obligations, casino “chips” or gaming winnings of customers constitute Indebtedness.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness;

(3) in the case of a Guarantee of Indebtedness, the maximum amount of the Indebtedness guaranteed under such Guarantee; and

(4) in the case of Indebtedness of others secured by a Lien on any asset of the specified Person, the lesser of:

(a) the face amount of such Indebtedness, and

(b) the Fair Market Value of the asset(s) subject to such Lien.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Deed” means that certain Bargain and Sale Deed, dated as of May 3, 2006, between ACHA and MS Atlantic City, LLC and recorded in the real property records of Atlantic County, New Jersey as instrument number 2006 05 77 03, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Initial Notes” means the first $304,400,000 aggregate principal amount at maturity of Notes issued under this Indenture on the date of this Indenture.

“Intellectual Property License Agreements” means those agreements providing for the assignment and/or license of trademarks and related property from Revel or any of the Restricted Subsidiaries to a Permitted Holder, parent company of Revel or Affiliate thereof and the license to Revel or any of the Restricted Subsidiaries of trademarks or related property for use in Atlantic City, New Jersey.

“Intercreditor Agreement” means the Intercreditor Agreement, dated as of the date of this Indenture, among JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement, U.S. Bank National Association, as the Trustee and the Notes Collateral Agent and the other parties thereto from time to time, as such agreement may be amended, modified, restated or supplemented in accordance with the terms of this Indenture.

“Interest Reserve Account” has the meaning assigned to such term in the Disbursement Agreement.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances (excluding advances made to customers in the ordinary course of business and accounts receivable, trade credits, endorsements for collection or deposits arising in the ordinary course of business) or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Revel or any Restricted Subsidiary of Revel sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Revel such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Revel, Revel will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Revel’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c). The acquisition by Revel or any Restricted Subsidiary of Revel of a Person that holds an Investment in a third Person will be deemed to be an Investment by Revel or such Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c). Except as otherwise provided in this Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value; provided that the amount of an Investment shall be reduced by the amounts received by Revel and the Restricted Subsidiaries with respect to such Investment, including (as applicable) principal, interest, dividends, distributions, repayments of loans or advances, other transfers of assets, the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Revel or any of the Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligation which have been guaranteed by Revel or any of the Restricted Subsidiaries), and payments under relevant management contracts or services agreements.

“Issue Date” means February 17, 2011.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, conservator, supervisor or similar official with respect to any casino, gaming or liquor license issued by any Gaming Authority or applicable governmental authority covering any casino or gaming facility operated in connection with the Project.

“Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance for security, claim, charge, assignment, hypothecation, or security interest of any kind as security, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; provided in no event shall an operating lease be deemed to constitute a Lien.

“Liquidity Event” has the meaning set forth in the Warrants.

“Moody’s” means Moody’s Investors Service, Inc., a Delaware corporation, or any successor to its statistical rating business, except that any reference to a particular rating by Moody’s will be deemed to be a reference to the corresponding rating by any such successor.

“Net Loss Proceeds” means the aggregate cash proceeds received by Revel or any of the Restricted Subsidiaries in respect of any Event of Loss, including, without limitation, insurance proceeds, condemnation awards or damages awarded by any judgment, net of:

(1) all costs and expenses incurred in connection with the collection of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof, any costs incurred in connection with the adjustment or settlement of any claims in respect thereof, and costs incurred in connection with any sale of such assets, including income taxes payable as a result of any gain recognized in connection therewith);

(2) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the assets subject to such Event of Loss to which such Net Loss Proceeds relate (so long as such Lien was permitted under this Indenture to encumber such assets at the time of such Event of Loss) and which is repaid with such proceeds; and

(3) any taxes paid or payable as a result of the receipt of such cash proceeds.

“Net Proceeds” means the aggregate cash proceeds received by Revel or any of the Restricted Subsidiaries in respect of any Asset Sale, net of:

(1)	(i) selling expenses (including reasonable brokers’ or bankers’ fees or commissions, reasonable incentive bonuses paid to officers and employees, legal, accounting and other professional and transactional fees, transfer and similar taxes and Revel’s good faith estimate of income taxes actually paid or payable in connection with such sale including any taxes payable upon the repatriation of any such proceeds); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Revel or any of the Restricted Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Proceeds); (iii) Revel’s good faith estimate of payments required to be made within 180 days of such Asset Sale with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 180 days of such Asset Sale, such cash proceeds shall constitute Net Proceeds); and

(2)	the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under this Indenture at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties).

“Non-Cash Charges” means (a) any impairment charge or asset write-off or write-down related to intangible assets (including goodwill), long-lived assets, and Investments in debt and equity securities pursuant to GAAP, (b) all losses from Investments recorded using the equity method, (c) Non-Cash Compensation Expenses, (d) the non-cash impact of acquisition method accounting, (e) any non-cash loss attributable to the mark to market movement in the valuation of hedging obligations or other derivative instruments pursuant to Financial Accounting Codification No. 815—Derivatives and Hedging and (f) other non-cash charges (provided, in each case, that if any non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Adjusted EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).

“Non-Cash Compensation Expense” means any non-cash expenses and costs that result from the issuance of stock or equity based awards, partnership interest-based awards and similar incentive based compensation awards or arrangements.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Revel nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) (other than a pledge of the Equity Interests of the Unrestricted Subsidiary that is an obligor with respect to such Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Revel or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders under such Non-Recourse Debt have been notified in writing that they will not have any recourse to the stock or assets of Revel or any of the Restricted Subsidiaries (other than the stock of an Unrestricted Subsidiary pledged by Revel of one of the Restricted Subsidiaries to secure Indebtedness of the Unrestricted Subsidiary).

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the Guarantee, by each Guarantor of Revel’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Notes” has the meaning assigned to it in the preamble to this Indenture. The Initial Notes, any PIK Notes and any Additional Notes (and any Exchange Notes issued in exchange therefor) shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any PIK Notes and any Additional Notes (and any Exchange Notes issued in exchange therefor), and references to “principal amount” of the Notes include any PIK Notes issued in respect thereof and any increase in the principal amount of the outstanding Notes as a result of any and all PIK Payments.

“Notes Collateral Agent” means the collateral agent for the Notes.

“Obligations” means, with respect to any particular Indebtedness, obligations of the issuer, borrower or guarantors of such Indebtedness from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on such Indebtedness, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the issuer, borrower or guarantors of such Indebtedness under the agreements governing such Indebtedness.

“Officer” means:

(1) with respect to a corporation, a Designated Officer of such corporation;

(2) with respect to a partnership, a Designated Officer of the general partner of such partnership; and

(3) with respect to a limited liability company, a Designated Officer of such limited liability company, or a Designated Officer of the manager or managing member of such limited liability company, as the case may be (or, if such manager or managing member is an individual, such individual).

“Officers’ Certificate” means, with respect to any Person, a certificate signed on behalf of such Person by:

(1) with respect to a corporation, two Designated Officers of such corporation;

(2) with respect to a partnership, two Designated Officers of the general partner of such partnership; and

(3) with respect to a limited liability company, two Designated Officers of the manager or managing member of such limited liability company, as the case may be (or, if such manager or managing member is an individual, such individual), in each case, that meets the requirement of Section 14.05.

“Opening Date” has the meaning set forth in the Disbursement Agreement.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee, that meets the requirements of Section 14.05. The counsel may be an employee of or counsel to Revel, any of the Restricted Subsidiaries as the case may be, or the Trustee.

“Parent Company” means any Person (excluding any individual) that Beneficially Owns, directly or indirectly, a majority of the Equity Interests of Revel (not taking into account Equity Interests issuable upon exercise of any Warrants prior to the time such Warrants are actually exercised).

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Permitted Business” means

(a) the gaming business,

(b) the development, construction, ownership and operation of a Gaming Facility,

(c) any development, construction, ownership or operation of lodging, retail, restaurant or convention facilities, sports or entertainment facilities, food and beverage distribution operations, transportation services, parking services, recreation, spa, pool, exercise and gym facilities or sales and marketing services,

(d) any development, construction, ownership or operation of a full service destination resort, including, without limitation, residential or vacation housing facilities (including, without limitation, timeshares, interval ownership and condominiums and similar developments), parking services or sales and marketing services,

(e) any business or other activity, whether or not licensed by Gaming Authorities (including any related internet business) that is ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, related to, connected to or a reasonable extension, development or expansion of any of the foregoing and/or

(f) the ownership by a Person of Equity Interests in its Subsidiaries and other Investments permitted under this Indenture;

provided, however, that with respect to Revel and the Restricted Subsidiaries the foregoing shall only be Permitted Businesses to the extent related to (or ancillary to, necessary for, incidental to, useful to, arising out of, supportive of, or connected to) the Project or in furtherance of the Project’s development, construction, ownership or operation.

“Permitted Business Assets” means (a) one or more Permitted Businesses, (b) a controlling equity interest in any Person whose assets consist primarily of one or more Permitted Businesses, (c) assets that are used or useful in a Permitted Business, or (d) any combination of the preceding clauses (a), (b) and (c), in each case, as determined by Revel in its judgment.

“Permitted Encumbrances” means those exceptions specified in the title policies delivered on the Issue Date with respect to the mortgaged properties that constitute Collateral.

“Permitted Disposition” has the meaning set forth under the definition of “Asset Sale.”

“Permitted Holder” means (i) the management of Revel and its Restricted Subsidiaries and their Affiliates and family members, and (ii) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, members, managers, owners or Persons Beneficially Owning a controlling interest of which (or Persons which are the principal beneficiaries of which) consist of any one or more of the Persons referred to in the immediately preceding clause (i), and (iii) any group which consists exclusively of Persons referred to in the immediately preceding clause (i) or (ii), and (iv) any Affiliates of the Persons referenced in clause (i), (ii) or (iii), provided that in this definition, the proviso in the definition of “Affiliate” shall not apply.

“Permitted Investments” means:

(1) any Investment by any entity in Revel or in a Restricted Subsidiary;

(2) any Investment in cash or Cash Equivalents;

(3) any Investment by Revel or any Restricted Subsidiary in a Person that is engaged in a Permitted Business and that is evidenced by Capital Stock or intercompany notes that are pledged to the Trustee as Collateral, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Revel or a Restricted Subsidiary, and such Investment complies with the provisions of Section 5.01, if applicable;

(4) any Investment consisting of debt securities and other non-cash consideration received from (i) a Permitted Disposition or (ii) an Asset Sale or an Event of Loss of the type contemplated by clause (3) of the definition of “Event of Loss” that was made pursuant to and in compliance with Section 4.10 or 4.16;

(5) to the extent constituting an Investment, any extensions of credit to customers or of trade credit in the ordinary course of business (including, without limitation, advances to patrons of the Project’s casino operation consistent with ordinary course gaming operations and applicable Gaming Laws);

(6) Investments received in settlement of debt as liabilities owed to Revel or any of the Restricted Subsidiaries or in satisfaction of judgments;

(7) to the extent constituting an Investment, intercompany Indebtedness among Revel and the Restricted Subsidiaries;

(8) to the extent constituting Investments, Revel and any Restricted Subsidiaries (i) may consummate a transaction permitted pursuant to Section 5.01, (ii) may engage in Asset Sales permitted pursuant to Section 4.10 (including receipt of consideration constituting Investments), (iii) may make Restricted Payments referred to in clause (I), (II) or (III) of Section 4.07(a) and (iv) may take any actions permitted pursuant to Section 4.11;

(9) any Investment in Hedging Obligations;

(10) to the extent constituting an Investment, licenses of patents, trademarks and other intellectual property rights granted by Revel or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Person;

(11) to the extent constituting an Investment, repurchases of the Notes, including the Note Guarantees;

(12) Investments held by a Person in a third Person at the time such Person is acquired by Revel or any Restricted Subsidiary of Revel; provided that such Investments were not made in contemplation of such acquisition by Revel or such Restricted Subsidiary;

(13) loans and advances to employees of Revel and the Restricted Subsidiaries in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses) in an aggregate amount not to exceed $2.0 million at any time outstanding;

(14) Investments consisting of pledges or deposits made in the ordinary course of business, including the investment of such sums;

(15) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Revel or a Parent Company or received as a capital contribution;

(16) any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture or an Investment consisting of any extension, modification or renewal of any Investment existing on the date of this Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of this Indenture or (b) as otherwise permitted under this Indenture;

(17) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights, each in the ordinary course of business;

(18) Investments consisting of pre-paid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits (including deposits made with respect to gaming licenses) made in the ordinary course of business;

(19) Investments in Unrestricted Subsidiaries and joint ventures established to develop or operate restaurants, night clubs, hotel space, entertainment venues, retail space or other activities within the Project, which Investments shall be made pursuant to (or in lieu of) dispositions in the manner contemplated under clauses (21), (22) and (23) of the definition of “Asset Sale” or received in consideration for dispositions under such clauses (21), (22) and (23);

(20) Investments or other payments made in respect of (i) the Transportation Improvement Project in an aggregate amount not to exceed $10.0 million following the Issue Date, (ii) the CRDA Obligations or Investments relating thereto and (iii) advances made pursuant to the Energy Services Agreement which, with respect to such advances made on or after the Issue Date, will not exceed $5.0 million outstanding at any time;

(21) the Closing Date Transactions;

(22) Investments in an amount equal to any Net Cash Proceeds received by Revel and the Restricted Subsidiaries after the Issue Date from capital contributions to common equity or issuances of Equity Interests (other than Disqualified Stock);

(23) Investments in Unrestricted Subsidiaries and joint ventures (i) constituting Buffer Property and (ii) of an amount not to exceed $20.0 million; provided that (x) Revel and the Restricted Subsidiaries shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of any development of the Buffer Property and (y) such development shall not materially interfere with or materially impair or detract from, the operation of the Project; and

(24) any Investment by Revel or any Restricted Subsidiary not specified in clauses (1) through (23) above so long as the principal amount of all such Investments in the aggregate does not exceed $30.0 million at any one time outstanding.

“Permitted Liens” means:

(1) Liens for taxes, assessments or governmental charges or claims not yet due and payable or due and payable but not yet delinquent or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect to such taxes, assessments, governmental charges or claims being contested are maintained on the books of Revel or any of the Restricted Subsidiaries, to the extent required by GAAP;

(2) carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’ repairmen’s, landlord’s or other similar Liens arising in the ordinary course of business for amounts which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings (in any event, so long as no foreclosure proceedings have been commenced with respect thereto or if commenced, such proceedings are stayed during the pendency of such contest); provided, that (i) adequate reserves with respect to such obligations contested in good faith are maintained on the books of Revel or any of the Restricted Subsidiaries, as applicable, to the extent required by GAAP and (ii) at any time prior to the Final Completion Date, the amount of Revel’s and the Restricted Subsidiaries’ likely liability under each such Lien or claim (as determined by Revel in good faith) is reserved through an allocation in the applicable Disbursement Agent Account (as defined in the Disbursement Agreement as in effect on the Issue Date);

(3) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, old age pensions and social security benefits or other similar benefits (or to secure letters of credit issued for such purposes), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;

(4) Liens incurred on deposits made or cash collateral provided (including in respect of deposits made in the form of letters of credit) to secure the performance of bids, tenders, trade contracts (other than for borrowed money), leases, statutory obligations, appeal bonds, indemnities, release bonds, fee and expense arrangements with trustees and fiscal agents and other obligations of a like or similar nature incurred in the ordinary course of business;

(5) easements, covenants, rights-of-way, restrictions, subdivisions, parcelizations, encroachments and other similar encumbrances and other minor defects and irregularities in title that, in the aggregate, are not substantial in amount and do not materially detract from the value of the Real Property taken as a whole or materially interfere with the development, construction or operation of the Project on the site where the Project is located, including, without limitation, those matters set forth on any title policy provided to the Trustee on or prior to the Issue Date or subsequent to the Issue Date with respect to property acquired subsequent to the Issue Date;

(6) Liens in existence on the date of this Indenture after giving effect to the Closing Date Transactions; provided, that no such Lien is spread to cover any additional property (other than proceeds of the sale or other disposition thereof and property appurtenant thereto or improvements thereof) after the Issue Date and that the amount of Indebtedness secured thereby is not increased; and provided further that no such Lien shall materially interfere with the development, construction or operation of the Project on the Project site;

(7) Liens on the Collateral created by this Indenture and the Collateral Documents securing Indebtedness represented by the Notes and the related Note Guarantees to be issued on the Issue Date and any Exchange Notes issued in exchange therefor and any PIK Notes issued with respect thereto and other Obligations under this Indenture and the Collateral Documents with respect thereto;

(8) ordinary course leases and subleases, and any ordinary course lease hold mortgage granted by a lessee or sublessee in favor of any party financing the lessee or sublessee under any such lease or sublease; provided, that (i) none of Revel or any Restricted Subsidiary is liable for the payment of any principal of, or interest, premiums or fees on, such financing and (ii) such leasehold mortgage does not affect or encumber fee title to the property subject to the lease (other than as a result of the encumbrance of such leasehold interest);

(9) licenses of patents, trademarks, copyrights and other intellectual property rights granted by Revel or any of the Restricted Subsidiaries in the ordinary course of business and, in the aggregate, not interfering in any material respect with the ability of Revel or any of the Restricted Subsidiaries to operate the Project in the ordinary course of the business of such Person and licenses described under clause (11) of the definition of “Asset Sales”;

(10) Liens created pursuant to the Credit Agreement and related security documents or otherwise securing Obligations under the Credit Agreement (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a secured party under the Credit Agreement), in each case securing Obligations under the Credit Agreement permitted to be incurred pursuant to clause (1) of the definition of “Permitted Debt,” which Liens shall rank no higher than immediately senior in priority to the Liens on the Collateral securing the Notes and the Note Guarantees;

(11) Liens in respect of an agreement to effect an Asset Sale, to the extent such Lien extends only to the assets to be disposed of and such Asset Sale is permitted by Section 5.01 or Section 4.10;

(12) [Reserved]

(13) Liens arising out of judgments, attachments or awards not resulting in an Event of Default under clause (6) of the definition of “Event of Default; “

(14) Permitted Encumbrances; provided that the same do not materially interfere with the development, construction or operation of the Project on the Project site;

(15) Liens arising from the filing of precautionary UCC financing statements relating solely to operating leases permitted by this Indenture;

(16) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(17) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property;

(18) Liens securing Indebtedness permitted under clause (4) of Section 4.09(b), provided that (i) such Liens either exist on the date of this Indenture or are created in connection with the acquisition, design, installation, construction, repair or improvement of property financed by such Indebtedness or are created in connection with a refinancing of Indebtedness incurred under such clause (4), and (ii) such Liens do not at any time encumber any property other than the property (and proceeds of the sale or other disposition thereof and the proceeds (including insurance proceeds), products, rents, profits, accessions and replacements thereof or thereto) financed by such Indebtedness;

(19) Liens in respect of customary rights of set off, revocation, refund or chargeback or similar rights under deposit, disbursement or concentration account agreements or under the UCC or arising by operation of law, of banks or other financial institutions where Revel or any of the Restricted Subsidiaries maintains deposit, disbursement or concentration accounts in the ordinary course of a Permitted Business;

(20) Liens on cash or Cash Equivalents deposited with, or held for the account of Revel or any of the Restricted Subsidiaries securing reimbursement obligations under performance bonds, municipal bonds, guaranties, commercial or standby letters of credit, bankers’ acceptances, surety bonds or similar instruments permitted under clause (9) of Section 4.09(b) granted in favor of the issuers of such performance bonds, guaranties, commercial letters of credit, bankers’ acceptances, surety bonds or similar instruments, so long as (i) such cash or cash equivalents are segregated from the general cash accounts of Revel or any of the Restricted Subsidiaries so that such Liens attach only to such cash and Cash Equivalents and (ii) the amount of cash and/or Cash Equivalents secured by such Liens does not exceed 110% of the amount of the obligations secured thereby (ignoring any interest earned or paid on such cash and any dividends or distributions or other amounts declared or paid in respect of such Cash Equivalents);

(21) Liens of sellers of goods to Revel or any of the Restricted Subsidiaries arising under Section 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(22) the filing of any subdivision maps over Real Property held by Revel or any of the Restricted Subsidiaries designed to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Revel or any of the Restricted Subsidiaries, (ii) no portion of the Real Property that is subject to a mortgage under the Collateral Documents is merged with any Real Property that is not part of such mortgaged property and (iii) the gross acreage and footprint of such mortgaged property remains unaffected in any material respect;

(23) Liens securing Indebtedness permitted under clause (19) of Section 4.09(b), so long as such Liens attach only to the insurance policies with respect to which such Indebtedness is incurred, the proceeds thereof, or deposits made as security for the obligations thereunder;

(24) Liens securing Indebtedness permitted under clause (5) of the definition of “Permitted Debt” (including Liens created thereunder securing Hedging Agreements entered into with any counterparty that is a secured party under such credit facilities), which Liens shall rank no higher than immediately senior in priority to the Liens on the Collateral securing the Notes and the Note Guarantees except to the extent that such credit facilities are secured on a “first out” or “super priority basis” as permitted under the Credit Agreement;

(25) transactions described in clauses (18), (19) and (24) of the definition of “Asset Sales;”

(26) Liens arising under the ACHA Documents, as the same may be amended from time to time as permitted under this Indenture, so long as such Liens are at no time materially broader or secure materially broader obligations than such Liens as in effect on the Issue Date;

(27) from and after the lease or sublease of any interest as described in clause (17), (20), (21), (22), or (23) of the definition of “Asset Sales,” any reciprocal easement agreement entered into between Revel or any of the Restricted Subsidiaries and the holder of such interest;

(28) Liens relating to the Special Assessment Obligations constituting or relating to encumbrances imposing taxes or assessments;

(29) (i) Liens securing ERGG Monetization Indebtedness that are limited to Liens on (x) the ERGG Agreement, and (y) any rights, title and interest of Revel or any of the Restricted Subsidiaries to any payment rights under or proceeds of the ERGG Agreement and any accounts containing payments or proceeds under the ERGG Agreement and any accounts containing payments and proceeds under the ERGG Agreement, and (ii) Liens on amounts paid with respect to the ERGG Agreement, including the segregated account where such funds are held;

(30) (i) the Master Lease Easements, the Entertainment Venue Easements and the Boutique Hotel Easements in connection with the transactions described in clauses (21), (22) and (23) of the definition of “Asset Sales,” (ii) the CUP Easements in connection with the transactions contemplated under clause (20) of the definition of “Asset Sales;” and (iii) any other easements, covenants or rights of way which are not material in nature and granted to tenants in connection with the leases contemplated under clause (17) of the definition of “Asset Sales;” and

(31) Liens not specified in clauses (1) through (30) above and not otherwise permitted by Section 4.12, incurred by Revel or any of the Restricted Subsidiaries, so long as the aggregate outstanding principal amount of the obligations secured by all such Liens does not exceed $20.0 million (collectively for all assets and property subject to such Liens) at any one time.

“Permitted Refinancing Indebtedness” means any Indebtedness of Revel or any of the Restricted Subsidiaries issued within 60 days after repayment of, in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, amend and restate, restate, defease, discharge, redeem, tender for, refund or otherwise retire or acquire, in whole or in part (collectively, a “refinancing” and being “refinanced”) other Indebtedness of any Person (other than intercompany Indebtedness), so long as:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness refinanced (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date (or, if earlier, 91 days after the Stated Maturity of the Notes) of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being refinanced;

(3)	if the Indebtedness being refinanced is subordinated in right of payment and/or lien priority to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness is subordinated in right of payment and/or lien priority to, the Notes or the Note Guarantees, as applicable, on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Indebtedness being refinanced; and

(4)	the obligors on such Indebtedness are the obligors on the Indebtedness being refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Interest” means interest paid with respect to the Notes in the form of increasing the outstanding principal amount of the Notes or issuing PIK Notes.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(1) to be placed on all Notes issued under this Indenture and the Units except where otherwise permitted by the provisions of this Indenture.

“Project” means the beachfront casino entertainment resort commonly known as Revel Atlantic City Hotel and Casino, being developed on the boardwalk in Atlantic City, New Jersey, as it may be modified from time to time in accordance with the terms in effect on the Issue Date of the Disbursement Agreement.

“Project Budget” shall have the meaning set forth in the Disbursement Agreement.

“Project Costs” means all costs incurred or to be incurred in connection with the financing (excluding the interest on the Notes and fees and expenses payable in connection with the closing of the Units and the Credit Agreement and other non-cash costs), design, development, construction, equipping and opening of the Project and including, without limitation, one or more advances made by Revel or any Restricted Subsidiary to the CUP Holder in an aggregate amount not to exceed $5.0 million, pursuant to the Energy Services Agreement.

“Purchase Money Obligation” means, for any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any Person) or the cost of acquisition, repair, installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred or committed within 180 days after such acquisition, repair, installation, construction or improvement of such property by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, repair, installation, construction or improvement, as the case may be (including financing costs).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Equity Offering” means any public or private placement, offering or sale of Capital Stock (other than Disqualified Stock) of Revel or any Parent Company (other than equity securities issuable under an employee benefit plan of Revel or any Parent Company, as the case maybe).

“RAC” means Revel AC, LLC, a New Jersey limited liability company, formerly named Revel Acquisition, LLC.

“refinancing” has the meaning set forth in the definition of “Permitted Refinancing Indebtedness” and “refinance” has a corresponding meaning.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property which Revel or any Restricted Subsidiary owns in fee or in which it holds a leasehold interest as a tenant or in which it holds an easement right as an easement holder or otherwise occupies, or in which it holds an option.

“REG” means Revel Entertainment Group, LLC, a New Jersey limited liability company, and, on or prior to the Issue Date, its predecessors Revel Entertainment Group, LLC, a Delaware limited liability company, and Revel Entertainment LLC, a New Jersey limited liability company.

“REG Lease” means that certain Ground Lease dated as of the Issue Date between AC Property Co as lessor and REG as lessee, together with all amendments, extensions and renewals of the foregoing.

“Registration Rights Agreement” means that certain registration rights agreement, dated as of the first date on which Notes are issued under this Indenture, by and among Revel, the Guarantors and the purchasers set forth therein, as such agreement may be amended, modified or supplemented from time to time and, with respect to Additional Notes, one or more registration rights agreements by and among Revel, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by Revel and the Guarantors to the purchasers of Additional Notes to register such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Security” means a Regulation S Temporary Global Security or Regulation S Permanent Global Security, as appropriate.

“Regulation S Permanent Global Security” means a permanent Global Note substantially in the form of Exhibit A-1 hereto or a permanent Global Unit substantially in the form of Exhibit A-2 hereto, in each case, bearing the Global Security Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount or number, as applicable, of the corresponding Regulation S Temporary Global Security upon expiration of the Restricted Period.

“Regulation S Temporary Global Security” means a temporary Global Security deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount or number, as applicable, of the applicable Securities initially sold in reliance on Regulation S, and bearing the Regulation S Temporary Global Security Legend.

“Regulation S Temporary Global Security Legend” means the legend set forth in Section 2.06(g)(3), which is required to be placed on all Notes or Units that are Regulation S Temporary Global Securities.

“Reorganization Event” has the meaning given that term in the Warrants.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee located at the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Security” means a Definitive Security bearing the Private Placement Legend.

“Restricted Global Security” means a Global Security bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary. Unless otherwise stated, Restricted Subsidiary means a Restricted Subsidiary of Revel.

“Revel” means Revel AC, Inc., a Delaware corporation.

“Revel Deed” means that certain Bargain and Sale Deed, dated as of June 11, 2007, between Ventura AC LLC (f/k/a MS Atlantic City, LLC) and AC Property Co and recorded in the real property records of Atlantic County, New Jersey as instrument number 2007 06 61 26, as amended by that certain First Amendment to Multiple Bargain and Sale Deeds, dated as of January 24, 2008 and recorded in the real property records of Atlantic County, New Jersey as instrument number 2008 00 72 62.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Rating Services, a division of the McGraw Hill Companies, Inc., or any successor to its statistical rating business, except that any reference to a particular rating by S&P shall be deemed to be a reference to the corresponding rating by any such successor.

“SEC” means the Securities and Exchange Commission.

“Securities” has the meaning assigned to it in the preamble to this Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Purchase Agreements” means the several Securities Purchase Agreements, each dated as of February 16, 2011, by and among Revel, the Guarantors and the respective purchasers party thereto.

“Security Agreements” means the Security Agreement, dated as of the date of this Indenture, among Revel, the Restricted Subsidiaries and the Trustee, and any other pledge and security agreement entered into by Revel or any Restricted Subsidiary from time to time in accordance with the provisions of this Indenture, in each case, as amended, modified or otherwise supplemented from time to time in accordance with their respective terms and with this Indenture and the other Collateral Documents.

“Securityholders’ Agreement” means the Securityholders’ Agreement, dated as of the Issue Date, by and among the holders of the Common Stock, the holders of the Warrants and Revel.

“Separation Event” means the earlier to occur of (i) the date that is six months after the date hereof and (ii) a Liquidity Event.

“Shelf Registration Statement” means the Shelf Registration Statement as defined in the Registration Rights Agreement.

“Significant Restricted Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act.

“Special Assessment Obligations” means special improvement bonds, special assessment bonds, municipal bonds, community facility district bonds, private activity bonds, tax increment financing, general obligation bonds, special assessment revenue bonds and any similar bonds (i) issued by a government agency or authority, (ii) all or a portion of the net proceeds of which are utilized or available to pay or to reimburse Revel or any of the Restricted Subsidiaries for Project costs or which are utilized for the purpose of improving roadways and public access and other areas adjacent to the site on which the Project will be located and (iii) which are paid or satisfied (in whole or in part) through special taxes or assessments on Real Property.

“Special Interest” means Special Interest as defined in, and then owing pursuant to, the Registration Rights Agreement.

“Special Restricted Subsidiary” means a Restricted Subsidiary that is directly wholly-owned by Revel or a Subsidiary Guarantor and all of whose Capital Stock is pledged as Collateral securing the Notes or a Note Guarantee (as applicable), which Restricted Subsidiary (i) is not permitted to incur any Indebtedness, preferred stock or other liabilities (including, without limitation, trade payables or similar amounts); (ii) is not permitted to incur any Liens; (iii) is not permitted to operate any business, other than the holding of Capital Stock of joint ventures, or enter into any contracts; and (iv) has no employees.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of this Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (i) any Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other Person that is otherwise controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Revel.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA.

“Transportation Improvement Project Documents” means the (i) Amended and Restated South Inlet Transportation Improvement Project Donation and Credit Agreement dated as of November 22, 2010 between the CRDA and Revel Entertainment, LLC, (ii) Securities Purchase Contract between Revel Entertainment, LLC and the CRDA dated as of August 5, 2009, (iii) Project Grant Agreement, dated December 18, 2007 (executed on January 28, 2011), between the CRDA and Revel Entertainment, LLC, and (iv) Entertainment-Retail District Project Donation and Credit Agreement, dated December 18, 2007, between CRDA and Revel Entertainment, LLC.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to March 15, 2014; provided, however, that if the period from the redemption date to March 15, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used. Revel will calculate the Treasury Rate and file with the Trustee an Officer’s Certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

“Trustee” means the party named as such in the preamble to this Indenture until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Security” means a Definitive Security that does not bear and is not required to bear the Private Placement Legend.

“Unrestricted Global Security” means a Global Security that does not bear and is not required to bear the Private Placement Legend.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“Units” has the meaning assigned to it in the preamble to this Indenture.

“Unrestricted Subsidiary” means any Subsidiary of Revel that is designated by the Board of Directors of Revel as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary of Revel at the time of such designation (and after giving effect to releases of such Subsidiary from any guarantees, security, collateral or other documents entered into by such Subsidiary which will be released at the time of such designation):

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Revel, any Restricted Subsidiary or any Guarantor unless any such agreement, contract, arrangement or understanding (a) has terms that are not materially less favorable to Revel, Restricted Subsidiary or Guarantor, as applicable, than those that (a) might be obtained at the time from Persons who are not Affiliates of Revel, (b) are Permitted Investments or transactions permitted as Restricted Payments under Section 4.07 or (c) are Affiliate Transactions permitted under Section 4.11;

(3) is a Person with respect to which none of Revel, nor any Restricted Subsidiary, nor any Guarantor has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Revel, any Restricted Subsidiary or any Guarantor.

An Unrestricted Subsidiary shall also automatically include (without any further action required by the Board of Directors, compliance with the preceding conditions or otherwise) any Subsidiary of an Unrestricted Subsidiary.

Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of Revel’s Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, after the time of designation, any Unrestricted Subsidiary failed to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, Revel shall be in default of such Section 4.09. The Board of Directors of Revel may, at any time, designate any Unrestricted Subsidiary to be a Restricted Subsidiary. Such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Reference Period and (2) no Default or Event of Default would occur as a result of such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Warrant Agent” means U.S. Bank National Association , it its capacity as warrant agent for Revel under the Warrant Agreement, and its successors and assigns.

“Warrant Agreement” means that certain Warrant Agreement, dated as of the date hereof, by and between Revel and the Warrant Agent, as the same may be amended or otherwise modified from time to time.

“Warrants” means the Warrants of Revel, initially issued on the date hereof, each exercisable to purchase 1,000 shares of the common stock, par value $0.0001, of Revel, subject to adjustment as provided therein.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person, all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.11
“AHYDO Redemption Date”	3.11
“Asset Sale Offer”	4.10
“Authentication Order”	2.02
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“CUP Holder Agent”	4.19
“DTC”	2.03
“Event of Default”	6.01
“Event of Loss Offer”	4.16
“Excess Loss Proceeds”	4.16
“Excess Proceeds”	4.10
“Excess Proceeds Offer”	3.10
“incur”	4.09
“Initial Guarantors”	Preamble
“Legal Defeasance”	8.02
“Mandatory Principal Redemption”	3.11
“Mandatory Principal Redemption Amount”	3.11
“Note Event of Loss Offer”	4.16
“Offer Amount”	3.10
“Offer Period”	3.10
“Pari Passu Event of Loss Offer”	4.16
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.09
“PIK Note”	2.01
“PIK Payment”	4.01
“Post Opening Event of Loss”	4.16
“Pre-Opening Event of Loss”	4.16
“Purchase Date”	3.10
“Reference Period”	4.09
“Registrar”	2.03
“Reports Default Notice”	6.01
“Restricted Payments”	4.07
“Return”	4.07
“Security Documents”	10.01
“Shared Security Documents”	10.01

Section 1.03 Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is deemed to be incorporated by reference in and made a part of this Indenture following the effectiveness of a Registration Statement (as defined in the Registration Rights Agreement).

The following TIA terms used in this Indenture have the following meanings:

“Commission” means the SEC;

“indenture securities” means the Notes;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Note Guarantees means Revel and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by SEC rule under the TIA have the meanings so assigned to them.

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules under the Securities Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time;

(8) references to any statute, law, rule or regulation shall be deemed to refer to the same as from time to time amended and in effect and to any successor statute, law, rule or regulation;

(9) references to any contract, agreement or instrument shall mean the same as amended, modified, supplemented or amended and restated from time to time, in each case, in accordance with any applicable restrictions contained therein, in this Indenture or in any Collateral Document, as the case may be; and

(10) the consummation by Revel and the Restricted Subsidiaries on the date of this Indenture of the Closing Date transactions and the transactions contemplated by the Financing Agreements shall be deemed to occur concurrently.

ARTICLE 2.

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes (including any PIK Notes (as defined below)) and the Units and the Trustee’s certificates of authentication for the Notes shall be substantially in the form of Exhibits A-1 and A-2, as applicable, hereto. The Securities may have notations, legends or endorsements required by law, including the Gaming Laws, stock exchange rule or usage. Each Security shall be dated the date of its authentication. The Notes shall be in denominations of $2,000 or an integral multiple of $1,000 in excess of $2,000, subject to the issuance of certificated PIK Notes, which shall be issued in integral multiples of $1.00.

The terms and provisions contained in the Notes and Units shall constitute, and are hereby expressly made, a part of this Indenture and Revel, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Security conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Units. Each Unit shall be deemed dated the date of the issuance of the underlying Note and Warrant. Until the occurrence of a Separation Event, the Notes and Warrants shall be issued as part of a Unit, each Unit consisting of $2,000 principal amount of Notes and one Warrant. The Notes and Warrants may not be separately transferred unless a Separation Event has occurred. Upon the occurrence of a Separation Event, the Issuers will mail a notice of such event to the Trustee and Holders (or the Trustee, at the request of Revel, shall mail such notice to the Holders) and will take all actions necessary to permit the Notes to be traded separately.

(c) Global Securities. Notes issued in global form shall be substantially in the form of Exhibit A-1 attached hereto (including the Global Security Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto) and Units issued in global form shall be substantially in the form of Exhibit A-2 attached hereto (including the Global Security Legend thereon and the “Schedule of Exchanges of Interests in the Global Unit” attached thereto), which Securities shall be deposited on behalf of the holders of the Securities represented thereby with the Trustee, as Custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary. Notes issued in definitive form shall also be substantially in the form of Exhibit A-1 attached hereto (but without the Global Security Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto), and Units issued in definitive form shall also be substantially in the form of Exhibit A-2 attached hereto (but without the Global Security Legend thereon and without the “Schedule of Exchanges of Interests in the Global Unit” attached thereto). Any Securities issued in global form and definitive form shall be duly executed by Revel and authenticated by the Trustee as hereinafter provided. Each Global Security shall represent such of the outstanding applicable Securities as shall be specified therein and each shall provide that it represents the aggregate principal amount or number, as applicable, of such outstanding Securities from time to time endorsed thereon and that the aggregate principal amount or number, as applicable, of such outstanding Securities represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. Any endorsement of a Global Security to reflect the amount of any increase or decrease in the aggregate principal amount or number, as applicable, of such outstanding Securities represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(d) Temporary Global Securities. Securities offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Security which shall be, in the case of the Notes, substantially in the form of Exhibit A-1 attached hereto and, in the case of the Units, substantially in the form of Exhibit A-2 attached hereto, and in each case bearing the Regulation S Temporary Global Security Legend, which shall be deposited on behalf of the holders of the Securities represented thereby with the Trustee, as Custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by Revel and authenticated by the Trustee as hereinafter provided. The Restricted Period shall be terminated upon the receipt by the Trustee of:

(1) a written certificate from the Depositary, together with copies of certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Security (except to the extent of any beneficial owners thereof who acquired an interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of a beneficial ownership interest in a 144A Global Security or an AI Global Security bearing a Private Placement Legend, all as contemplated by Section 2.06(b)); and

(2) an Officers’ Certificate from Revel.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Security shall be exchanged for beneficial interests in the Regulation S Permanent Global Security pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Security, the Trustee shall cancel the Regulation S Temporary Global Security. The aggregate principal amount of, or number of Securities represented by, the Regulation S Temporary Global Security and the Regulation S

Permanent Global Security may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Security and the Regulation S Permanent Global Security that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

A Designated Officer on behalf of Revel must sign the Notes for Revel by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of Revel signed by a Designated Officer of Revel (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any Additional Notes, Exchange Notes or PIK Notes or an increase to the principal amount of any Global Note as a result of a PIK Payment (including Notes to be issued in substitution for outstanding Notes to reflect any name change of Revel, by succession permitted hereunder or otherwise). Such order shall specify the amount of the Notes to be authenticated, the date on which the original issue of the Notes is to be authenticated and whether the Notes are to be Initial Notes (including whether such Notes shall be PIK Notes or an increase to the principal amount of any Global Note as a result of a PIK Payment), Additional Notes or Exchange Notes.

The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by Revel pursuant to one or more Authentication Orders, except as provided in Section 2.07.

The Trustee may appoint an authenticating agent acceptable to Revel to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of Revel.

The Units shall not be required to be executed or authenticated by the Trustee or signed by Revel.

Section 2.03 Registrar and Paying Agent.

Revel shall maintain an office or agency where Units or, if a Separation Event has occurred, Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Units and Notes and of their transfer and exchange. Revel may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. Revel may change any Paying Agent or Registrar without notice to any Holder. Revel shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If Revel fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. Revel or any of its Subsidiaries may act as Paying Agent or Registrar.

Revel initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Securities.

Revel initially appoints the Trustee to act as the Registrar and Paying Agent in connection with the Securities, as applicable, until such time as the Trustee has resigned or a successor has been appointed pursuant to the terms hereof, and to act as Custodian with respect to the Global Securities.

Section 2.04 Paying Agent to Hold Money in Trust.

Revel shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and shall notify the Trustee of any default by Revel in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. Revel at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than Revel or a Subsidiary thereof) shall have no further liability for the money. If Revel or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to Revel, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, Revel shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Securties and Revel shall otherwise comply with TIA § 312(a).

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Securities. A Global Security may not be transferred as a whole except by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Securities shall be exchanged by Revel for Definitive Securities if:

(1) Revel delivers to the Trustee written notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by Revel within 120 days after the date of such notice from the Depositary;

(2) Revel in its sole discretion determines that the Global Securities (in whole but not in part) should be exchanged for Definitive Securities and delivers a written notice to such effect to the Trustee; provided that in no event shall the Regulation S Temporary Global Security be exchanged by Revel for Definitive Securities prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3) following the occurrence and during the continuation of a Default or Event of Default, any Person having a beneficial interest in a Global Security requests that the Global Securities should be exchanged for Definitive Securities and delivers a written notice to such effect to the Trustee.

Upon the occurrence of either of the preceding events in (1) or (2) above, Definitive Securities shall be issued in such names as the Depositary shall instruct the Trustee. Global Securities also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Security authenticated and delivered in exchange for, or in lieu of, a Global Security or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Security. A Global Security may not be exchanged for another Security other than as provided in this Section 2.06(a). However, beneficial interests in a Global Security may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b) Transfer and Exchange of Beneficial Interests in the Global Securities. The transfer and exchange of beneficial interests in the Global Securities shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Securities shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Securities also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Security. Beneficial interests in any Restricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Security in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Security may not be made to a U.S. Person or for the account or benefit of a U.S. Person. Beneficial interests in any Unrestricted Global Security may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Security. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Securities. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, subject to Applicable Procedures, the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Security in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Security in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Security shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Securities be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Security prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903 under the Securities Act.

Upon consummation of an Exchange Offer by Revel and the Guarantors in accordance with Section 2.06(f), the requirements of this Section 2.06(b)(2) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the Letter of Transmittal delivered by the Holder of such beneficial interests in the Restricted Global Securities evidencing the Notes accepted for exchange in the Exchange Offer. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Securities or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Notes pursuant to Section 2.06(h).

(3) Transfer of Beneficial Interests to Another Restricted Global Security. A beneficial interest in any Restricted Global Security may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Security if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) if the transferee shall take delivery in the form of a beneficial interest in the 144A Global Security, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee shall take delivery in the form of a beneficial interest in the Regulation S Temporary Global Security or the Regulation S Permanent Global Security, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee shall take delivery in the form of a beneficial interest in the AI Global Security, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(4) Transfer and Exchange of Beneficial Interests in a Restricted Global Security for Beneficial Interests in an Unrestricted Global Security. A beneficial interest in any Restricted Global Security may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Security or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security if the exchange or transfer complies with the requirements of Section 2.06(b)(2) above and:

(A) with respect to the Notes, such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Securities or (iii) a Person who is an affiliate (as defined in Rule 144) of either of Revel;

(B) with respect to the Notes, such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) with respect to the Notes, such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Security proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Security, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Security proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Security, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Security has not yet been issued, Revel shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Securities in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Security cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Security.

(c) Transfer or Exchange of Beneficial Interests for Definitive Securities.

(1) Beneficial Interests in Restricted Global Securities to Restricted Definitive Securities. If any holder of a beneficial interest in a Restricted Global Security proposes to exchange such beneficial interest for a Restricted Definitive Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Security, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Security proposes to exchange such beneficial interest for a Restricted Definitive Security, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such beneficial interest is being transferred to Revel or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of or number of Securities, as applicable, evidenced by the applicable Global Security to be reduced accordingly pursuant to Section 2.06(h), and Revel shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Security in the appropriate principal amount. Any Definitive Security issued in exchange for a beneficial interest in a Restricted Global Security pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Securities to the Persons in whose names such Securities are so registered. Any Definitive Security issued in exchange for a beneficial interest in a Restricted Global Security pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Security to Definitive Securities. Notwithstanding Sections 2.06(c)(1)(A) and (C), a beneficial interest in the Regulation S Temporary Global Security may not be exchanged for a Definitive Security or transferred to a Person who takes delivery thereof in the form of a Definitive Security prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(3) Beneficial Interests in Restricted Global Securities to Unrestricted Definitive Securities. A holder of a beneficial interest in a Restricted Global Security may exchange such beneficial interest for an Unrestricted Definitive Security or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Security only if:

(A) with respect to the Notes, such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Securities or (iii) a Person who is an affiliate (as defined in Rule 144) of Revel;

(B) with respect to the Notes, such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) with respect to the Notes, such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the holder of such beneficial interest in a Restricted Global Security proposes to exchange such beneficial interest for an Unrestricted Definitive Security, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(ii) if the holder of such beneficial interest in a Restricted Global Security proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Security, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(4) Beneficial Interests in Unrestricted Global Securities to Unrestricted Definitive Securities. If any holder of a beneficial interest in an Unrestricted Global Security proposes to exchange such beneficial interest for a Definitive Security or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Security, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2), the Trustee shall cause the aggregate principal amount of or number of Securities, as applicable, evidenced by the applicable Global Security to be reduced accordingly pursuant to Section 2.06(h), and Revel shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Security in the appropriate principal amount. Any Definitive Security issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Securities to the Persons in whose names such Securities are so registered. Any Definitive Security issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(4) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Securities for Beneficial Interests.

(1) Restricted Definitive Securities to Beneficial Interests in Restricted Global Securities. If any Holder of a Restricted Definitive Security proposes to exchange such Security for a beneficial interest in a Restricted Global Security or to transfer such Restricted Definitive Securities to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Security, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Security proposes to exchange such Security for a beneficial interest in a Restricted Global Security, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Security is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Security is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Security is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Security is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) through (D) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable;

(F) if such Restricted Definitive Security is being transferred to Revel or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Security is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Security, increase or cause to be increased the aggregate principal amount of or number of Securities, as applicable, evidenced by, in the case of clause (A) above, the applicable Restricted Global Security, in the case of clause (B) above, the 144A Global Security, in the case of clause (C) above, the Regulation S Global Security.

(2) Restricted Definitive Securities to Beneficial Interests in Unrestricted Global Securities. A Holder of a Restricted Definitive Security may exchange such Security for a beneficial interest in an Unrestricted Global Security or transfer such Restricted Definitive Security to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security only if:

(A) with respect to the Notes, such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Securities or (iii) a Person who is an affiliate (as defined in Rule 144) of either of Revel;

(B) with respect to the Notes, such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) with respect to the Notes, such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Definitive Securities proposes to exchange such Securities for a beneficial interest in the Unrestricted Global Security, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(ii) if the Holder of such Definitive Securities proposes to transfer such Securities to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Security, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(2), the Trustee shall cancel the Definitive Securities and increase or cause to be increased the aggregate principal amount of, or number of Securities, as applicable, evidenced by the Unrestricted Global Security.

(3) Unrestricted Definitive Securities to Beneficial Interests in Unrestricted Global Securities. A Holder of an Unrestricted Definitive Security may exchange such Security for a beneficial interest in an Unrestricted Global Security or transfer such Definitive Securities to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Security at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Security and increase or cause to be increased the aggregate principal amount of, or number of Securities, as applicable, evidenced by one of the Unrestricted Global Securities.

If any such exchange or transfer from a Definitive Security to a beneficial interest is effected pursuant to subparagraphs (2)(B), (2)(D) or (3) above at a time when an Unrestricted Global Security has not yet been issued, Revel shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Securities in an aggregate principal amount or number of Securities, as applicable, equal to the principal amount of, or number of Securities, as applicable, evidenced by Definitive Securities so transferred.

(e) Transfer and Exchange of Definitive Securities for Definitive Securities. Upon request by a Holder of Definitive Securities and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Securities. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Securities duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Securities to Restricted Definitive Securities. Any Restricted Definitive Security may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Security if the Registrar receives the following:

(A) with respect to the Notes, if the transfer shall be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) with respect to the Notes, if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) with respect to the Notes, if the transfer shall be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(2) Restricted Definitive Securities to Unrestricted Definitive Securities. Any Restricted Definitive Security may be exchanged by the Holder thereof for an Unrestricted Definitive Security or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Security if:

(A) such exchange or transfer is effected pursuant to the Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (i) a Broker-Dealer, (ii) a Person participating in the distribution of the Exchange Securities or (iii) a Person who is an affiliate (as defined in Rule 144) of either of Revel;

(B) any such transfer is effected pursuant to the Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C) any such transfer is effected by a Broker-Dealer pursuant to the Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D) the Registrar receives the following:

(i) if the Holder of such Restricted Definitive Securities proposes to exchange such Securities for an Unrestricted Definitive Security, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(ii) if the Holder of such Restricted Definitive Securities proposes to transfer such Securities to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Security, a certificate from such Holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Registrar so requests , an Opinion of Counsel in form reasonably acceptable to the Registrar to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(3) Unrestricted Definitive Securities to Unrestricted Definitive Securities. A Holder of Unrestricted Definitive Securities may transfer such Securities to a Person who takes delivery thereof in the form of an Unrestricted Definitive Security. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Securities pursuant to the instructions from the Holder thereof.

(f) Exchange Offer. Upon the occurrence of the Exchange Offer in accordance with the Registration Rights Agreement, Revel shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate Exchange Notes in the form of:

(1) one or more Unrestricted Global Securities in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Securities accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Securities and (C) they are not affiliates (as defined in Rule 144) of Revel; and

(2) Unrestricted Definitive Securities in an aggregate principal amount equal to the principal amount of the Restricted Definitive Securities accepted for exchange in the Exchange Offer by Persons that certify in the applicable Letters of Transmittal that (A) they are not Broker-Dealers, (B) they are not participating in a distribution of the Exchange Securities and (C) they are not affiliates (as defined in Rule 144) of Revel.

Concurrently with the issuance of such Securities, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Securities to be reduced accordingly, and Revel shall execute and the Trustee shall authenticate and deliver to the Persons designated by the Holders of Definitive Securities so accepted Unrestricted Definitive Securities in the appropriate principal amount.

(g) Legends. The following legends shall appear on the face of all Global Securities and Definitive Securities issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Security and each Definitive Security (and all Securities issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OR SOLD OTHER THAN (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

IN THE CASE OF REGULATION S SECURITIES: “THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD, DELIVERED OR TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY US PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THIS LEGEND WILL BE REMOVED AFTER THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (I) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (II) THE DATE OF ISSUE OF THESE NOTES. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND.”

(B) Notwithstanding the foregoing, any Global Security or Definitive Security issued pursuant to subparagraphs (b)(4), (c)(3), (c)(4), (d)(2), (d)(3), (e)(2), (e)(3) or (f) of this Section 2.06 (and all Securities issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(2) Global Security Legend. Each Global Security shall bear a legend in substantially the following form:

“THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE ISSUER AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.”

(3) Regulation S Temporary Global Security Legend. The Regulation S Temporary Global Securities shall bear a legend in substantially the following form:

“THIS SECURITY IS A TEMPORARY GLOBAL SECURITY. PRIOR TO THE EXPIRATION OF THE RESTRICTED PERIOD APPLICABLE HERETO, BENEFICIAL INTERESTS HEREIN MAY NOT BE HELD BY ANY PERSON OTHER THAN (1) A NON-U.S. PERSON OR (2) A U.S. PERSON THAT PURCHASED SUCH INTEREST IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). BENEFICIAL INTERESTS HEREIN ARE NOT EXCHANGEABLE FOR PHYSICAL SECURITIES OTHER THAN A GLOBAL SECURITY IN ACCORDANCE WITH THE TERMS OF THE INDENTURE. TERMS IN THIS LEGEND ARE USED AS USED IN REGULATION S UNDER THE SECURITIES ACT.

NO BENEFICIAL OWNERS OF THIS TEMPORARY GLOBAL SECURITY SHALL BE ENTITLED TO RECEIVE PAYMENT OF PRINCIPAL OR INTEREST HEREON UNTIL SUCH BENEFICIAL INTEREST IS EXCHANGED OR TRANSFERRED FOR AN INTEREST IN ANOTHER SECURITY.”

(4) Unit Legend. Prior to the Separation Date, each Global Note and each Definitive Note shall bear a legend in substantially the following form:

“THIS GLOBAL UNIT IS COMPOSED OF THE ATTACHED GLOBAL SECOND LIEN NOTE DUE 2018 AND GLOBAL WARRANT CERTIFICATE. THE GLOBAL UNIT, THE GLOBAL SECOND LIEN NOTE DUE 2018 AND THE GLOBAL WARRANT CERTIFICATE ARE COLLECTIVELY REFERRED TO HEREIN AS THE “SECURITIES.”

THE SECURITIES ARE INITIALLY ISSUED AS PART OF AN ISSUANCE OF 152,200 UNITS (THE “UNITS”), EACH OF WHICH CONSISTS OF $2,000 PRINCIPAL AMOUNT AT MATURITY OF THE 12% SECOND LIEN NOTES DUE 2018, OF REVEL AC, INC. (THE “COMPANY” AND, SUCH NOTES, THE “NOTES”) AND ONE WARRANT (COLLECTIVELY, THE “WARRANTS”) INITIALLY ENTITLING THE HOLDER THEREOF TO PURCHASE 1,000 SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE, OF THE COMPANY (SUCH SHARES, THE “WARRANT SHARES”).”

(h) Cancellation and/or Adjustment of Global Securities. At such time as all beneficial interests in a particular Global Security have been exchanged for Definitive Securities or a particular Global Security has been redeemed, repurchased or canceled in whole and not in part, each such Global Security shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Security is exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Security or for Definitive Securities, the principal amount or number, as applicable, of Securities represented by such Global Security shall be reduced accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who shall take delivery thereof in the form of a beneficial interest in another Global Security, such other Global Security shall be increased accordingly and an endorsement shall be made on such Global Security by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, Revel shall execute and the Trustee shall authenticate Global Securities and Definitive Securities upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(2) No service charge shall be made to a Holder of a Global Security or to a Holder of a Definitive Security for any registration of transfer or exchange, but Revel may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.10, 4.10, 4.15, 4.16 and 9.05).

(3) The Registrar shall not be required to register the transfer of or exchange any Security selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part.

(4) All Global Securities and Definitive Securities issued upon any registration of transfer or exchange of Global Securities or Definitive Securities shall be the valid obligations of Revel, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Securities or Definitive Securities surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor Revel shall be required:

(A) to issue, to register the transfer of or to exchange any Securities during a period beginning at the opening of business 15 days before the day of any selection of Securities for redemption under Section 3.02 and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Security selected for redemption in whole or in part, except the unredeemed portion of any Security being redeemed in part; or

(C) to register the transfer of or to exchange a Security between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Security, the Trustee, any Agent and Revel may deem and treat the Person in whose name any Security is registered as the absolute owner of such Security for the purpose of receiving payment of principal of and interest on such Securities and for all other purposes, and none of the Trustee, any Agent or Revel shall be affected by notice to the contrary.

(7) The Trustee shall authenticate Global Securities and Definitive Securities in accordance with the provisions of Section 2.02.

(8) All certifications and certificates required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

Section 2.07 Replacement Securities.

If any mutilated Security is surrendered to the Trustee or Revel and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Security, Revel shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Security if the Trustee’s requirements are met. If required by the Trustee or Revel, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and Revel to protect Revel, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Security is replaced. Revel may charge for its expenses in replacing a Security.

Every replacement Security is an additional obligation of Revel and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Securities duly issued hereunder.

Section 2.08 Outstanding Securities.

The Securities outstanding at any time are all the Securities authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Security effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Security does not cease to be outstanding because Revel or an Affiliate thereof holds the Security.

If a Security is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Security is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than Revel, a Subsidiary of Revel or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by Revel, or any of their Affiliates, shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that the Trustee has written confirmation from a Responsible Officer that are so owned shall be so disregarded.

Section 2.10 Temporary Securities.

Until certificates representing Securities are ready for delivery, Revel may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Securities. Temporary Securities shall be substantially in the form of certificated Securities but may have variations that Revel consider appropriate for temporary Securities and as may be reasonably acceptable to the Trustee. Without unreasonable delay, Revel shall prepare and the Trustee shall authenticate Definitive Securities in exchange for temporary Securities.

Holders of temporary Securities shall be entitled to all of the benefits of this Indenture to the extent that they apply to such Securities.

Section 2.11 Cancellation.

Revel at any time may deliver Securities to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Securities surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Securities surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Securities in its customary manner (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Securities shall be delivered to Revel from time to time upon written request. Revel may not issue new Securities to replace Securities that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Defaulted Interest.

If Revel defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case, at the rate provided in the Notes and in Section 4.01. Revel shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. Revel shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date may be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, Revel (or, upon the written request of Revel, the Trustee in the name and at the expense of Revel) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

Section 2.13 Issuance of Additional Notes.

Revel will be entitled, upon delivery of an Officers’ Certificate, Opinion of Counsel and Authentication Order, subject to compliance with Sections 2.02, 4.09 and 4.12, to issue Additional Notes under this Indenture, which shall have identical terms as the Initial Notes issued on the date of this Indenture, other than with respect to the date of issuance, the initial date from which interest shall accrue on such Additional Notes and issue price and may have a different CUSIP and ISIN number and may or may not be subject to a Registration Rights Agreement. Subject to Sections 4.09 and 4.12, without the consent of any Holder of Securities, Revel will be entitled to make any amendments to this Indenture, the Note Guarantees or any of the Collateral Documents as is reasonably determines appropriate in good faith to facilitate the issuance of such Additional Notes.

With respect to any Additional Notes, Revel will set forth in a resolution of the Board of Directors of Revel and an Officers’ Certificate, a copy of each which shall be delivered to the Trustee, the following information:

(a) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture; and

(b) which such Additional Notes shall be Notes issued in the form of Restricted Global Securities or Restricted Definitive Securities, as the case may be, or shall be Securities issued in the form of Unrestricted Global Securities or Unrestricted Definitive Securities, as the case may be.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01 Notices to Trustee.

If Revel elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, they must furnish to the Trustee, at least 30 days but not more than 60 days before a redemption date, except to the extent a shorter or longer period is permitted by Section 3.03, an Officers’ Certificate setting forth:

(a) the clause of this Indenture pursuant to which the redemption shall occur;

(b) the redemption date;

(c) the principal amount of Notes to be redeemed; and

(d) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed or Purchased.

(a) If less than all of the Notes are to be redeemed or purchased in an offer to purchase at any time, the Trustee shall select Notes for redemption or purchase on a pro rata basis (or in the case of Global Notes, on as nearly a pro rata basis as is practicable, subject to the Applicable Procedures), by lot or by such method as the Trustee shall deem fair and appropriate, unless otherwise required by law or applicable stock exchange requirements.

In the event of partial redemption or purchase by lot, the particular Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption or purchase date by the Trustee from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify Revel in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected (other than PIK Notes) shall be in amounts of $2,000 or integral multiples of $1,000 in excess of $2,000; provided, however, that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $2,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

Section 3.03 Notice of Redemption or Repurchase.

Subject to the provisions of Section 3.10, at least 30 days but not more than 60 days before a redemption date, Revel shall mail or cause to be mailed, by first class mail, a notice of redemption or repurchase to each Holder whose Notes are to be redeemed or repurchased at its registered address, except that redemption notices may be mailed (i) more than 60 days prior to a redemption or repurchase date if the notice is issued in connection with a Covenant Defeasance or Legal Defeasance of the Notes pursuant to Article 8 of this Indenture or a satisfaction and discharge of this Indenture pursuant to Article 12 of this Indenture and (ii) less than 30 or more than 60 days prior to a redemption or purchase date if so required by any Gaming Authority in connection with a redemption pursuant to Section 3.09.

The notice shall identify the Notes to be redeemed and shall state:

(a) the redemption date;

(b) the redemption price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion of the original Note shall be issued upon cancellation of the original Note;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(f) that, unless Revel defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the redemption date;

(g) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(h) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

At Revel’s request, the Trustee shall give the notice of redemption in Revel’s name and at their expense; provided, however, that Revel has delivered to the Trustee, at least 45 days prior to the redemption date (unless a shorter period is acceptable to the Trustee or unless this Indenture permits less than 30 days notice to Holders of a redemption), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes called for redemption become irrevocably due and payable on the redemption date at the redemption price; provided that notices of redemption may be conditional in that Revel may, notwithstanding the giving of the notice of redemption, condition the redemption of the Notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of Revel or by Revel). If mailed in the manner provided in Section 3.03, the notice of redemption shall be conclusively presumed to have been given whether or not the Holder receives such notice.

Section 3.05 Deposit of Redemption or Purchase Price.

One Business Day prior to the redemption or purchase price date, Revel shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued interest and premium, if any, on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to Revel any money deposited with the Trustee or the Paying Agent by Revel in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest and premium, if any, on, all Notes to be redeemed or purchased.

If Revel complies with the provisions of the preceding paragraph, on and after the redemption or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption or purchase is not so paid upon surrender for redemption or purchase because of the failure of Revel to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption or purchase date until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, Revel shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of Revel a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered.

Section 3.07 Optional Redemption.

(a) At any time prior to March 15, 2014, Revel may, at its option, on any one or more occasions, redeem up to 35% of the aggregate principal amount of Notes issued under this Indenture at a redemption price of 112.0% of the principal amount, plus accrued and unpaid interest, if any, to but not including the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), with the net cash proceeds of one or more Qualified Equity Offerings of Revel (or of any Parent Company, which net cash proceeds are contributed to Revel); provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under this Indenture (excluding Notes held by Revel or any of its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2) the redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

(b) At any time prior to March 15, 2014, Revel may, at its option, on any one or more occasions, redeem all or a part of the Notes at a price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium, plus accrued and unpaid interest, if any, on the Notes redeemed, to but not including the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date).

(c) Except pursuant to Section 3.07(a), Section 3.07(b) and Section 3.09, the Notes are not redeemable at Revel’s option prior to March 15, 2014.

(d) On or after March 15, 2014, Revel may, at its option, on any one or more occasions, redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to but not including the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2014	106.0%
2015	103.0%
2016	101.5%
2017 and thereafter	100.0%

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06.

Section 3.08 Mandatory Redemption.

Revel will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes, except pursuant to Section 3.11. However, under certain circumstances, Revel may be required to offer to purchase Notes pursuant to Sections 4.10, 4.15 and 4.16. In addition, pursuant to Section 3.09, Revel may redeem Notes held by certain Holders or Beneficial Owners pursuant to the procedures described therein. Revel, the Guarantors and their respective Subsidiaries and Affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

Section 3.09 Mandatory Disposition or Redemption Pursuant to Gaming Laws.

Notwithstanding any other provision hereof, if any Gaming Authority requires a Holder or Beneficial Owner of Notes to be licensed, qualified or found suitable under any applicable Gaming Law and the Holder or Beneficial Owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority), or (2) is notified by a Gaming Authority that it will not be licensed, qualified or found suitable, Revel will have the right, at its option, to:

(1)	require the Holder or Beneficial Owner to dispose of its Notes within 30 days (or such lesser period as required by the Gaming Authority) following the earlier of:

(a)	the termination of the period described above for the Holder or Beneficial Owner to apply for a license, qualification or finding of suitability; and

(b)	the receipt of the notice from the Gaming Authority that the Holder or Beneficial Owner will not be licensed, qualified or found suitable by the Gaming Authority; or

(2)	redeem the Notes of the Holder or Beneficial Owner at a redemption price equal to the least of:

(a)	the price required by applicable law or by order of any Gaming Authority;

(b)	the principal amount of the Notes; and

(c)	the price that the Holder or Beneficial Owner paid for the Notes,

in the case of clause (b) or (c), together with accrued and unpaid interest, if any, on the Notes to but not including the earliest of (1) the date of redemption, (2) such earlier date as is required by the Gaming Authority and (3) the date of the receipt of the notice from the Gaming Authority that the Holder or Beneficial Owner will not be licensed, qualified or found suitable by the Gaming Authority, which, in any case, may be less than 30 days following the notice of redemption.

Immediately upon a determination by a Gaming Authority that a Holder or Beneficial Owner of Notes will not be licensed, qualified or found suitable, the Holder or Beneficial Owner will not have any further rights with respect to the Notes to:

(1)	exercise, directly or indirectly, through any Person, any right conferred by the Notes; or

(2)	receive any interest or premium, if any, or any other distribution or payment with respect to the Notes, or any remuneration in any form from Revel for services rendered or otherwise, except the redemption price of the Notes described in this Section 3.09.

Revel shall not be required to pay or reimburse any Holder or Beneficial Owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto. Those expenses shall be the obligation of the Holder or Beneficial Owner.

Section 3.10 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.10 or 4.16, Revel is required to commence an Asset Sale Offer or an Event of Loss Offer (each Asset Sale Offer or Event of Loss Offer is referred to in this Section 3.10 as an “Excess Proceeds Offer”), it shall follow the procedures specified below.

The Excess Proceeds Offer shall be made to all Holders. The Excess Proceeds Offer shall remain open for a period of at least 20 Business Days following its commencement and not more than 30 Business Days, except to the extent that a longer period is required by applicable law (the “Offer Period”). Promptly after the termination of the Offer Period (the “Purchase Date”), Revel shall apply all Excess Proceeds (the “Offer Amount”) to the purchase of Notes (on a pro rata basis, if applicable) or, if less than the Offer Amount has been tendered, all Notes tendered in response to the Excess Proceeds Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Excess Proceeds Offer.

Revel shall provide the Trustee with notice of the Excess Proceeds Offer at least 10 days (or such lesser time as the Trustee shall permit) prior to its commencement. Upon the commencement of an Excess Proceeds Offer, Revel shall send, by first class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Excess Proceeds Offer. The notice, which shall govern the terms of the Excess Proceeds Offer, shall state:

(a) that the Excess Proceeds Offer is being made pursuant to this Section 3.10 and either Section 4.10 and 4.16, as applicable, and the length of time the Excess Proceeds Offer shall remain open;

(b) the Offer Amount, the purchase price and the Purchase Date;

(c) that any Notes not tendered or accepted for payment shall continue to accrue interest;

(d) that, unless Revel defaults in making such payment, any Note accepted for payment pursuant to the Excess Proceeds Offer shall cease to accrue interest after the Purchase Date;

(e) that Holders electing to have a Note purchased pursuant to an Excess Proceeds Offer may elect to have Notes purchased in denominations of $2,000 or integral multiples of $1,000 in excess of $2,000 only, except that the foregoing shall not apply to PIK Notes;

(f) that Holders electing to have a Note purchased pursuant to any Excess Proceeds Offer shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to Revel, the Depositary, if appointed by Revel, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(g) that Holders shall be entitled to withdraw their election if Revel, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; provided that, with respect to Notes that have been tendered using the procedure for book-entry transfer, any such notice of withdrawal shall specify the name number of the account at The Depository Trust Company to be credited with the withdrawn Notes and shall otherwise comply with the procedures of the book-entry transfer facility;

(h) that, if the aggregate principal amount (or accreted value, as applicable) of Notes surrendered by Holders exceeds the principal amount to be purchased set forth in such notice, Revel shall select the Notes to be purchased, on a pro rata basis, based on the principal amount

(or accreted value, as applicable) of Notes surrendered (with such adjustments as may be deemed appropriate by Revel so that only Notes in denominations of $2,000 or integral multiples of $1,000 in excess of $2,000, shall be purchased); and

(i) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the Purchase Date for the Excess Proceeds Offer, Revel shall, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the principal amount (or accreted value, as applicable) of Notes set forth in the foregoing notice, or if less than such amount has been tendered, all Notes tendered, and shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes were accepted for payment by Revel in accordance with the terms of this Section 3.10. Revel, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by Revel for purchase, and Revel shall promptly issue a new Note, and the Trustee, upon written request from Revel shall authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by Revel to the Holder thereof.

Other than as specifically provided in this Section 3.10, any purchase pursuant to this Section 3.10 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

Section 3.11 AHYDO Redemption.

At the end of the interest payment periods ending after the fifth anniversary of the Issue Date (the “AHYDO Redemption Date”), Revel will be required to redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued and unpaid interest thereon to but not including the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provisions hereof will alter Revel’s obligation to make any Mandatory Principal Redemption with respect to any Notes that remain outstanding on the AHYDO Redemption Date.

Section 3.12 No Redemption of Units or Warrants.

For the avoidance of doubt, the provisions of Sections 3.09, 3.11, 4.10, 4.15 and 4.16 shall not themselves apply to, or permit Revel to redeem or repurchase, any Units or Warrants, provided, however, that the Units and Warrants shall be subject to provisions similar to those set forth in Section 3.09, as set forth in the terms of the Warrants and in Revel’s organizational documents.

ARTICLE 4.

COVENANTS

Section 4.01 Payment of Notes.

Revel shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than Revel or a Subsidiary thereof, holds as of 10:00 a.m. Eastern Time on the due date money deposited by Revel in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

On any interest payment date on which Revel pays PIK Interest (a “PIK Payment”) with respect to a Note, the Trustee shall (i) in the case of a Global Note, increase the principal amount of such Global Note by an amount equal to the interest payable, rounded up to the nearest $1,000, or (ii) in the case of a Definitive Note, by issuing PIK Notes to the Holder of such Definitive Note, in an amount equal to the interest payable, rounded down to the nearest whole dollar, in each case for the relevant interest period on the principal amount of such Note as of the relevant record date for such interest payment date, to the credit of the Holders on such record date and an adjustment shall be made on the books and records of the Trustee with respect to such Note to reflect such increase. On any interest payment date on which Revel makes a PIK Payment by issuing Definitive Notes (a “PIK Note”), the principal amount of any such PIK Note issued to any Holder, for the relevant interest period as of the relevant record date for such interest payment date, shall be rounded down to the nearest whole dollar. PIK Interest shall be considered paid on the date due if on such date the Trustee has received (i) a written order from Revel signed by one Officer to increase the balance of any Global Note to reflect such PIK Interest or (ii) PIK Notes duly executed by Revel together with a written order of Revel signed by one Officer requesting the authentication of such PIK Notes by the Trustee.

Revel shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Any references in this Indenture to “interest” the due shall be deemed to include any Special Interest then due pursuant to the provisions of the Registration Rights Agreement. Revel shall pay all Special Interest, if any, in the same manner on the dates and in the amounts set forth in the Registration Rights Agreement.

Section 4.02 Maintenance of Office or Agency.

Revel shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon Revel in respect of the Notes and this Indenture may be served. Revel shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time Revel fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

Revel may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve Revel of its obligation to maintain an office or agency in the Borough of Manhattan, the City of New York for such purposes. Revel shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

Revel hereby designates the Corporate Trust Office of the Trustee as one such office or agency of Revel in accordance with Section 2.03.

Section 4.03 Reports.

(a) Prior to the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as applicable, specified in the Registration Rights Agreement, Revel will furnish to the Holders of Notes, or furnish to the Trustee and cause the Trustee to furnish to the Holders:

(1) audited annual financial statements of Revel and its consolidated Subsidiaries (together with a report on the annual financial statements by Revel’s certified independent accountants); and

(2) unaudited quarterly financial statements of Revel and its consolidated Subsidiaries,

in each case within 15 days after they would have been required to file such information with the SEC if they were subject to the SEC’s reporting requirements. In each case, such financial statements shall be prepared in conformity with GAAP and shall include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” with respect to Revel and its consolidated Subsidiaries.

(b) Following the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as applicable, specified in the Registration Rights Agreement, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, Revel will furnish to the Holders of Notes or furnish to the Trustee and cause the Trustee to furnish to the Holders of Notes, 15 days after they are required to be filed with the SEC:

(1) all quarterly and annual reports required to be filed by Revel with the SEC on Forms 10-Q and 10-K, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual report only, a report on the annual financial statements by Revel’s certified independent accountants; and

(2) all current reports that would be required to be filed by Revel with the SEC on Form 8-K.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. In addition, following the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as applicable, specified in the Registration Rights Agreement, Revel will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will post the reports on its website within those time periods.

(c) If, at any time after the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as applicable, specified in the Registration Rights Agreement, Revel is no longer subject to Section 13 or 15(d) of the Exchange Act for any reason, Revel will nevertheless continue filing the reports specified in Section 4.07(b) (subject to Section 4.07(d)) with the SEC within the time periods specified above unless the SEC will not accept such a filing. Revel will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Revel’s filings for any reason, Revel will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Revel were required to file those reports with the SEC.

(d) Notwithstanding the foregoing, (i) prior to the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as applicable, specified in the Registration Rights Agreement, and (ii) at any time that Revel is not subject to Section 13 or 15(d) of the Exchange Act for any reason, Revel will not be required to (A) prepare, file or post Current Reports on Form 8-K, or (B) comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Regulation G or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein), or Rules 3-10 and 3-16 of Regulation S-X.

(e) The availability of materials on the SEC’s EDGAR service shall be deemed to satisfy Revel’s obligations to furnish materials to the Trustee or the Holders of the Notes.

(f) Revel and the Guarantors agree that, for so long as any Notes remain outstanding and constitute “restricted securities,” if at any time they are not subject to Section 13 or 15(d) of the Exchange Act, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(g) In addition, Revel will furnish to the Holders of Notes, or furnish to the Trustee and cause the Trustee to furnish to the Holders:

(1) promptly following delivery by Revel to the administrative agent under the Credit Agreement, the monthly In Balance Projections and In Balance Test Certificate provided under the Credit Agreement;

(2) prompt notice of, prior to the Opening Date, notices of any Event of Loss resulting in damages to property of more than $10.0 million; and

(3) any event, occurrence or circumstance which reasonably would be expected to render the Revel and the Restricted Subsidiaries incapable of, or prevent Revel and the Restricted Subsidiaries from achieving the Opening Date on or before the Scheduled Opening Date.

(h) For avoidance of doubt. delivery of reports, information and documents to the Trustee under this Section 4.03 is for informational purposes only and the Trustee’s receipt of the foregoing shall not constitute constructive notice of any information contained therein or determinable from information contained therein.

Section 4.04 Compliance Certificate.

(a) Revel and each Guarantor (to the extent that such Guarantor is so required under the TIA) shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of Revel and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether Revel has kept, observed, performed and fulfilled its obligations under this Indenture and the Collateral Documents, and further stating, as to each such Officer signing such certificate, that to the best of his or her knowledge Revel has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Collateral Documents and are not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture or the Collateral Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action Revel is taking or proposes to take with respect thereto) and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event and what action Revel is taking or propose to take with respect thereto.

(b) So long as any of the Notes are outstanding, Revel shall deliver to the Trustee, within 30 days after any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action Revel is taking or proposes to take with respect thereto.

Section 4.05 Tax Treatment of Units.

Revel and each of the Guarantors, and by its acceptance of the Units and/or the Notes and Warrants, each Holder, hereby agrees (i) to treat the Units as investment units consisting of Warrants and Notes and to allocate the issue price of each Unit between the underlying Warrant and Notes in the proportions 33.6 percent and 66.4 percent respectively, (ii) to treat the Notes as indebtedness of Revel for U.S. federal income tax purposes, and (iii) unless required by applicable law, such Holder will not take any position on a tax return inconsistent with (i) or (ii).

Section 4.06 Stay, Extension and Usury Laws.

Revel and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and Revel and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) Revel shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any other payment or distribution on account of any Equity Interests of Revel or any of the Restricted Subsidiaries, other than (a) dividends or distributions or payments payable in Revel’s Equity Interests (other than Disqualified Stock) and (b) dividends or distributions or payments payable to Revel or any of the Restricted Subsidiaries;

(II) purchase, redeem or otherwise acquire or retire for value any Equity Interests of Revel or any Parent Company held by Persons other than Revel or any of the Restricted Subsidiaries;

(III) make any payment of principal on, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Revel or any Guarantor that is (i) unsecured Indebtedness for borrowed money, (ii) by its terms subordinated in right of payment to the Notes or the Note Guarantees, or (iii) secured by a Lien contractually junior to the Lien securing the Notes or the Note Guarantees, in each case, (x) excluding any intercompany Indebtedness between or among Revel and any of the Restricted Subsidiaries and (y) except a payment of principal or a purchase, redemption, defeasance or other acquisition or retirement for value of such Indebtedness at or within 365 days of the Stated Maturity thereof; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) the Opening Date has occurred;

(2) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(3) Revel would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable Reference Period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 4.09(a); and

(4) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Revel and the Restricted Subsidiaries since the date of this Indenture (excluding Restricted Payments permitted by clauses (2), (3), (8), (10), (12), (16), (17), (18), (20), (21), (22) and (23)) of the next succeeding paragraph), is less than the sum, without duplication, of:

(i) 50% of the Consolidated Net Income of Revel and the Restricted Subsidiaries for the period (taken as one accounting period) from the beginning of the first fiscal quarter in which the Opening Date occurs to the end of Revel’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(ii) 100% of the aggregate net cash proceeds or the Fair Market Value of property other than cash received by Revel subsequent to the date of this Indenture from (i) the issuance and sale of Equity Interests (other than Disqualified Stock) of Revel (or of any Parent Company, to the extent such net cash proceeds are contributed to Revel), including by way of issuance of Disqualified Stock or Indebtedness to the extent such Disqualified Stock or Indebtedness has been converted or exchanged (pursuant to conversion or exchange terms existing on (or substantially consistent and not materially less favorable to Revel in the good faith judgment of Revel than the terms existing on) the date of issuance of such Disqualified Stock or Indebtedness into Equity Interests (other than Disqualified Stock) of Revel (or of any Parent Company, to the extent such net cash proceeds are contributed to Revel), or (ii) otherwise as a contribution to Revel’s common equity capital; plus

(iii) to the extent that any Restricted Investment (including to designate a Subsidiary as an Unrestricted Subsidiary or other Investments made in an Unrestricted Subsidiary) that was made after the date of this Indenture is sold for cash or otherwise liquidated or repaid, in whole or in part (including through the sale of capital stock or other securities of an Unrestricted Subsidiary other than to Revel or any of the Restricted Subsidiaries), or repurchased or redeemed by any other Person (other than Revel of any of the Restricted Subsidiaries) or results in or is otherwise returned or reduced by the payment of principal, interest, dividends or distributions, or repayments of loans of advances, or other transfers of assets, or the satisfaction, release, expiration, cancellation or reduction (other than by means of payments by Revel or any of the Restricted Subsidiaries) of Indebtedness or other obligations (including any such Indebtedness or other obligations guaranteed by Revel or any of the Restricted Subsidiaries), or any payments under management contracts or services agreements (all such cash proceeds, reductions of or returns with respect to, all other payments or amounts and the fair market value of assets other than cash received with respect to such Restricted Investment, less the cost of disposition, if any, collectively, the “Return”), 100% of the Return with respect to such Restricted Investment; plus

(iv) to the extent that any Unrestricted Subsidiary of Revel designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary, or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Revel or a Restricted Subsidiary, in each case, after the date of this Indenture, the Fair Market Value of Revel’s Investment in such Subsidiary as of the date of such redesignation, merger, consolidation, amalgamation, transfer or conveyance or liquidation; plus

(v) to the extent that any Restricted Investment was made after the date of this Indenture in an entity that subsequently becomes a Restricted Subsidiary (other than through the redesignation, merger, consolidation, amalgamation, transfer, conveyance or liquidation of an Unrestricted Subsidiary to which clause (d) above shall apply) and such Restricted Investment remains outstanding, the aggregate amount of such Restricted Investment; plus

(vi) 100% of any dividends received or distributions by Revel or a Restricted Subsidiary after the date of this Indenture from an Unrestricted Subsidiary or other Person that is not a Restricted Subsidiary to the extent not otherwise included in Consolidated Net Income.

(b) The preceding provisions will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale or issuance (other than to a Subsidiary of Revel) of, Equity Interests of Revel (other than Disqualified Stock), or of any Parent Company or any Person that is or becomes a holding company of Revel, or from the contribution of common equity capital to Revel, in each case within 60 days of the making of such Restricted Payment; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (4)(b) of the preceding paragraph;

(3) the repurchase, redemption, defeasance (whether by Covenant Defeasance or Legal Defeasance) or other acquisition or retirement for value of Indebtedness of Revel or any Restricted Subsidiary that is unsecured or that is secured by a Lien contractually junior to the Lien securing the Notes or the Note Guarantees or that is expressly subordinated in right of payment to the Notes or the Note Guarantees under this Indenture, as applicable, with the net cash proceeds from an incurrence of, or in exchange for, Permitted Refinancing Indebtedness, in each case within 60 days of such repurchase, redemption, defeasance (whether by Covenant Defeasance or Legal Defeasance) or other acquisition or retirement for value;

(4) the payment of any dividend or distribution by a Restricted Subsidiary of Revel to the holders of its Equity Interests on a pro rata basis;

(5) [Reserved];

(6) (a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Revel, any Restricted Subsidiary of Revel or any Parent Company, or (b) the

distribution to any Parent Company (whether directly or through one or more intermediate Wholly Owned Subsidiaries of such Parent Company), in an amount necessary to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of such Parent Company, or (c) payments, or the distribution to any Parent Company in an amount necessary to make payments, in respect of Indebtedness issued by Revel, any Restricted Subsidiary of Revel or any Parent Company for the purpose of repurchasing, redeeming or otherwise acquiring or retiring for value any Equity Interests of Revel, any Restricted Subsidiary of Revel or any Parent Company, in each case, held by any current or former officer, director, member, manager or employee of Revel, any of the Restricted Subsidiaries or any Parent Company (or heirs of or any estate or trust for the benefit of any such Persons) upon the death, disability, retirement or termination of employment or pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, employment agreement or similar agreement or the operating agreement, comparable governing documents, or employee benefit plans of Revel, any of the Restricted Subsidiaries or any Parent Company; provided that the aggregate cash consideration paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (A) $3.5 million in any twelve-month period (with unused amounts being available to be used in subsequent periods) plus (B) the amount of any net cash proceeds received by or contributed to Revel from the issuance and sale after the Issue Date of Equity Interests (other than Disqualified Stock) of Revel (including, without duplication, by way of exercise, conversion or exchange of other securities into such Equity Interests) to its officers, directors or employees that have not previously been applied to the payment of Restricted Payments pursuant to this Section 4.07, plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this Section 4.07;

(7) [Reserved];

(8) the payment of Project Costs and other amounts permitted to be paid pursuant to the Disbursement Agreement;

(9) [Reserved];

(10) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or warrants (including the Warrants) to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants (including the Warrants);

(11) (i) the declaration and payment of dividends to holders of Disqualified Stock issued in accordance with Section 4.09 and redemption of any such Disqualified Stock to the extent payment of any redemption price or liquidation value is made in accordance with its terms and (ii) non-cash dividends on such Disqualified Stock paid in kind through an increase in the liquidation preference thereon or the issuance of additional shares of such Disqualified Stock;

(12) on or after March 15, 2014, Restricted Payments of up to $10.0 million in the aggregate to fund the development of properties adjacent to the Project;

(13) [Reserved];

(14) (a) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests (including the Warrants and any Common Stock) or Indebtedness of Revel, any

Restricted Subsidiary of Revel or any Parent Company, or (b) the distribution to any Parent Company (whether directly or through one or more intermediate Wholly Owned Subsidiaries of such Parent Company), in an amount necessary to repurchase, redeem or otherwise acquire or retire for value any Equity Interests (including the Warrants and any Common Stock) or Indebtedness of such Parent Company, or (c) payments, or the distribution to any Parent Company in an amount necessary to make payments, in respect of Indebtedness issued by Revel, any Restricted Subsidiary of Revel or any Parent Company for the purpose of repurchasing, redeeming or otherwise acquiring or retiring for value any Equity Interests (including the Warrants and any Common Stock) or Indebtedness of Revel, any Restricted Subsidiary of Revel or any Parent Company, in each case, to the extent required by any Gaming Authority having jurisdiction over Revel or any Restricted Subsidiary or deemed necessary by the Board of Directors of Revel in order to avoid the suspension, revocation or denial of a gaming license by any Gaming Authority, or as required by Section 3.09 or under similar provisions of such Equity Interests or Indebtedness;

(15) if a Change of Control, an Asset Sale or an Event of Loss has occurred and Revel shall have consummated the Change of Control Offer, Asset Sale Offer or Event of Loss Offer, respectively, and purchased on the applicable payment date all Notes tendered (up to the maximum amount of Notes required to be so purchased, in the case of an Asset Sale Offer or Event of Loss Offer) in response to the Change of Control Offer, the Asset Sale Offer or the Event of Loss Offer, respectively, pursuant to Section 4.10, 4.15 or 4.16, respectively, any purchase or redemption (within 60 days after the applicable payment date) of any Indebtedness or of any Disqualified Stock, in each case, required pursuant to the terms thereof as a result of such Change of Control, Asset Sale or Event of Loss at a purchase or redemption price not to exceed the outstanding principal amount (or accreted value or liquidation preference, as applicable) thereof, plus accrued and unpaid interest or accrued and unpaid dividends, as applicable, thereon, if any, plus any premium thereon, if any; provided, however, that at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(16) Restricted Payments with respect to the Equity Interests of a Restricted Subsidiary of Revel if after giving effect thereto Revel’s and the Restricted Subsidiaries’ direct or indirect aggregate percentage ownership of the Equity Interests of such Restricted Subsidiary increases or such Restricted Subsidiary becomes a Guarantor;

(17) Restricted Payments to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants (including the Warrants) or upon the conversion or exchange of Equity Interests (including the Warrants);

(18) to the extent constituting Restricted Payments, reimbursement of amounts provided by Affiliates for application towards expenditures necessary as a result of an Event of Loss prior to receipt of insurance proceeds or other proceeds as the case may be, by Revel or any of the Restricted Subsidiaries with respect thereto, to the extent the provision of such amounts was permitted by Section 4.11;

(19) any termination or cancellation of Equity Interests issued to, or reserved for issuance to, any director, officer or employee of Revel or any of the Restricted Subsidiaries or any Parent Company, including upon the death, disability or termination of employment of such director, officer or employee;

(20) Restricted Payments up to an amount contributed as capital contributions or received through issuances of Equity Interests and used to fund Project Costs at any time that the conditions to funding disbursements for Project Costs under the Disbursement Agreement were not satisfied;

(21) to the extent constituting a Restricted Payment, payment of State Distribution Proceeds (as defined in the ERGG Agreement) to the New Jersey Economic Development Authority;

(22) the Closing Date Transactions; and

(23) on and after the Final Completion Date and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom, Restricted Payments not otherwise permitted under the foregoing clauses (1) through (22) in an amount not to exceed, in the aggregate, $2.0 million per fiscal year.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by Revel or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries of Revel.

(a) Revel shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to Revel or any of the Restricted Subsidiaries in respect of its Equity Interests, or (b) pay any indebtedness owed to Revel or any of the Restricted Subsidiaries;

(2) make loans or advances to Revel or any of the Restricted Subsidiaries; or

(3) transfer any of its assets to Revel or any of the Restricted Subsidiaries.

(b) The restrictions in Section 4.08(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(1) the Financing Agreements or any agreements governing Indebtedness as in effect on the date of this Indenture (including the Credit Agreement and any Existing Indebtedness) and any other Indebtedness permitted to be incurred by this Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements, so long as the applicable provisions of amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, refinancings or agreements governing other Indebtedness are not materially more restrictive, taken as a whole, in the judgment of Revel, with respect to such restrictions than those contained in the Credit Agreement as in effect on the date of this Indenture;

(2) (a) the Notes, this Indenture, the Note Guarantees or the Collateral Documents, in each case as the same may be amended from time to time in accordance with the terms thereof, (b) existing pursuant to provisions in instruments governing other Debt or Disqualified Stock permitted to be Incurred after the Issue Date pursuant to the provisions of Section 4.09; provided that (i) such provisions are customary for instruments of such type (as determined in the judgment of Revel) and (ii) Revel determines in good faith that such restrictions will not materially adversely impact the ability of Revel to make required principal and interest payments on the Notes;

(3) applicable law, rules, regulations, decrees and orders (including any Gaming Law and any requirements of and any restrictions imposed or issued by any Gaming Authority);

(4) any instrument or agreement (including those governing Indebtedness or Capital Stock) of a Person acquired by Revel, or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, or the Indebtedness or Capital Stock of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(5) customary non-assignment provisions or restrictions on subletting in licenses, leases and similar agreements and other contracts entered into in the ordinary course of business;

(6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased in the ordinary course of business;

(7) any agreement for the sale or other disposition of Equity Interests or property of a Restricted Subsidiary that restricts distributions or other actions by that Restricted Subsidiary or transfer of such Equity Interests pending the sale or other disposition;

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, in the judgment of Revel, with respect to such restrictions than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens permitted under the provisions of Section 4.12 and restrictions on the sale or other disposition of property or assets of Revel or any of the Restricted Subsidiaries that secure Indebtedness of Revel or any of the Restricted Subsidiaries;

(10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements, provided that Revel is not prohibited by this Indenture from entering into such agreements;

(11) (i) restrictions in respect of Equity Interests and customary provisions with respect to the disposition or distribution of assets or property in partnership or joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business, and (ii) provisions limiting the disposition or distribution of assets or property in partnership, limited liability company or joint venture agreements, asset sale agreements, stock sale agreements, sale-leaseback agreements and other similar agreements, which limitation is only applicable to the assets that are the subject of such agreements;

(12) restrictions on the transfer of any property subject to a contract with respect to an Asset Sale or other transfer, conveyance or disposition permitted hereunder;

(13) agreements in existence with respect to a Restricted Subsidiary at the time it is so designated or at the time such Person becomes a Restricted Subsidiary, provided, however, that such agreements are not entered into in anticipation or contemplation of such designation or of such Person becoming a Restricted Subsidiary;

(14) restrictions on cash or deposits made in connection with license applications or to secure letters of credit or surety or other bonds issued in connection therewith or deposits made in the ordinary course of business with respect to insurance premiums, worker’s compensation, statutory obligations, utility deposits, rental obligations, unemployment insurance, performance of tenders, surety and appeal bonds and other similar obligations (or to secure letters of credit or surety or other bonds relating thereto) and restrictions on cash or deposits constituting ERGG Proceeds or relating to the ERGG Agreement;

(15) the subordination provisions of any Indebtedness owed to Revel or any of the Restricted Subsidiaries;

(16) restrictions on the ability of any Restricted Subsidiary to make Investments in or transfer assets to any Person that is not a Subsidiary of such Restricted Subsidiary or that is not a direct or indirect parent of such Restricted Subsidiary;

(17) any agreements, encumbrances or restrictions existing on the date of this Indenture; and

(18) any encumbrances or restrictions of the type referred to in Section 4.08(a) imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings of those agreements, instruments or obligations referred to in clauses (1) through (17) above, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, restructurings, replacements or other refinancings are not materially more restrictive, taken as a whole, in the judgment of Revel, with respect to such restrictions than those contained in the most restrictive of those agreements prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, restructuring, replacement or other refinancing.

Section 4.09 Incurrence of Indebtedness and Issuance of Disqualified Stock.

(a) Revel shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, (1) create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness, or (2) issue any Disqualified Stock. Notwithstanding the foregoing, Revel and the Restricted Subsidiaries may incur Indebtedness or issue Disqualified Stock if the Consolidated Coverage Ratio of Revel and the Restricted Subsidiaries for Revel’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred (such period, the “Reference Period”) would have been at least 2.0 to 1.0, determined on a pro forma basis, including a pro forma application of the net proceeds therefrom and including as set forth in the definition of “Consolidated Coverage Ratio,” as if the additional Indebtedness had been incurred or the Disqualified Stock had been issued, as the case may be, at the beginning of such Reference Period.

(b) Section 4.09(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Revel or any of the Restricted Subsidiaries of Indebtedness under the Credit Agreement in an aggregate principal amount at any one time outstanding, to the extent then classified as having been incurred in reliance on this clause (1) not to exceed (i) $900.0 million less (ii) (x) the aggregate amount of all Net Proceeds of Asset Sales or Net Loss Proceeds of Events of Loss applied by Revel or any of the Restricted Subsidiaries since the date of this Indenture to repay any term Indebtedness, or repay any revolving credit Indebtedness under the Credit Agreement and effect a corresponding permanent reduction of commitments thereunder pursuant to Section 4.10 or 4.16 or otherwise, and (y) mandatory prepayments of excess cash flow made under the Credit Agreement to repay any term Indebtedness, or repay any revolving credit Indebtedness under the Credit Agreement and effect a corresponding permanent reduction of commitments thereunder;

(2) the incurrence by Revel or the Restricted Subsidiaries of the Existing Indebtedness;

(3) the incurrence by Revel and the Restricted Subsidiaries of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture, any PIK Payment, PIK Notes or PIK Interest and any registered Notes issued in exchange therefor pursuant to the Registration Rights Agreement, and in each case including the related Note Guarantees;

(4) the incurrence or assumption by Revel or any of the Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings, purchase money obligations or similar obligations, in each case, incurred or assumed for the purpose of financing all or any part of the purchase price or cost of acquisition, design, construction, repair, installation or improvement of property, plant or equipment (including acquisitions of Capital Stock of a Person that becomes a Restricted Subsidiary to the extent of the Fair Market Value of the property, plant or equipment of such Person) used in the Project or any other Permitted Business by Revel or any of the Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed $50.0 million at any time outstanding;

(5) Indebtedness in respect of one or more revolving credit facilities in an aggregate principal amount not to exceed at any time outstanding $50.0 million; provided that such Indebtedness shall not be incurred prior to the date that at the time of incurrence and based on the Project schedule then in effect, is reasonably expected to be six months or more prior to the Opening Date;

(6) the incurrence by Revel or any of the Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refinance Indebtedness (other than intercompany Indebtedness) that was permitted by this Indenture to be incurred under Section 4.09(a), under clause (2), (3), (4), or, without duplication, (20) of this Section 4.09(b) or under this clause (6);

(7) the incurrence by Revel or any of the Restricted Subsidiaries of intercompany Indebtedness between or among Revel and any of the Restricted Subsidiaries; provided, however, that:

(a) if Revel or any Guarantor is the obligor on such Indebtedness and the payee is not Revel or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of Revel, or its Note Guarantee under this Indenture, in the case of a Guarantor; and

(b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Revel or a Restricted Subsidiary, and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Revel or a Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Revel or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the incurrence by Revel or any of the Restricted Subsidiaries of Hedging Obligations with respect to interest rates entered into in the ordinary course of business (and not for speculative purposes); provided that such Hedging Obligations (i) relate to payment obligations on Indebtedness otherwise permitted to be incurred by this Indenture and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(9) the incurrence by Revel or any of the Restricted Subsidiaries of Indebtedness (not constituting Indebtedness for borrowed money) in respect of performance, surety, appeal or similar bonds, guarantees, workers’ compensation claims, self-insurance obligations, municipal bonds, special assessments, bankers’ acceptances or commercial or standby letters of credit or similar instruments, in the ordinary course of business (including to support Revel’s and the Restricted Subsidiaries’ applications for gaming licenses or such claims, obligations, bonds, bankers’ acceptances, special assessments or guarantees or for the benefit of a trade creditor) in an aggregate principal amount (without duplication) not greater than $25.0 million at any time outstanding; provided that in the event that Revel or any of the Restricted Subsidiaries enters into the revolving credit facility permitted under clause (5) of this paragraph, such amount shall be reduced to $15.0 million;

(10) the incurrence by Revel or any of the Restricted Subsidiaries of Indebtedness in connection with the repurchase, redemption or other acquisition or retirement for value of Equity Interests of Revel or any Parent Company permitted pursuant to the provisions of clause (6) or (14) of Section 4.07(b);

(11) any ERGG Monetization Indebtedness;

(12) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its incurrence;

(13) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(14) Indebtedness arising from agreements of Revel or any of the Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary;

(15) the guarantee by Revel or any of the Restricted Subsidiaries of Indebtedness of Revel or a Restricted Subsidiary that was permitted to be incurred by another provision of this Section 4.09;

(16) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and in connection with the development of the Project, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(17) to the extent constituting Indebtedness, the obligations under or payments or advances made under the Transportation Improvement Project Documents;

(18) Contingent Obligations with respect to Indebtedness permitted to be incurred by Revel or any of the Restricted Subsidiaries by another provision of this Section 4.09;

(19) to the extent constituting Indebtedness, (a) agreements for the deferred payment of premiums or to finance the payment of premiums owing by Revel or any Restricted Subsidiary under any insurance policies entered into in the ordinary course of business in connection with a Permitted Business or (b) arrangements referred to in clause (18) of Section 4.07(b); and

(20) the incurrence or issuance by Revel and/or any of the Restricted Subsidiaries of additional Indebtedness or Disqualified Stock in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refinance any other Indebtedness incurred pursuant to this clause (20), in an aggregate amount of not more than $25.0 million.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (20) above, or is entitled to be incurred pursuant to 4.09(a), Revel will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 4.09 as of the date of such classification or reclassification. Indebtedness under the Credit Agreement outstanding on the date of this Indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of “Permitted Debt.” In addition, any Indebtedness which is permitted to be incurred by Revel or any of the Restricted Subsidiaries under clause (4) of Section 4.09(b) may be incurred under the Credit Agreement or through the issuance of Additional Notes under this Indenture.

(d) The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock or Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.09; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Consolidated Interest Expense of Revel as accrued. Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that Revel or any of the Restricted Subsidiaries may incur pursuant to this Section 4.09 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i) the Fair Market Value of such assets at the date of determination; and

(ii) the amount of the Indebtedness of the other Person.

Section 4.10 Asset Sales.

(a) Revel shall not, and shall not permit any Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Revel (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of (a) the assets or (b) the Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by Revel or such Restricted Subsidiary is in the form of (i) Permitted Business Assets or (ii) cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(i) any liabilities, as shown on the most recent consolidated balance sheet (including the footnotes) of Revel and the Restricted Subsidiaries (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of such assets and from which Revel or such Restricted Subsidiary, as applicable, are released; and

(ii) any securities, Notes or other obligations, instruments, or assets received by Revel or any Restricted Subsidiary from such transferee that are converted within 180 days after receipt thereof by Revel or such Restricted Subsidiary into cash or Cash Equivalents, to the extent of the cash or Cash Equivalents received in that conversion.

(b) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Revel (or the applicable Restricted Subsidiary, as the case may be) may, at its option, apply such Net Proceeds to:

(1) repay, repurchase or redeem senior secured Indebtedness of Revel or any Restricted Subsidiary that is secured by Liens equal or senior in priority to the Liens securing the Notes and/or the Note Guarantees, as applicable, and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce the commitments with respect to that Indebtedness;

(2) make a capital expenditure, improve real property or acquire long-term assets that are Permitted Business Assets; provided that to the extent the Net Proceeds being applied are from an Asset Sale of an asset that was Collateral securing the Notes or a Note Guarantee, the assets acquired with such Net Proceeds shall be pledged as Collateral securing the Notes or a Note Guarantee and shall not constitute Excluded Assets (notwithstanding that such assets may be of a type that would otherwise constitute Excluded Assets); provided further that if the assets that were the subject of such Asset Sale were Excluded Assets or did not otherwise constitute Collateral, the assets acquired shall not be required to be pledged as Collateral;

(3) enter into a binding commitment to take, within 12 months after the date of such commitment, any of the actions in the foregoing clauses (1) and (2); or

(4) any combination of the actions listed in the foregoing clauses (1) through (3).

Revel (or such Restricted Subsidiary, as the case may be) shall comply with the terms of the Collateral Documents with respect to the continuation or granting of a security interest (subject to Permitted Liens and the terms of the Intercreditor Agreement) on any property or assets acquired or constructed with the Net Proceeds of any Asset Sale.

Pending the final application of any Net Proceeds, Revel (or such Restricted Subsidiary, as the case may be) may, at its option, (1) apply the Net Proceeds to temporarily reduce amounts outstanding under any senior secured revolving credit Indebtedness of Revel or any Restricted Subsidiary, (2) invest the Net Proceeds in Cash Equivalents, which will be subject to a security interest (subject to Permitted Liens and the terms of the Intercreditor Agreement) in favor of the Trustee, on behalf of the Holders of Notes, as security for the Notes or (3) otherwise invest or apply the Net Proceeds in any manner that is not prohibited by this Indenture.

The Credit Agreement requires Revel and the Restricted Subsidiaries, in certain circumstances, to apply the Net Proceeds from an Asset Sale to repay any loans outstanding under the Credit Agreement, and any revolving credit agreement entered into in the future may be subject to a similar requirement. In such circumstances, until the debt under the Credit Agreement and any such future revolving credit agreement has been repaid in full, there will not be any Net Proceeds.

(c) Any Net Proceeds from Asset Sales that are not applied or invested as provided in 4.10(b) shall constitute “Excess Proceeds.” Within 30 days following the date on which the aggregate amount of Excess Proceeds exceeds $50.0 million, Revel will make an offer (an “Asset Sale Offer”) to all Holders of Notes, to purchase the maximum principal amount (or accreted value, if applicable) of the Notes that may be purchased out of the amount of Excess Proceeds. To the extent that the aggregate principal amount (or accreted value, if applicable) of the Notes tendered into the Asset Sale Offer is less than the principal amount (or accreted value, if applicable) of Notes offered to be purchased in the Asset Sale Offer, Revel and its Restricted Subsidiaries may use those remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select such Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by Revel so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess of $2,000, will be purchased, other than any PIK Notes) or otherwise pursuant to Section 3.02, as applicable. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to but not including the date of purchase, and will be payable in cash. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

If the payment date in connection with a Asset Sale Offer is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest, if any, due on such interest payment date will be paid to the Person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to holders who tender Notes pursuant to such Asset Sale Offer.

Revel shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.10 and this Section 4.10 of this Indenture, Revel will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.10 or this Section 4.10 by virtue of such compliance.

Section 4.11 Transactions with Affiliates.

(a) Revel shall not, and shall not permit any of the Restricted Subsidiaries to, enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of Revel (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are not materially less favorable to Revel or the relevant Restricted Subsidiary, in the judgment of Revel, than those that would have been obtained in a comparable transaction by Revel or such Restricted Subsidiary with a Person that is not an Affiliate of Revel; and

(2) Revel or the applicable Restricted Subsidiary delivers to the Trustee:

(i) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Directors of Revel set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section 4.11 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Revel, to the extent that there are any such disinterested members of such Boards of Directors; and

(ii) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion (a copy of which shall be delivered to the Trustee) as to the fairness to Revel or such Restricted

Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing prior to or concurrently with the consummation of such Affiliate Transaction.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	the payment of fees, salaries and other compensation and reimbursement of expenses paid to, and indemnity and insurance arrangements provided on behalf of, current or former officers, managers, directors, employees, advisors or consultants in the ordinary course of business;

(2)	the entering into, and transactions with or payments to, including grants of securities, stock options and similar rights, any current or former employee, officer, managers, consultant, advisor or director pursuant to any compensation, service, severance or benefit plans or arrangements or employment or consulting agreement in the ordinary course of business;

(3)	transactions between or among Revel and/or the Restricted Subsidiaries and/or any Guarantors;

(4)	Permitted Investments and Restricted Payments that do not violate (and payments and transactions expressly permitted by) Section 4.07;

(5)	a disposition permitted pursuant to Section 4.10 (provided that the requirements of clause (2) of Section 4.11(a) shall apply to leases of portions of the Project permitted pursuant to clause (17) of the definition of “Asset Sales;” and provided further that dispositions permitted pursuant to clause (21), (22) or (23) of the definition of “Asset Sales” shall be on terms at least as favorable to Revel and the Restricted Subsidiaries, taken as a whole and giving effect to all related transactions and the benefits to the Project expected to result therefrom, as in a comparable arm’s length transaction);

(6)	the payment of Project Costs as permitted pursuant to the Disbursement Agreement;

(7)	the entering into of a customary agreement providing registration rights to the direct or indirect holders of Equity Interests or other securities of Revel and the performance of such agreements;

(8)	the disposition or issuance of any Equity Interests to any Affiliate if such issuance is otherwise not in contravention of the terms of this Indenture;

(9)	the entering into and performance of the Closing Date Transactions and the Financing Agreements and the transactions contemplated thereby and transactions entered into in connection with modifications to the Financing Agreements or the Closing Date Transactions;

(10)	the entering into of transactions with Unrestricted Subsidiaries or joint ventures in the manner contemplated by or under clauses (21), (22) and (23) of the definition of “Asset Sales” or for the purpose of developing the assets held by such Unrestricted Subsidiaries or joint ventures;

(11)	any agreements as in effect on the date of issuance of the Notes and transactions contemplated thereby and any renewals, replacements or amendments thereof (so long as the terms of such renewals, replacements or amendments are not materially less favorable, taken as a whole, in the judgment of Revel, to the Holders of the Notes as compared to the applicable agreement as in effect on the date of issuance of the Notes);

(12)	pledges of Equity Interests of Unrestricted Subsidiaries;

(13)	leases by Revel to one or more Affiliates of space, at market rental rates, to the extent permitted under the Collateral Documents;

(14)	the issuance of Units, Notes (including PIK Notes), Warrants or Common Stock or redemption, repurchase, exchange or exercise of such securities held by any Affiliate or the incurrence of Indebtedness by Revel or any Restricted Subsidiary of Revel from any Affiliate if such issuance or incurrence is otherwise not in contravention of the terms of this Indenture and is on terms that are not materially less favorable to Revel and the Guarantors than those that could have been obtained in a comparable transaction by Revel and the Guarantors with a Person that is not an Affiliate;

(15)	(i) the reimbursement of Affiliates permitted under Section 4.4 of the Disbursement Agreement and (ii) the reimbursement of amounts provided by an Affiliate for application towards expenditures necessary as a result of an Event of Loss prior to receipt of insurance proceeds or other proceeds, as the case may be, by Revel or any of the Restricted Subsidiaries with respect thereto;

(16)	transactions contemplated by the Intellectual Property License Agreements;

(17)	transactions with Unrestricted Subsidiaries or joint ventures in the manner contemplated under clause (22) of the definition of “Permitted Investments;” and

(18)	the Closing Date Transactions.

Section 4.12 Liens.

Revel shall not, and shall not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien securing Indebtedness on any asset owned on the date of this Indenture or thereafter acquired by Revel or such Restricted Subsidiary, or on any income or revenues or rights in respect of any thereof or therefrom, except Permitted Liens.

Section 4.13 Line of Business.

Revel shall not, and shall not permit any of the Restricted Subsidiaries to, engage in any business or investment activities other than the Permitted Business, except to the extent as would not be material to Revel and the Restricted Subsidiaries taken as a whole.

Section 4.14 Corporate and Organizational Existence.

Subject to Section 4.10 and Article 5, Revel shall, and shall cause the Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect its existence in accordance with their respective organizational documents (as the same may be amended from time to time), and the material rights, licenses and franchises of Revel and each Restricted Subsidiary necessary in the normal amount of its business, provided that Revel is not required to preserve any such right, license or franchise, or the existence of any Restricted Subsidiary, if the maintenance or preservation thereof is no longer desirable in the conduct of the business of Revel and the Restricted Subsidiaries taken as a whole or would not have a material adverse effect on Revel and the Restricted Subsidiaries taken as a whole.

Section 4.15 Offer to Purchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require Revel to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000 except in the case of PIK Notes) of such Holder’s Notes for an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to but not including the date of purchase (the “Change of Control Offer”) (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, Revel will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice.

(b) On the Change of Control Payment Date, Revel will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered (and not withdrawn) pursuant to the Change of Control Offer;

(ii) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered (and not withdrawn) and accepted for payment by Revel; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted for payment together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Revel.

(c) The paying agent will promptly mail to each Holder of Notes properly tendered (and not withdrawn) and accepted for payment the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note, except for PIK Notes, will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.

(d) If the payment date in connection with a Change of Control Offer is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest, if any, due on such interest payment date will be paid to the Person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to holders who tender Notes pursuant to such Change of Control Offer.

(e) The provisions of Section 4.15(a) will be applicable whether or not any other provisions hereof are applicable. Except as described above with respect to a Change of Control, this Indenture does not contain provisions that permit the Holders of the Notes to require that Revel repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

(f) Revel will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by Revel and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) a notice of redemption has been given pursuant to Section 3.07, unless and until there is a default in payment of the applicable redemption price.

Revel shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with the purchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.10 and this Section 4.15 of this Indenture, Revel will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.10 or this Section 4.15 by virtue of such compliance.

Section 4.16 Events of Loss

(a) If Revel or any of the Restricted Subsidiaries experiences an Event of Loss after the Opening Date (any such Event of Loss, a “Post Opening Event of Loss”), then within 540 days after the receipt of any Net Loss Proceeds from such Post Opening Event of Loss, Revel (or the applicable Restricted Subsidiary, as the case may be) may, at its option, apply such Net Loss Proceeds to:

(1) rebuild, repair, replace or construct improvements to the Project;

(2) repay, repurchase or redeem senior secured Indebtedness of Revel or any Restricted Subsidiary that is secured by Liens equal or senior in priority to the Liens securing the Notes and/or the Note Guarantees and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly permanently reduce the commitments with respect to that Indebtedness;

(3) make a capital expenditure, improve real property or acquire long-term assets that are Permitted Business Assets; provided that to the extent the Net Loss Proceeds being applied are from a Post-Opening Event of Loss of an asset that was Collateral securing the Notes or a Note Guarantee, the assets acquired with such Net Loss Proceeds shall be pledged as Collateral securing the Notes or a Note Guarantee and shall not constitute Excluded Assets

(notwithstanding that such assets may be of a type that would otherwise constitute Excluded Assets); provided further that if the assets that were the subject of such Post-Opening Event of Loss were Excluded Assets or did not otherwise constitute Collateral, the assets acquired shall not be required to be pledged as Collateral;

(4) enter into a binding commitment to take, within 12 months after the date of such commitment, any of the actions in the foregoing clauses (1), (2) or (3); or

(5) any combination of the actions listed in the foregoing clauses (1) through (4).

(b) The ability of Revel or any Restricted Subsidiary to repair or restore any of the Collateral following an Event of Loss that occurs with respect to the Collateral on or prior to the Opening Date (any such Event of Loss, a “Pre-Opening Event of Loss”), will be governed by the Credit Agreement and the Disbursement Agreement.

Any Net Loss Proceeds that are (a) in the case of a Pre-Opening Event of Loss, not permitted to be used to repair or restore the Collateral pursuant to the Disbursement Agreement and (b) in the case of a Post-Opening Event of Loss, not applied or reinvested as provided in Section 4.16(a), shall be deemed “Excess Loss Proceeds.” Within 30 days following the date on which the aggregate amount of Excess Loss Proceeds exceeds $50.0 million, Revel will make an offer (an “Event of Loss Offer”) to all Holders of Notes to purchase the maximum principal amount (or accreted value, as applicable) of the Notes that may be purchased out of the amount of Excess Loss Proceeds. To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes tendered into the Event of Loss Offer is less than the principal amount (or accreted value, as applicable) of Notes offered to be purchased in the Event of Loss Offer, Revel and its Restricted Subsidiaries may use those remaining Excess Loss Proceeds for any purpose not otherwise prohibited hereby. If the aggregate principal amount (or accreted value, as applicable) of Notes tendered into the Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the Trustee will select such Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by Revel so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess of $2,000, will be purchased, other than any PIK Notes) or otherwise pursuant to Section 3.02, as applicable. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to but not including the date of purchase, and will be payable in cash. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

If the payment date in connection with a Event of Loss Offer is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest, if any, due on such interest payment date will be paid to the Person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to holders who tender Notes pursuant to such Event of Loss Offer.

Pending the final application of any Net Loss Proceeds, Revel (or such Restricted Subsidiary, as the case may be) may, at its option, (1) apply the Net Loss Proceeds to temporarily reduce amounts outstanding under any senior secured revolving credit Indebtedness of Revel or any Restricted Subsidiary, (2) invest the Net Loss Proceeds in Cash Equivalents, which will be subject to a first priority security interest (subject to Permitted Liens and the terms of the Intercreditor Agreement) in favor of the Trustee, on behalf of the Holders of Notes, as security for the Notes or (3) otherwise invest or apply the Net Loss Proceeds in any manner that is not prohibited.

Revel shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent these laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of Section 3.10 and this Section 4.16 of this Indenture, Revel will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under Section 3.10 or this Section 4.16 by virtue of such compliance.

Section 4.17 Designation of Restricted and Unrestricted Subsidiaries.

The Board of Directors of Revel may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default or an Event of Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Revel and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made in an Unrestricted Subsidiary as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses the definition of “Permitted Investments,” as determined by Revel. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.” The Board of Directors of Revel may redesignate any Unrestricted Subsidiary of Revel to be a Restricted Subsidiary if the redesignation would not cause a Default or an Event of Default.

Any designation of a Subsidiary as an Unrestricted Subsidiary will be evidenced to the Trustee by filing with the Trustee a certified copy of a resolution of the Board of Directors of Revel giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07. If, after the time of designation, any Unrestricted Subsidiary failed to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.09, Revel will be in default of such section. The Board of Directors of Revel may at any time redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 4.09, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable Reference Period; and (2) no Default or Event of Default would occur as a result of such designation.

Section 4.18 Additional Note Guarantees.

(a) After the Issue Date, Revel will cause each Domestic Subsidiary (other than an Immaterial Subsidiary) (i) created or acquired by Revel or one or more of its Restricted Subsidiaries and (ii) that is a borrower or guarantor under the Credit Agreement or any Capital Markets Debt of Revel to provide a Note Guarantee. Each Note Guarantee shall be released or terminated in accordance with the provisions of Article 11.

(b) The obligation of any Domestic Subsidiary to become a Guarantor and execute a supplemental Indenture will be subject to the receipt of required prior approvals from any applicable Gaming Authority, which Revel and the Restricted Subsidiaries have agreed to use commercially reasonable efforts to obtain. However, we cannot assure you as to whether and to what extent the Notes will be guaranteed by any additional Subsidiaries in the future.

(c) If any Subsidiary Guarantor becomes an Immaterial Subsidiary, Revel shall have the right, by execution and delivery of a supplemental Indenture to the Trustee, to cause such Immaterial Subsidiary to cease to be a Guarantor, subject to the requirement that such Subsidiary shall be required to become a Guarantor if it ceases to be an Immaterial Subsidiary.

(d) Notwithstanding any of the foregoing, if a Subsidiary has been properly designated as an Unrestricted Subsidiary it shall not be so required to become a Guarantor or execute a supplemental indenture.

Section 4.19 Further Assurances.

(a) Revel will, and will cause the Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be commercially reasonably required from time to time in order to, to the extent not prohibited by Gaming Authorities or applicable Gaming Laws and subject to the Intercreditor Agreement, carry out the purposes of the Collateral Documents, and create, grant, perfect and maintain the perfection and priority of any of the Liens created, or intended to be created, by the Collateral Documents.

(b) The Trustee shall, upon the request of Revel:

(i) release or subordinate any Lien on any Collateral granted to or held by the Trustee, as Notes Collateral Agent, under this Indenture or any Collateral Document to the holder of any Lien on such property that is permitted by clause (18) of the definition of “Permitted Liens,” to the extent required by the terms of the Obligations secured by such Liens;

(ii) consent to and enter into (and execute documents permitting the filing or recording, where appropriate) (x) the grant of easements and covenants, conditions, restrictions and declarations and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases of any portion of the Project, as applicable, in connection with the transactions contemplated by clauses (17), (18), (19), (20), (21), (22) and (23) of the definition of “Permitted Dispositions” or clause (19) of the definition of “Permitted Investments;”

(iii) subordinate any mortgage to any reciprocal easement agreements, covenants, conditions and restrictions and other similar rights which are requested by Revel or any Restricted Subsidiary pursuant to the transactions contemplated by clauses (17), (18), (19), (20), (21), (22) and (23) of the definition of “Permitted Dispositions” or clause (19) of the definition of “Permitted Investments;” and

(iv) with respect to the transactions contemplated by clause (20) of the definition of “Permitted Dispositions,” (A) enter into an intercreditor agreement with Revel or the applicable Restricted Subsidiary of Revel, the CUP Holder and the agent or trustee for the persons providing financing for the CUP Holder (the “CUP Holder Agent”), providing for (1) intercreditor provisions in respect of Revel’s or such Restricted Subsidiary’s second Lien on substantially all of the assets of the CUP Holder and (2) an acknowledgement by the CUP Holder Agent of Revel’s or such Restricted Subsidiary’s rights, if any, to control construction of the CUP and (B) one or more consents to assignment with Revel or such Restricted Subsidiary, the CUP Holder and/or the CUP Holder Agent, in each case, providing for (1) the CUP Holder’s consent to the collateral assignment of the Energy Services Agreement by Revel or such Restricted Subsidiary to the Collateral Agent and (2) Revel’s or such Restricted Subsidiary’s consent to the collateral assignment of the Energy Services Agreement by the CUP Holder to the CUP Holder Agent; and (v) consent to and enter into (and execute documents permitting the filing or recording, where appropriate) any additional (x) grants of easements, access, rights of way and covenants, conditions, restrictions and declarations, (y) subordination, non-disturbance and attornment agreements, and (z) intercreditor agreements relating to the CUP Lease, the Energy Services Agreement and Indebtedness permitted under clause (5) of the definition of “Permitted Debt”, control agreements and any other related agreements, instruments or other documents, in connection with the Collateral (as defined in the Intercreditor Agreement) to the extent the administrative agent or the collateral agent under the Credit Agreement enters into a comparable document with respect to the Collateral (as defined in the Intercreditor Agreement), which shall be on terms substantially similar thereto (taking into account the lien priority set forth in the Intercreditor Agreement).

In each such case, the Trustee will (and each Holder irrevocably authorizes the Trustee to), at Revel’s expense, execute and deliver to Revel and the Restricted Subsidiaries such documents as Revel or any Restricted Subsidiary may reasonably request to evidence the release of such item of Collateral from the security interest granted under the Collateral Documents or any such consents or subordination agreements and other documents to effectuate the matters referenced above, in each case in accordance with the terms of this Indenture.

The Trustee shall enter into control agreements with respect to (i) the ERGG Proceeds Account and (ii) if requested by Revel any other deposit account, securities account or commodity account that Revel or any Guarantor may hereafter establish (excluding the Bank Proceeds Account and the Interest Reserve Account) with respect to which Revel or such Guarantor has also entered into a control agreement granting control to the collateral agent under the Credit Agreement, in each case with Revel or any applicable Restricted Subsidiary of Revel and the financial institution at which such account is held, which control agreement shall be in a form satisfactory to Revel and such financial institution (and, in the case of the ERGG Proceeds Account, the Trustee).

ARTICLE 5.

SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets.

(a) Revel will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not Revel is the surviving entity) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to another Person, unless:

(1) either (a) Revel is the surviving entity or (b) the Person formed by or surviving any such consolidation or merger (if other than Revel) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made is either (x) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (y) a limited liability company formed and existing under the laws of the United States of America, any state thereof or the District of Columbia, provided that in the case of this clause (y) the Notes have a co-issuer that is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Revel) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of Revel under the Notes, this Indenture, the Registration Rights Agreement and the Collateral Documents pursuant to written agreements reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) such transaction would not result in the loss or suspension or material impairment of any material Gaming License of Revel and the Restricted Subsidiaries (taken as a whole) unless a comparable new or replacement Gaming License is effective prior to or simultaneously with such loss, suspension or material impairment;

(5) Revel or the Person formed by or surviving any such consolidation or merger (if other than Revel), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in Section 4.09(a) or (ii) would have a Consolidated Coverage Ratio equal to or greater than the Consolidated Coverage Ratio for Revel immediately prior to such transaction;

(6) such transaction, at the time it is undertaken, would not require any Holder or Beneficial Owner of Notes in its capacity as a Holder of Notes to obtain a Gaming License or be qualified or found suitable under the law of any applicable gaming jurisdiction (provided that such Holder or Beneficial Owner would not have been required to obtain a Gaming License or be qualified or found suitable under the laws of any applicable gaming jurisdiction in the absence of such transaction); and

(7) Revel shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such transaction and such agreements, if any, comply with this Indenture.

In addition, Revel will not, directly or indirectly, lease all or substantially all of the properties and assets of it and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

This Section 5.01 will not apply to: (i) a merger, consolidation, sale, assignment, lease, transfer, conveyance or other disposition of assets between or among Revel and any of the Guarantors (including a Person that becomes a Guarantor upon consummation of such transaction); or (ii) the Closing Date Transactions. In addition, without complying with clause (5) above, Revel or its Restricted Subsidiaries may effectuate a reincorporation or reorganization of Revel or any of the Restricted Subsidiaries in another state of the United States or the District of Columbia.

Upon any sale, assignment, transfer, conveyance or other disposition of all or substantially all of Revel’s and the Restricted Subsidiaries’ assets, taken as a whole, in compliance with the provisions of this Section 5.01, Revel and the Restricted Subsidiaries will be released from the obligations under the Notes, the Note Guarantees, and the Collateral Documents except with respect to any obligations that arise from, or are related to, such transaction.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Revel in a transaction that is subject to, and that complies with the provisions of, Section 5.01, the successor Person formed by such consolidation or into or with which Revel is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, transfer, conveyance, assignment or other disposition, the provisions of this Indenture referring to “Revel” shall refer instead to the successor Person and not to Revel), and may exercise every right and power of Revel under this Indenture with the same effect as if such successor Person had been named as Revel herein.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

(a) Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest on, if any, with respect to the Notes; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(2) default in the payment when due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on, the Notes; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(3) failure by Revel or any of the Restricted Subsidiaries to comply with their obligations under Section 4.10, 4.15, 4.16 or 5.01;

(4) subject to Section 6.01(e), failure by Revel or any of the Restricted Subsidiaries for 60 days after receipt of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other covenants not set forth in clause (3) above;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Revel or any of the Guarantors (or the payment of which is guaranteed by Revel or any of the Guarantors), whether such Indebtedness or guarantee existed on the date hereof, or is created after the date hereof, if that default:

(i) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (including any extensions thereof) on the date of such default (a “Payment Default”); or

(ii) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more;

(6) failure by Revel or any of the Guarantors to pay final non-appealable judgments entered by a court or courts of competent jurisdiction (to the extent not paid or covered by insurance or, if not so covered by insurance, for which adequate cash reserves have not been provided in accordance with GAAP) aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) with respect to (i) prior to the Opening Date, any portion of the Collateral with a Fair Market Value in excess of $2.5 million and (ii) on and after the Opening Date, any portion of the Collateral with a Fair Market Value in excess of $7.5 million, any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created by the Collateral Documents; provided that the occurrence of any of the foregoing events shall constitute an Event of Default only if the same shall continue unremedied for 60 days after the earlier of Revel having actual knowledge of such occurrence or receipt by Revel of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

(8) except as permitted or contemplated therein or herein, any Note Guarantee issued by a Significant Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect other than in accordance with its terms or any Significant Restricted Subsidiary, or any Person acting on behalf of any such Person, shall deny or disaffirm its obligations under its Note Guarantee;

(a) an involuntary case or other proceeding is commenced against Revel or any Guarantor that constitutes a Significant Restricted Subsidiary (or any group of Guarantors that, taken together, would constitute a Significant Restricted Subsidiary) with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against Revel or any Guarantor that constitutes a Significant Restricted Subsidiary (or any group of Guarantors that, taken together, would constitute a Significant Restricted Subsidiary) under the federal bankruptcy laws as now or hereafter in effect and the order remains in effect for a period of 60 consecutive days; or

(b) Revel or any Guarantor that constitutes a Significant Restricted Subsidiary (or any group of Guarantors that, taken together, would constitute a Significant Restricted Subsidiary) (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Revel or any Guarantor that constitutes a Significant Restricted Subsidiary (or any group of Guarantors that, taken together, would constitute a Significant Restricted Subsidiary) or for all or substantially all of the property and assets of Revel or any Guarantor that constitutes a Significant Restricted Subsidiary (or any group of Guarantors that, taken together, would constitute a Significant Restricted Subsidiary) or (iii) effects any general assignment for the benefit of creditors (an event of default specified in this clause (9) a “bankruptcy default”); or

(9) (i) failure to obtain by the Opening Date the requisite Gaming Approvals for the ownership, use or operation of the Project or (ii) a License Revocation that continues for ten or more consecutive Business Days prohibiting gaming operations accounting for 10% or more of the consolidated gross revenues (calculated in accordance with GAAP) of Revel and the Restricted Subsidiaries related to gaming operations; or

(10) the Opening Date has not occurred on or prior to January 1, 2013.

(b) Notwithstanding clause (4) of Section 6.01(a) above or any other provision hereof, except as provided in the final sentence of this paragraph, the sole remedy for any failure to comply by Revel with Section 4.03 shall be the payment of special interest as described in the following sentence, such failure to comply shall not constitute an Event of Default, and Holders of the Notes shall not have any right hereunder to accelerate the maturity of the Notes as a result of any such failure to comply. If a failure to comply by Revel with Section 4.03 continues for

60 days after Revel receives notice of such failure to comply in accordance with clause (4) of the first paragraph above (such notice, the “Reports Default Notice”), and is continuing on the 60th day following Revel’s receipt of the Reports Default Notice, Revel will pay Special interest to all Holders of Notes at a rate per annum equal to 0.25% of the principal amount of the Notes from the 60th day following Revel’s receipt of the Reports Default Notice to but not including the earlier of (x) the 121st day following Revel’s receipt of the Reports Default Notice and (y) the date on which the failure to comply by Revel with Section 4.03 shall have been cured or waived. On the earlier of the date specified in the immediately preceding clauses (x) and (y), such Special interest will cease to accrue. If the failure to comply by Revel with Section 4.03 shall not have been cured or waived on or before the 121st day following Revel’s receipt of the Reports Default Notice, then the failure to comply by Revel with Section 4.03 shall on such 121st day constitute an Event of Default. A failure to comply with Section 4.03 automatically shall cease to be continuing and shall be deemed cured at such time as Revel furnishes to the Trustee the applicable information or report (it being understood that the availability of such information or report on the SEC’s EDGAR service (or any successor thereto) shall be deemed to satisfy Revel’s obligation to furnish such information or report to the Trustee)

Section 6.02 Acceleration.

(a) If an Event of Default, other than a bankruptcy default, occurs and is continuing under this Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by written notice to the Issuer (and to the Trustee if the notice is given by the Holders), may, and the Trustee at the written request of Holders of at least 25% in aggregate principal amount of the Notes then outstanding shall, declare the principal of and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If a bankruptcy default occurs under clause (9) of Section 6.01(a), the principal of and accrued interest on the Notes then outstanding will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b) The Holders of a majority in principal amount of the outstanding Notes by written notice to the Issuer and to the Trustee may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if

(1) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and interest on the Notes that have become due solely by the declaration of acceleration, have been cured or waived, and

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

(c) In the event of a declaration of acceleration of the Notes because an Event of Default described in clause (9) under Section 6.01(a) has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically annulled if the payment default triggering such Event of Default pursuant to such clause (9) shall be remedied or cured, or waived by the holders of the Indebtedness, or the Indebtedness that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium, if any, or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

Section 6.03 Limitation on Suits.

Subject to Section 6.08, no Holder may pursue any remedy with respect to the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) holders of at least 25% in aggregate principal amount of the then outstanding Notes have requested the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Section 6.04 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.05 Waiver of Past Defaults.

Except as otherwise provided in Sections 6.02, 6.07 and 9.02, the Holders of a majority in principal amount of the outstanding Notes may, by written notice to the Trustee, waive an existing Default and its consequences and waive all past defaults and rescind and annul a declaration of acceleration and its consequences.

Section 6.06 Control by Majority.

Subject to the Intercreditor Agreement, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. In addition, the Trustee may refuse to follow any direction that conflicts with law or this Indenture that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in personal liability.

Section 6.07 [Reserved]

Section 6.08 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.09 Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against Revel for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.10 Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to Revel (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11 Priorities.

Subject to the Intercreditor Agreement, if the Trustee collects any money pursuant to this Article 6, it shall pay out the money in the following order:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any and interest, respectively; and

Third: to Revel or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.11.

Section 6.12 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.12 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.08, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7.

TRUSTEE

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Collateral Documents, and the Trustee need perform only those duties that are specifically set forth in this Indenture and the Collateral Documents, and no others, and no implied covenants or obligations shall be read into this Indenture and the Collateral Documents against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture and the Collateral Documents. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture and the Collateral Documents.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this Section 7.01(c) does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b), and (c) of this Section 7.01.

(e) No provision of this Indenture or the Collateral Documents shall require the Trustee to expend or risk its own funds or incur any liability. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture and the Collateral Documents at the request of any Holders, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with Revel. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the written advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture or the Collateral Documents, any demand, request, direction or notice from Revel shall be sufficient if signed by an Officer of Revel.

(f) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or the Collateral Documents at the request or direction of any of the Holders unless such Holders have offered to the Trustee security or indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction. Nor shall the Trustee be bound to investigate (i) the performance of any of the covenants, agreements or other terms or conditions set forth herein or in any Collateral Document, (ii) the occurrence of any default, or the validity, enforceability, effectiveness or genuineness of any Collateral Document or other agreement, instrument or document, (iii) the creation, perfection or priority of any lien, (iv) the value or sufficiency of any Collateral or (v) the satisfaction of any condition set forth in any Collateral Document.

(g) Except as expressly provided herein, the Trustee shall have no duty to inquire as to the performance of Revel with respect to the covenants contained in Articles 4 and 5.

(h) The Trustee shall not be deemed to have knowledge of an Event of Default except (i) any Default or Event of Default occurring pursuant to Sections 6.01(a)(1) and (2) or (ii) any Default or Event of Default of which the Trustee shall have received written notification or obtained actual knowledge thereof.

(i) The Trustee may request that Revel deliver Officers’ Certificates setting forth the names of individuals and their titles and specimen signatures of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificates may be signed by any person authorized to sign an Officers’ Certificate, as the case may be, including any person specified as so authorized in any such certificate previously delivered and not superseded.

(j) Any permissive right granted to the Trustee shall not be construed as a mandatory duty.

(k) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(l) In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions or utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

Section 7.03 Individual Rights of Trustee.

The Trustee, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with Revel or any Affiliate of Revel with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if this Indenture has been qualified under the TIA) or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for Revel’s use of the proceeds from the Notes or any money paid to Revel or upon Revel’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail a notice of the Default or Event of Default to Holders within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on, any Note, the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

Section 7.06 Reports by Trustee to Holders of the Notes.

(a) Within 60 days after each April 15 beginning with the April 15 following the date of this Indenture, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b)(2). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

(b) A copy of each report at the time of its mailing to the Holders of Notes shall be mailed by the Trustee to Revel and filed by the Trustee with the SEC and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). Revel shall promptly notify the Trustee when the Notes are listed on any stock exchange.

Section 7.07 Compensation and Indemnity.

(a) Revel shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. Revel shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) Revel and the Guarantors shall indemnify the Trustee, jointly and severally, against any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Collateral Documents, including the costs and expenses of enforcing this Indenture against Revel and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by Revel, the Guarantors or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or thereunder, respectively, except to the extent any such loss, liability or expense may be attributable to its gross negligence or bad faith. The Trustee shall notify Revel promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify Revel shall not relieve Revel or any of the Guarantors of their obligations hereunder. Revel or such Guarantor shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and Revel shall pay the reasonable fees and expenses of such counsel. Neither Revel nor any Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of Revel and the Guarantors under this Section 7.07 shall survive the satisfaction and discharge of this Indenture.

(d) To secure Revel’s and the Guarantors’ payment obligations in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(k) or (l) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The Trustee shall comply with the provisions of TIA § 313(b)(2) to the extent applicable.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying Revel in writing. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and Revel in writing. Revel may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, Revel shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by Revel.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, Revel, or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to Revel. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, Revel’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA § 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

Section 7.11 Preferential Collection of Claims Against Revel.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

Revel may, at its option and at any time, elect to have either Section 8.02 or 8.03 be applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon Revel’s exercise under Section 8.01 of the option applicable to this Section 8.02, Revel and the Restricted Subsidiaries shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all outstanding Notes, each of the Guarantors shall be deemed to be discharged from their obligations with respect to their Note Guarantees and Revel and each of the Guarantors shall be deemed to be discharged from their obligations with respect to the Registration Rights Agreement and the Collateral Documents, and all Liens in the Collateral shall be released, on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that Revel, the Restricted Subsidiaries and each of the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in Sections 8.02(a) and (b) below, and to have satisfied all their other obligations under such Notes, the Note Guarantees, Registration Rights Agreement and the Collateral

Documents, and this Indenture (and the Trustee, on demand of and at the expense of Revel, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(b) Revel’s obligations with respect to the Notes under Article 2 and Section 4.02;

(c) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, Revel’s and the Guarantors’ obligations in connection therewith; and

(d) this Article 8.

Subject to compliance with this Article 8, Revel may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03 Covenant Defeasance.

Upon Revel’s exercise under Section 8.01 of the option applicable to this Section 8.03, Revel and the Restricted Subsidiaries shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Sections 4.03 through 4.19 inclusive and Section 5.01(a)(5) and in the Registration Rights Agreement and the Collateral Documents with respect to the outstanding Notes and the Note Guarantees, and all Liens on the Collateral and all Note Guarantees shall be released, on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, Revel, the Restricted Subsidiaries and each of the Guarantors released may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby. In addition, upon Revel’s exercise of Covenant Defeasance, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(a)(3) through 6.01(a)(7), 6.01(a)(9) and 6.01(a)(10) shall not constitute Events of Default. Revel may, within 90 days following the exercise of Covenant Defeasance, redeem the Notes in whole and not in part pursuant to an optional redemption pursuant to Section 3.07(b) and apply the defeasance trust to such redemption.

Section 8.04 Conditions to Legal or Covenant Defeasance.

(a) In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(1) Revel must irrevocably deposit, or cause to be deposited, with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date (which redemption date may be more than 60 days after the date the deposit is made), as the case may be, and Revel must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date (provided that Revel may (within 90 days of such deposit) subsequently redeem the notes in whole and not in part as provided in Section 3.07(b);

(2) in the case of Legal Defeasance, Revel must deliver, or cause to be delivered, to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) Revel has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date hereof, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Legal Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Revel must deliver, or cause to be delivered, to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit or any similar or substantially concurrent deposit relating to other Indebtedness which is being defeased or discharged and, in each case, the granting of Liens in connection therewith);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture or any agreement or instrument governing any other Indebtedness which is being defeased or discharged) to which Revel, any Restricted Subsidiary or any Guarantor is a party or by which any such Person is bound;

(6) Revel must deliver, or cause to be delivered, to the Trustee an Officers’ Certificate stating that the deposit was not made by Revel with the intent of preferring the Holders over the other creditors of Revel with the intent of defeating, hindering, delaying or defrauding any creditors of Revel or others; and

(7) Revel must deliver, or cause to be delivered, to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

The Legal Defeasance or Covenant Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Revel acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, but such money need not be segregated from other funds except to the extent required by law.

Revel shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to Revel from time to time upon the request of Revel any money or non-callable Government Securities held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(b)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Revel.

Any money deposited with the Trustee or any Paying Agent, or then held by Revel, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall, subject to applicable unclaimed property laws, be paid to Revel on its request or (if then held by Revel) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to Revel for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of Revel as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of Revel cause to be published once, in the New York Times (national edition) and The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to Revel.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or non-callable Government Securities in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then Revel’ or the Guarantors’ obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if Revel make any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, Revel shall subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

(a) Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder, Revel, the Restricted Subsidiaries, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes or the Note Guarantees or, subject to the terms of the Intercreditor Agreement, the Collateral Documents:

(1) to cure any ambiguity, defect, mistake or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of Certificated Notes, including, in the event that PIK Notes are issued in certificated form, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes;

(3) to provide for the assumption of Revel’s or a Guarantor’s obligations to Holders and holders of Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Revel’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(5) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(6) to comply with the rules of any applicable securities depository;

(7) to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the Holders of Notes;

(8) to conform the text of this Indenture, the Note Guarantees or the Notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of this Indenture, the Note Guarantees or the Notes;

(9) to provide for the issuance of additional Notes in accordance with the limitations set forth herein;

(10) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(11) to enter into additional or supplemental Collateral Documents or Guarantees or an intercreditor agreement with respect thereto; or

(12) to provide for the matters contemplated by Section 4.19.

Upon request of Revel, the Trustee will enter into amendments, restatements and modifications of the Collateral Documents from time to time in connection with the grant of any Permitted Liens; provided, however, that any such amended, restated or modified Collateral Documents contain terms no less favorable to the Trustee or the Holders than the terms contained in the Collateral Documents being amended, restated or modified (except as expressly provided for in this Indenture); provided, further, that any such amendment, restatement or modification does not otherwise adversely affect the rights or remedies of the Trustee or the Holders in any material respect (except as expressly provided for in this Indenture).

Upon the request of Revel accompanied by a resolution of its Board of Directors authorizing the execution of any such amended or supplemental Indenture in connection with any amendment or supplement authorized by this Section 9.01, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee shall join with Revel and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

Section 9.02 With Consent of Holders of Notes.

Except as provided below in this Section 9.02, Revel, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, the Note Guarantees, and, subject to the terms of the Intercreditor Agreement, the Collateral Documents may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any, and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) voting as a single class, and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes) or compliance with any provision of this Indenture, the Notes, the Note Guarantees or, subject to the terms of the Intercreditor Agreement, the Collateral Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Upon the request of Revel accompanied by a resolution of their respective Boards of Directors authorizing the execution of any such amended or supplemental Indenture in connection with any amendment or supplement authorized by this Section 9.02, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 7.02, the Trustee shall join with Revel and the Guarantors in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture directly affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental Indenture.

It is not necessary for the consent of the Holders of Notes under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it is sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, Revel shall furnish or make available to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of Revel to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each Holder affected or, in the case of clauses (8) and (9) below only, without the consent of the holders of at least 66 2/3% in the aggregate principal amount of the Notes then outstanding, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1)	reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to any of Sections 3.10, 4.10, 4.15 and 4.16);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes

(7)	waive a redemption payment with respect to the Notes (other than a payment required by any of Sections 3.10, 4.10, 4.15 and 4.16);

(8)	release all or substantially all of the Collateral except in accordance with the provisions of the Collateral Documents;

(9)	release any Guarantor from any of its obligations under its Note Guarantee or this Indenture if the assets or properties of that Guarantor constitute all or substantially all of the Collateral, except in accordance with the terms of this Indenture;

(10)	amend the provisions of this Indenture described in Section 10.03; or

(11)	make any change in the preceding amendment and waiver provisions.

Section 9.03 Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in a amended or supplemental Indenture that complies with the TIA as then in effect.

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. Revel in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. Revel and the Guarantors may not sign an amendment or supplemental indenture until their respective Boards of Directors approve it. In executing any amended or supplemental indenture, the Trustee shall be entitled to receive and shall be fully protected in relying in good faith upon, in addition to the documents required by Section 14.04, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10.

COLLATERAL AND SECURITY

Section 10.01 Collateral Documents.

The due and punctual payment of the principal of and interest and premium, if any, on the Notes when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of and interest and premium, if any, on the Notes and performance of all other obligations of Revel and the Guarantors to the Holders of Notes or the Trustee under this Indenture and the Notes, according to the terms hereunder or thereunder, are secured as provided in the Collateral Documents which Revel and the Guarantors have entered into prior to or simultaneously with the execution of this Indenture (including, without limitation, the Collateral Documents listed on Exhibit G hereto). Each Holder of Notes, by its acceptance thereof, consents and agrees to the terms of the Collateral Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and limitations on exercise of rights and remedies) as the same may be in effect or may be amended from time to time in accordance with the terms of this Indenture and the Collateral Documents and authorizes and directs the Trustee to enter into the Collateral Documents and to perform its obligations and exercise its rights thereunder in accordance therewith. Revel and Guarantors shall deliver to the Trustee copies of all documents delivered to the Collateral Agent pursuant to the Collateral Documents and Revel shall do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Collateral Documents, to assure and confirm to the Trustee the security interests in the Collateral contemplated hereby, by the Collateral Documents or any part thereof, as from time to time constituted, so as to render the same available (subject to the terms of the Intercreditor Agreement) for the security and benefit of this Indenture, the Notes and the Note Guarantees secured by the Collateral Documents, according to the intent and purposes therein expressed. Subject to the terms of the Intercreditor Agreement, Revel shall take, and shall cause the Restricted Subsidiaries that are party to one or more Collateral Documents to take, upon request of the Trustee, any and all actions reasonably required to cause the Collateral Documents to create and maintain, as security for the Obligations of Revel hereunder and of the Guarantors under the Note Guarantees, a valid and enforceable perfected Lien of the priority required by the Collateral Documents in and on all the Collateral, in favor of the Trustee for the benefit of the Holders of Notes, subject to Permitted Liens and the terms of the Intercreditor Agreement. The Holders hereby designate and direct the Trustee to designate, and the Trustee hereby designates U.S. Bank National Association as its Collateral Agent to act as specified in and under the Intercreditor Agreement, this Indenture, the Security Documents and any other such documents or instruments entered into by U.S. Bank National Association (and its successors) as the Collateral Agent for the benefit of the Trustee and the Holders.

Section 10.02 Recording and Opinions.

Revel shall comply with the provisions of TIA §314(b) at such time as applicable to this Indenture.

Section 10.03 Release of Collateral.

(a) Under the terms of the Collateral Documents, but subject to the provisions of Section 9.02, this Section 10.03 and the Intercreditor Agreement, the Trustee will determine the circumstances and manner in which the Collateral will be disposed of, including the determination of whether to release all of the Collateral from the security interests created by the Collateral Documents and whether to foreclose on the Collateral following an Event of Default. The Collateral may be released from the Liens and the security interests created by the Collateral Documents upon the request of Revel pursuant to an Officers’ Certificate certifying that all terms for release and conditions precedent under this Indenture and under any applicable Collateral Document have been met and specifying (1) the identity of the Collateral to be released and (2) the provisions of this Indenture or the applicable Collateral Document which authorize that release.

Subject to the provisions of the Intercreditor Agreement, the Trustee will release the Liens in favor of the Trustee (at the sole cost and expense of Revel) on:

(1) all Collateral that is contributed, sold, leased, conveyed, transferred or otherwise disposed of, other than to Revel or a Restricted Subsidiary, (a) in an Asset Sale, Permitted Disposition, Permitted Investment or Restricted Payment in accordance with this Indenture and the Collateral Documents or (b) as expressly permitted by the Collateral Documents;

(2) Collateral of a Subsidiary that has been designated as an Unrestricted Subsidiary or Immaterial Subsidiary in accordance with the terms of this Indenture and any Equity Interests of such Unrestricted Subsidiary or Immaterial Subsidiary;

(3) all Collateral that is condemned, seized or taken by the power of eminent domain or otherwise confiscated pursuant to or subject to an Event of Loss; provided that the Net Loss Proceeds, if any, from the Event of Loss are or will be applied in accordance with Section 4.16;

(4) all Collateral upon Legal Defeasance or Covenant Defeasance pursuant to Sections 8.02 and 8.03 or satisfaction and discharge of this Indenture pursuant to Section 12.01;

(5) all Collateral upon the payment in full in cash of all Obligations of Revel and the Guarantors under this Indenture, the Notes, the Note Guarantees and the Collateral Documents;

(6) Collateral of a Guarantor, whose Note Guarantee is released or terminated pursuant to the terms of this Indenture (except for a release or termination of a Note Guarantee under clause (6) of Section 11.06, which shall be governed by clause (9) below);

(7) any Collateral that is subject to Government Transfers consisting of transfers of fee interests in real property;

(8) the ERGG Agreement and the ERGG Proceeds contemporaneously with the incurrence of any ERGG Monetization Indebtedness;

(9) any Collateral if the lenders under the Credit Agreement and the lenders under or holders of any outstanding Capital Markets Debt of Revel secured by such Collateral release their Liens on such Collateral securing Revel’s obligations under the Credit Agreement and such Capital Markets Debt (provided that this clause (9) shall not apply if the release of such Liens is the result of a refinancing of the Credit Agreement or such outstanding Capital Markets Debt and as a result of such refinancing, such Liens are replaced with Liens on such Collateral securing Revel’s obligations in favor of the lenders or holders of such refinancing Indebtedness); and

(10) Collateral that is released with the consent of Holders of not less than 66 2/3% of the outstanding Notes as provided in Section 9.02.

If any Liens on any Collateral are released as a result of clause (9) above, Revel shall cause such Liens to be reinstated as promptly as practicable, in accordance with the terms of the Collateral Documents, to the extent Liens on such Collateral secure Indebtedness under a Credit Agreement or such Capital Markets Debt; it being understood that such Liens securing the Notes and/or any Note Guarantee shall be no lower in priority than immediately junior in priority to the Liens securing such Credit Agreement or Capital Markets Debt, as applicable. For the avoidance of doubt, this provision shall not be interpreted to permit Revel or any of the Restricted Subsidiaries to incur and/or secure with a Lien any Capital Markets Debt not otherwise permitted by this Indenture to be so incurred and/or secured.

(b) Notwithstanding the foregoing, the Holders’ security interest in the ERGG Proceeds Account shall be released upon the occurrence of any of the following events:

(1) if the Consolidated Adjusted EBITDA of Revel and its Subsidiaries equals or exceeds (i) 90% of $189.0 million for any four-quarter period ending on or prior to June 30, 2014 or (ii) for any four-quarter period ending after June 30, 2014, 90% of projected Consolidated Adjusted EBITDA for such period as projected by Revel and set forth on a schedule provided to the Holders;

(2) if holders of a majority of the Warrants outstanding as of the Issue Date have exercised their Warrants (other than in connection with a Liquidity Event that is a Reorganization Event); or

(3) with the consent of a majority of the then outstanding aggregate principal amount of the Notes.

(c) Upon receipt by the Trustee of the applicable Officers’ Certificate required to be delivered pursuant to Sections 10.03(a), (b), or (d) as the case may be, the Trustee shall execute, deliver or acknowledge any necessary or proper instruments of termination, satisfaction or release to evidence the release of any Collateral permitted to be released pursuant to this Section 10.03.

(d) The release of any Collateral from the terms of this Indenture and the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to the terms of the Collateral Documents or this Indenture. To the extent applicable, Revel shall cause TIA § 313(b), relating to reports, and TIA § 314(d), relating to the release of property or securities from the Lien and security interest of the Collateral Documents and this Indenture and relating to the substitution therefor of any property or securities to be subjected to the Lien and security interest of the Collateral Documents and this Indenture, to be complied with. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of Revel except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the Trustee.

(e) Notwithstanding anything to the contrary in this Indenture or the Collateral Documents, no Collateral may be released from the Lien and security interests created by the Collateral Documents unless the applicable Officers’ Certificate required by this Section 10.03 has been delivered to the Trustee and any applicable provisions of the Intercreditor Agreement have been complied with.

(f) At any time when a Default or Event of Default has occurred and is continuing and the maturity of the Notes has been accelerated (whether by declaration or otherwise), no release of Collateral pursuant to the provisions of this Section 10.03 or the Collateral Documents shall be effective as against the Holders of Notes.

Section 10.04 Certificates of Revel.

In addition to the requirements under Section 10.03, Revel shall furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to the Collateral Documents, to the extent TIA §314(d) is then applicable:

(a) all documents required by TIA §314(d), to the extent applicable, and the Collateral Documents; and

(b) an Opinion of Counsel, which may be rendered by internal counsel to Revel, to the effect that such accompanying documents constitute all documents required by TIA §314(d) , to the extent applicable.

The Trustee may accept in good faith as conclusive evidence of compliance with the foregoing provisions the appropriate statements contained in such documents and such Opinion of Counsel. Notwithstanding anything to the contrary in this Section 10.04, Revel will not be required to comply with all or any portion of TIA § 314(d) if they determine, in good faith based on advice of counsel, that under the terms of TIA § 314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA § 314(d) is inapplicable to one or a series of released security interests securing the Notes or the Note Guarantees.

Section 10.05 Certificates of the Trustee.

In the event that Revel wishes to release Collateral in accordance with the Collateral Documents and has delivered the certificates and documents required by the Collateral Documents and Sections 10.03 and 10.04, as applicable, the Trustee shall determine whether it has received all documentation required in connection with such release and, based on such determination, shall deliver a certificate to the Collateral Agent setting forth such determination.

Section 10.06 Authorization of Actions to Be Taken by the Trustee Under the Collateral Documents.

Subject to the provisions of Sections 7.01 and 7.02, the Intercreditor Agreement and the Collateral Documents, the Trustee may, in its sole discretion and without the consent of the Holders of Notes, direct, on behalf of the Holders of Notes, the Collateral Agent to, take all actions it deems necessary or appropriate in order to:

(a) enforce any of the terms of the Collateral Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations of Revel and the Guarantors hereunder and under the Collateral Documents.

The Trustee shall have power to institute and maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Collateral Documents or this Indenture, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders of Notes in the Collateral (including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders of Notes or of the Trustee).

Section 10.07 Authorization of Receipt of Funds by the Trustee Under the Collateral Documents.

The Trustee is authorized to receive any funds for the benefit of the Holders of Notes distributed under the Collateral Documents, and to make further distributions of such funds to the Holders of Notes according to the provisions of this Indenture.

Section 10.08 Rights in the Pledged Collateral.

(a) So long as no Event of Default shall have occurred and be continuing, and subject to the provisions of this Indenture, the Intercreditor Agreement and the other Collateral Documents, Revel and each Guarantor shall be entitled to receive the benefit of all cash dividends, interest and other payments made upon or with respect to the Collateral pledged by that entity and to exercise any voting and other consensual rights pertaining to the Collateral pledged by that entity. Upon the occurrence and during the continuance of an Event of Default and, subject to the terms of the Collateral Documents and the limitations in the Intercreditor Agreement and the exercise by the Trustee of its rights under the Collateral Documents and subject to applicable Gaming Laws:

(1)	upon receipt by the affected entity of notice from the Trustee so stating, all rights of such entity to exercise such voting or other consensual rights will cease, and all such rights shall become vested in the Trustee which, to the extent permitted by law, shall have the sole right to exercise such rights;

(2)	upon written notice from the Trustee, all rights of the entity to receive all cash dividends, interest and other payments made upon, or with respect to, the Collateral will cease and such cash dividends, interest and other payments shall be paid to the Trustee; and

(3)	subject to applicable law, including procedural restraints imposed on sales of collateral by secured creditors generally, the Trustee may sell the Collateral or any part thereof in accordance with the terms of this Indenture, the Intercreditor Agreement and the other Collateral Documents.

(b) Nothing contained in this Section 10.08 shall be deemed to restrict the ability of Revel to make the Restricted Payments permitted to be made during the occurrence of an Event of Default under Section 4.07(b).

Section 10.09 Termination of Security Interest.

Upon the payment in full in immediately available funds of all Obligations of Revel under this Indenture and the Notes, or upon Legal Defeasance, Covenant Defeasance or satisfaction or discharge of this Indenture, the Trustee shall, at the written request of Revel, deliver a certificate to the Collateral Agent stating that such Obligations have been paid or provided for, as applicable, in full, and instruct the Collateral Agent to release the Liens on the Collateral pursuant to this Indenture and the Collateral Documents and to take such actions at Revel’ sole cost and expense as Revel may reasonably request to evidence such release, including, without limitation, the return of assets pledged as Collateral and the execution and delivery of related instruments of transfer, lien, releases, reconveyances, termination statements and any similar documents and instruments.

ARTICLE 11.

NOTE GUARANTEES

Section 11.01 Note Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, unconditionally guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Collateral Documents or the obligations of Revel hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of Revel to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and performance and not a guarantee of collection.

(b) The Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes, this Indenture or the Collateral Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against Revel, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor. Each of the Guarantors hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of Revel, any right to require a proceeding first against Revel, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture. Each Guarantor waives any right or claims of right to cause a marshalling of Revel’ or any Guarantor’s assets or to proceed against any Guarantor, Revel or any other guarantor of any Obligations that are Guaranteed in any particular order.

(c) If any Holder or the Trustee is required by any court or otherwise to return to Revel, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to Revel or any Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each of the Guarantors agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each of the Guarantors further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor, as the case may be, so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each such Guarantor shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor, as the case may be, that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 11, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 [Reserved]

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.

(a) Other than in a transaction described in clause (1) or (2) of 11.06(a), a Subsidiary Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than either of Revel or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(4) either:

(i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than Revel or another Subsidiary Guarantor) assumes all the obligations of that Subsidiary Guarantor under this Indenture, its Note Guarantee and the Registration Rights Agreement pursuant to a supplemental indenture and other appropriate Collateral Documents reasonably satisfactory to the Trustee; or

(ii) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture.

(b) In case of any consolidation, merger, sale or conveyance of or involving a Guarantor under this Section 11.04, and upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Guarantor, such successor Person shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

(c) Except as set forth in Articles 4 and 5, nothing contained in this Indenture or in any of the Notes shall prevent any consolidation or merger of a Guarantor with or into Revel or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to Revel or another Guarantor.

(d) Notwithstanding the foregoing, each Guarantor is permitted to reincorporate or reorganize in another state of the United States or the District of Columbia.

Section 11.05 [Reserved]

Section 11.06 Release of Guarantees.

(a) The Note Guarantee of a Subsidiary Guarantor and the security interests granted by that Subsidiary Guarantor to secure its Note Guarantee will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Revel or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of Section 4.10 and if, after giving effect to such sale or other disposition, such Guarantor is an Immaterial Subsidiary;

(2) in connection with any sale or other disposition of all of the Capital Stock of that Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) Revel or a Restricted Subsidiary, if the sale or other disposition does not violate the provisions of Section 4.10;

(3) if Revel designates that Subsidiary Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4) if that Subsidiary Guarantor becomes an Immaterial Subsidiary and Revel complies with the provisions set forth in Section 4.18(b) subject to compliance with the provisions of Section 4.18(a) if such Immaterial Subsidiary ceases to be an Immaterial Subsidiary;

(5) upon defeasance or satisfaction and discharge of this Indenture as provided in Sections 8.02, 8.03 and 12.01; or

(6) if the lenders under the Credit Agreement and the lenders under or holders of any outstanding Capital Markets Debt of Revel guaranteed by such Guarantor release such Guarantor’s Guarantees of Revel’s obligations under the Credit Agreement and such Capital Markets Debt (provided that this clause (6) shall not apply if the release of such Guarantor’s Guarantees of Revel’s obligations under the Credit Agreement or such outstanding Capital Markets Debt is the result of a refinancing of the Credit Agreement or such outstanding Capital Markets Debt and as a result of such refinancing, such Guarantor’s Guarantees of Revel’s obligations under the Credit Agreement and such outstanding Capital Markets Debt is replaced with Guarantees by such Guarantor in favor of the lenders or holders of such refinancing Indebtedness).

If a Note Guarantee of a Guarantor is released as a result of clause (6) above (along with the associated Liens on the Collateral securing such Note Guarantee), Revel shall cause such Note Guarantee to be reinstated as promptly as practicable, to the extent such Guarantor becomes an obligor under a Guarantee of Indebtedness under a Credit Agreement or Capital Markets Debt, and shall cause the associated Liens on the Collateral securing such Note Guarantee also to be reinstated, as promptly as practicable, in accordance with the terms of the Collateral Documents; it being understood that, to the extent the Indebtedness under such Credit Agreement or such Capital Markets Debt is secured by a Lien, such Liens securing such Note Guarantee shall be no lower in priority than immediately junior in priority to the Liens securing such Credit Agreement or Capital Markets Debt, as applicable. For the avoidance of doubt, this provision shall not be interpreted to permit Revel or any of the Restricted Subsidiaries to incur and/or secure with a Lien any Capital Markets Debt not otherwise permitted by this Indenture to be so incurred and/or secured.

In addition to the release of any Note Guarantee by the applicable Guarantor as described in this Section 11.06, the obligations of the Guarantors under the Note Guarantees will be released if all of the Collateral is released as provided for in Section 10.03(b).

ARTICLE 12.

SATISFACTION AND DISCHARGE

Section 12.01 Satisfaction and Discharge.

(a) This Indenture, the Note Guarantees, the Notes and the Collateral Documents will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(i) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Revel, have been delivered to the Trustee for cancellation; or

(ii) all Notes that have not been delivered to the Trustee for cancellation are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption or will otherwise become due and payable within one year and Revel or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Revel or any Guarantor is a party or by which Revel or any Guarantor is bound (in each case other than a Default or Event of Default, or a breach, violation or default, resulting from the borrowing of funds to be applied to such deposit and any similar and substantially concurrent deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(3) Revel or any Guarantor has paid or caused to be paid all sums payable by Revel under this Indenture; and

(4) Revel has delivered or caused to be delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

In addition, Revel must deliver or cause to be delivered an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (ii) of clause (a)(1) of this Section, the provisions of Section 12.02 and Section 8.06 shall survive. In addition, nothing in this Section 12.01 shall be deemed to discharge those provisions of Section 7.07, that, by their terms, survive the satisfaction and discharge of this Indenture.

Section 12.02 Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including Revel acting as their own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 12.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, Revel’s and any Guarantor’s obligations under this Indenture, the Notes, the Note Guarantees and the Collateral Documents shall be revived and reinstated as though no deposit had occurred pursuant to Section 12.01; provided that if Revel have made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, Revel shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent.

ARTICLE 13.

INFORMATION RIGHTS OF HOLDERS

Section 13.01 Right to Request Information under Disbursement Agreement.

For so long as the Disbursement Agreement is in effect, Holders shall have the right to receive, upon written request to the Trustee and in accordance with procedures mutually agreed to between the Trustee and the Holders, copies of any schedules, certificates or other information that the Trustee, in its capacity as Notes Collateral Agent, receives pursuant to the Disbursement Agreement.

ARTICLE 14.

MISCELLANEOUS

Section 14.01 Trust Indenture Act Controls.

If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by TIA §318(c), the imposed duties shall control to the extent that the TIA is then applicable to this Indenture.

Section 14.02 Notices.

Any notice or communication by Revel, any Guarantor or the Trustee to the others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telex, telecopier, electronic mail or overnight air courier guaranteeing next day delivery, to the others’ address:

If to Revel and/or any Guarantor:

c/o Revel AC, Inc.

1301 Atlantic Avenue, Suite 200

Atlantic City, New Jersey 08401

Attention: Kevin G. DeSanctis

Facsimile: (609) 568-9317

With a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, CA 90071-3144

Attention: Rodrigo A. Guerra, Jr., Esq.

Facsimile: (213) 621-5217

If to the Trustee:

U. S. Bank National Association

Corporate Trust Services

5555 San Felipe, Suite 1150

Houston, Texas 77056

Attention: Steven Finklea

Facsimile: (713) 235-9213

With a copy via facsimile transmission to:

U. S. Bank National Association

Corporate Trust Services

Attention: Kevin Fox

Facsimile: (704) 335-4675

Revel, any Guarantor or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied or sent by electronic mail; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar, unless such Holder has consented to a different manner of notice. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail or otherwise send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If Revel mail a notice or communication to Holders, they shall mail a copy to the Trustee and each Agent at the same time.

Section 14.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. Revel, the Guarantors, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 14.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by Revel to the Trustee to take any action under this Indenture, Revel shall furnish to the Trustee:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee (which must include the statements set forth in Section 14.05) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 14.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) must comply with the provisions of TIA § 314(e) and must include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

Section 14.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.07 No Personal Liability of Directors, Officers, Employees and Equity Holders.

No past, present or future director, officer, manager, employee, incorporator or organizer, or direct or indirect equity holder, stockholder or member of Revel, any of the Restricted Subsidiaries or any Guarantor, or any successor entity, as such, shall have any liability for any obligations of Revel, any such Restricted Subsidiary or any Guarantor under the Notes, the Note Guarantees, this Indenture, the Collateral Documents or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Section 14.08 Governing Law.

THIS INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE

STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B), EXCEPT (I) TO THE EXTENT THAT THE LAWS OF NEW JERSEY ARE MANDATORY AND (II) WITH RESPECT TO THE CREATION, ATTACHMENT, PERFECTION, PRIORITY, ENFORCEMENT OF AND REMEDIES RELATING TO THE SECURITY INTEREST IN ANY REAL PROPERTY COLLATERAL, THE GOVERNING LAW MAY BE THE LAWS OF THE JURISDICTIONS WHERE SUCH COLLATERAL IS LOCATED WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

Section 14.09 No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of Revel or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.10 Successors.

All agreements of Revel in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.05.

Section 14.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of this Indenture by facsimile or electronic transmission shall be equally as effective as delivery of an original executed counterpart of this Indenture. Any party delivering an executed counterpart of this Indenture by facsimile or electronic transmission also shall deliver an original executed counterpart of this Indenture, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability and binding effect of this Indenture.

Section 14.13 Table of Contents, Headings, etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

[Signatures Pages Follow]

SIGNATURES

Dated as of February 17, 2011	REVEL:

REVEL AC, INC.,
a Delaware corporation

/s/ Alan Greenstein
Name: Alan Greenstein
Title: Chief Financial Officer, Treasurer and Secretary

GUARANTORS:

REVEL AC, LLC, a Delaware limited liability company

By:	Revel AC, Inc.,
a Delaware corporation,
its sole member

/s/ Alan Greenstein
Name: Alan Greenstein
Title: Chief Financial Officer,
Treasurer and Secretary

REVEL ATLANTIC CITY, LLC,
a New Jersey limited liability company

By:	Revel AC, LLC,
a New Jersey limited liability company,
its sole member

	By:	Revel AC, Inc.,
a Delaware corporation,
its sole member

/s/ Alan Greenstein
		Name:	Alan Greenstein
		Title:	Chief Financial Officer,
Treasurer and Secretary

REVEL ENTERTAINMENT GROUP, LLC,
a New Jersey limited liability company

By:	Revel AC, LLC,
a New Jersey limited liability company,
its sole member

	By:	Revel AC, Inc.,
a Delaware corporation,
its sole member

/s/ Alan Greenstein
		Name:	Alan Greenstein
		Title:	Chief Financial Officer,
Treasurer and Secretary

NB ACQUISITION, LLC,
a New Jersey limited liability company

By:	Revel Entertainment Group, LLC,
a New Jersey limited liability company,
its sole member

	By:	Revel AC, LLC, a Delaware limited liability company, its sole member

		By:	Revel AC, Inc., a Delaware corporation, its sole member

/s/ Alan Greenstein
			Name:	Alan Greenstein
			Title:	Chief Financial Officer,
Treasurer and Secretary

U.S. BANK NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee

By:	/s/ Steven A. Finklea
	Name:	Steven A. Finklea, CCTS
	Title:	Vice President

EXHIBIT A-1

[Face of Note]

CUSIP:
ISIN:
12% Second Lien Notes due 2018
No.
$
REVEL AC, INC.

promise to pay to                                          or registered assigns,

the principal sum of

DOLLARS [(as such amount may be increased or decreased as set forth in the “Schedule of Exchanges of Interests in the Global Note” attached hereto)] on March 15, 2018.

Interest Payment Dates: March 15 and September 15

Record Dates: March 1 and September 1

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IN WITNESS WHEREOF, the parties have caused this instrument to be duly executed.

Dated: February 17, 2011

REVEL AC, INC.,
a Delaware corporation

By:
Name:
Title:

This is one of the Notes referred to
in the within-mentioned Indenture:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

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[Back of Note]

12% Second Lien Notes due 2018

[Insert the Private Placement Legend, if applicable, pursuant to Section 2.06(g)(1) of the Indenture]

[Insert the Global Security Legend, if applicable, pursuant to Section 2.06(g)(2) of the Indenture]

[Insert the Regulation S Temporary Global Security Legend pursuant to Section 2.06(g)(3) of the Indenture]

[Insert the Unit Legend pursuant to Section 2.06(g)(4) of the Indenture]

IN ADDITION, TRANSFERS OF AN INTEREST IN THIS NOTE SHALL BE SUBJECT TO THE REQUIREMENTS OF THE NEW JERSEY CASINO CONTROL ACT AND THE REGULATIONS PROMULGATED THEREUNDER.

Capitalized terms used herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Revel AC, Inc., a Delaware corporation (the “Revel”), promises to pay interest on the principal amount of this Note at 12% per annum. Revel shall pay interest semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2011, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). All interest on the Notes will be payable in PIK Interest through the interest payment period ending September 15, 2013, as provided in the Indenture. For the interest payment period ending March 15, 2014, interest on the Notes will be payable, at the sole option of Revel, in cash or PIK Interest or a combination thereof, as provided in the Indenture. After the interest payment period ending March 15, 2014, all interest on the Notes will be payable in cash. Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date. Revel shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate then in effect; they shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

(2) Method of Payment. Revel shall pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as

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to principal, premium, if any, and interest at the office or agency of Revel maintained for such purpose within or without the City and State of New York, or, at the option of Revel, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest, premium, if any, and on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to Revel or the Paying Agent. Except for payments made in PIK Interest, as provided above and in the Indenture, such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

(3) Paying Agent and Registrar. Initially, U.S. Bank National Association, the Trustee under the Indenture, shall act as Paying Agent and Registrar. Revel may change any Paying Agent or Registrar without notice to any Holder. Revel or any of its Restricted Subsidiaries may act in any such capacity.

(4) Indenture and Collateral Documents. Revel issued the Notes under an Indenture dated as of February 17, 2011 (the “Indenture”) among Revel, the Guarantors and the Trustee. The terms of the Notes include those stated in the Indenture and, following the effectiveness of the exchange offer registration statement or the shelf registration statement, as applicable, specified in the Registration Rights Agreement, those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code §§ 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Notes are secured obligations of Revel. The Notes and the Note Guarantees are secured by a grant of a security interest in Collateral pursuant to the Collateral Documents referred to in the Indenture. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder. Notes (other than Exchange Notes or PIK Notes) issued after the date of the Indenture in compliance with the applicable requirements of the Indenture are referred to as “Additional Notes.” The term “Notes” includes any Additional Notes, PIK Notes and Exchange Notes hereafter issued.

(5) Optional Redemption.

(a) On or after March 15, 2014, Revel may, at its option, on any one or more occasions, redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to but not including the applicable redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on March 15 of the years indicated below:

Year	Percentage
2014	106.000%
2015	103.000%
2016	101.500%
2017 and thereafter	100.000%

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Unless Revel defaults in the payment of the redemption price, interest shall cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

(b) Notwithstanding the provisions of subparagraph (a) of this Paragraph 5, at any time prior to March 15, 2014, Revel may on one or more occasions redeem up to 35% of the aggregate principal amount of Notes with the net cash proceeds of one or more Qualified Equity Offerings of Revel; at a redemption price equal to 112.000% of the principal amount redeemed, plus accrued and unpaid interest thereon to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes issued under the Indenture (including Additional Notes) remain outstanding immediately after the occurrence of such redemption, and that such redemption occurs within 90 days of the date of the closing of such Qualified Equity Offering.

(6) Mandatory Redemption. Revel will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes, except pursuant to Paragraph 8 below. However, under certain circumstances, Revel may be required to offer to purchase Notes pursuant to Paragraph 8 below. In addition, pursuant to Paragraph 8, Revel may redeem Notes held by certain Holders or Beneficial Owners pursuant to the procedures described therein. Revel, the Guarantors and their respective Subsidiaries and Affiliates may at any time and from time to time purchase Notes in the open market or otherwise.

(7) AHYDO Redemption. At the end of the interest payment periods ending after the fifth anniversary of the Issue Date (the “AHYDO Redemption Date”), Revel will be required to redeem for cash a portion of each Note then outstanding equal to the “Mandatory Principal Redemption Amount” (such redemption, a “Mandatory Principal Redemption”). The redemption price for the portion of each Note redeemed pursuant to a Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued and unpaid interest thereon to but not including the date of redemption. The “Mandatory Principal Redemption Amount” means the portion of a Note required to be redeemed to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the Notes prior to any AHYDO Redemption Date pursuant to any other provisions of the Indenture will alter Revel’s obligation to make any Mandatory Principal Redemption with respect to any Notes that remain outstanding on the AHYDO Redemption Date.

(8) Mandatory Disposition or Redemption Pursuant to Gaming Laws. Notwithstanding any other provision of the Indenture, if any Gaming Authority requires a Holder or Beneficial Owner of Notes to be licensed, qualified or found suitable under any applicable Gaming Law and the Holder or Beneficial Owner (1) fails to apply for a license, qualification or finding of suitability within 30 days after being requested to do so (or such lesser period as required by the Gaming Authority), or (2) is notified by a Gaming Authority that it will not be licensed, qualified or found suitable, Revel will have the right, at its option, to: (A) require the Holder or Beneficial Owner to dispose of its Notes within 30 days (or such lesser period as required by the Gaming Authority) following the earlier of (i) the termination of the period described above for the Holder or Beneficial Owner to apply for a license, qualification or finding of suitability and (ii) the receipt of the notice from the Gaming Authority that the Holder

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or Beneficial Owner will not be licensed, qualified or found suitable by the Gaming Authority; or (B) redeem the Notes of the Holder or Beneficial Owner at a redemption price equal to the least of (i) the price required by applicable law or by order of any Gaming Authority, (ii) the principal amount of the Notes and (iii) the price that the Holder or Beneficial Owner paid for the Notes, in the case of clause (ii) or (iii), together with accrued and unpaid interest, if any, on the Notes to but not including the earliest of (1) the date of redemption, (2) such earlier date as is required by the Gaming Authority and (3) the date of the receipt of the notice from the Gaming Authority that the Holder or Beneficial Owner will not be licensed, qualified or found suitable by the Gaming Authority, which, in any case, may be less than 30 days following the notice of redemption.

Immediately upon a determination by a Gaming Authority that a Holder or Beneficial Owner of Notes will not be licensed, qualified or found suitable, the Holder or Beneficial Owner will not have any further rights with respect to the Notes to: (A) exercise, directly or indirectly, through any Person, any right conferred by the Notes; or (B) receive any interest or premium, if any, or any other distribution or payment with respect to the Notes, or any remuneration in any form from Revel for services rendered or otherwise, except the redemption price of the Notes described in this Paragraph 8.

Revel shall not be required to pay or reimburse any Holder or Beneficial Owner of Notes who is required to apply for such license, qualification or finding of suitability for the costs relating thereto. Those expenses shall be the obligation of the Holder or Beneficial Owner.

(9) Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder will have the right to require Revel to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000 except in the case of PIK Notes) of such Holder’s Notes for an amount in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to but not including the date of purchase (the “Change of Control Offer”) (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Within 30 days following any Change of Control, Revel will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in the notice (the “Change of Control Payment Date”), which date will be no earlier than 30 days and no later than 60 days after the date such notice is mailed, pursuant to the procedures required by this Indenture and described in such notice.

(b) Any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.10(b) of the Indenture shall constitute “Excess Proceeds.” Within 30 days following the date on which the aggregate amount of Excess Proceeds exceeds $50.0 million, Revel will make an offer (an “Asset Sale Offer”) to all Holders of Notes, to purchase the maximum principal amount (or accreted value, if applicable) of the Notes that may be purchased out of the amount of Excess Proceeds. To the extent that the aggregate principal amount (or accreted value, if applicable) of the Notes tendered into the Asset Sale Offer is less than the principal amount (or accreted value, if applicable) of Notes offered to be purchased in the Asset

A-1-5

Sale Offer, Revel and its Restricted Subsidiaries may use those remaining Excess Proceeds for any purpose not otherwise prohibited by this Indenture. If the aggregate principal amount (or accreted value, if applicable) of Notes tendered into the Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select such Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by Revel so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess of $2,000, will be purchased, other than any PIK Notes) or otherwise pursuant to Section 3.02 of the Indenture, as applicable. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to but not including the date of purchase, and will be payable in cash. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. If the payment date in connection with a Asset Sale Offer is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest, if any, due on such interest payment date will be paid to the Person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to holders who tender Notes pursuant to such Asset Sale Offer.

(c) If Revel or any of the Restricted Subsidiaries experiences an Event of Loss with respect to Collateral, any Net Loss Proceeds that are (a) in the case of a Pre-Opening Event of Loss, not permitted to be used to repair or restore the Collateral pursuant to the Disbursement Agreement and (b) in the case of a Post-Opening Event of Loss, not applied or reinvested as provided in Section 4.16(a) of the Indenture, shall be deemed “Excess Loss Proceeds.” Within 30 days following the date on which the aggregate amount of Excess Loss Proceeds exceeds $50.0 million, Revel will make an offer (an “Event of Loss Offer”) to all Holders of Notes to purchase the maximum principal amount (or accreted value, as applicable) of the Notes that may be purchased out of the amount of Excess Loss Proceeds. To the extent that the aggregate principal amount (or accreted value, as applicable) of Notes tendered into the Event of Loss Offer is less than the principal amount (or accreted value, as applicable) of Notes offered to be purchased in the Event of Loss Offer, Revel and its Restricted Subsidiaries may use those remaining Excess Loss Proceeds for any purpose not otherwise prohibited hereby. If the aggregate principal amount (or accreted value, as applicable) of Notes tendered into the Event of Loss Offer exceeds the amount of Excess Loss Proceeds, the Trustee will select such Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by Revel so that only Notes in denominations of $2,000, or an integral multiple of $1,000 in excess of $2,000, will be purchased, other than any PIK Notes) or otherwise pursuant to Section 3.02 of the Indenture, as applicable. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero. The offer price in any Event of Loss Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to but not including the date of purchase, and will be payable in cash. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero. If the payment date in connection with a Event of Loss Offer is on or after an interest record date and on or before the associated interest payment date, any accrued and unpaid interest, if any, due on such interest payment date will be paid to the Person in whose name a Note is registered at the close of business on such record date, and such interest will not be payable to holders who tender Notes pursuant to such Event of Loss Offer.

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(10) Notice of Redemption. Subject to the provisions of Section 9, at least 30 days but not more than 60 days before a redemption date, Revel shall mail or cause to be mailed, by first class mail, a notice of redemption or repurchase to each Holder whose Notes are to be redeemed or repurchased at its registered address, except that redemption notices may be mailed (i) more than 60 days prior to a redemption or repurchase date if the notice is issued in connection with a Covenant Defeasance or Legal Defeasance of the Notes pursuant to Article 8 of the Indenture or a satisfaction and discharge of the Indenture pursuant to Article 12 thereof and (ii) less than 30 or more than 60 days prior to a redemption or purchase date if so required by any Gaming Authority in connection with a redemption pursuant to Section 8. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

(11) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, subject to the issuance of certificated PIK Notes, which shall be issued in integral multiples of $1.00. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Revel may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Revel need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, Revel need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

(12) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(13) Amendment, Supplement and Waiver.

(a) Except as provided below in Paragraph 13(b), Revel, the Guarantors and the Trustee may amend or supplement the Indenture, this Notes, the Note Guarantees, and, subject to the terms of the Intercreditor Agreement, the Collateral Documents with the consent of the holders of a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, Additional Notes, if any, and consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) voting as a single class, and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes) or compliance with any provision of the Indenture, the Notes, the Note Guarantees or, subject to the terms of the Intercreditor Agreement, the Collateral Documents may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

(b) Without the consent of each Holder affected or, in the case of clauses (viii) and (ix) below only, without the consent of the holders of at least 66 2/3% in the aggregate principal amount of the Notes then outstanding, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal

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amount of Notes whose Holders must consent to an amendment, supplement or waiver; reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than Sections 3.10, 4.10, 4.15 and 4.16 of the Indenture); (ii) reduce the rate of or change the time for payment of interest, including default interest, on any Note; (iii) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of a majority in aggregate principal amount of the then outstanding Notes and a waiver of the Payment Default that resulted from such acceleration); (iv) make any Note payable in money other than that stated herein; (v) make any change in Section 6.04 of the Indenture or the rights of Holders to receive payments of principal of, or interest or premium, if any, on, the Notes; (vi) waive a redemption payment with respect to the Notes (other than a payment required by Sections 3.10, 4.10, 4.15 or 4.16 of the Indenture); (vii) release all or substantially all of the Collateral except in accordance with the provisions of the Collateral Documents; (viii) release any Guarantor from any of its obligations under its Note Guarantee or the Indenture if the assets or properties of that Guarantor constitute all or substantially all of the Collateral, except in accordance with the terms of the Indenture; (ix) amend Section 10.03 of the Indenture; or (x) make any change in the preceding amendment and waiver provisions.

(c) Notwithstanding Paragraph 13(a) above, without the consent of any Holder, Revel, the Restricted Subsidiaries, the Guarantors and the Trustee may amend or supplement the Indenture or the Note Guarantees or, subject to the terms of the Intercreditor Agreement, the Collateral Documents: (i) to cure any ambiguity, defect, mistake or inconsistency; (ii) to provide for uncertificated Notes in addition to or in place of Certificated Notes, including, in the event that PIK Notes are issued in certificated form, to make appropriate amendments to this Indenture to reflect an appropriate minimum denomination of certificated PIK Notes and establish minimum redemption amounts for certificated PIK Notes; (iii) to provide for the assumption of Revel’s or a Guarantor’s obligations to Holders and holders of Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Revel’s or such Guarantor’s assets, as applicable; (iv) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under the Indenture of any such Holder; (v) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA; (vi) to comply with the rules of any applicable securities depository; (vii) to comply with applicable Gaming Laws, to the extent that such amendment or supplement is not materially adverse to the Holders; (viii) to conform the text of the Indenture, the Note Guarantees or the Notes to any provision of the Description of Notes to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the Indenture, the Note Guarantees or this Notes; (ix) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; (x) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Note; or to enter into additional or supplemental Collateral Documents or Guarantees or an intercreditor agreement with respect thereto.

(14) Defaults and Remedies. Events of Default include: (i) default for 30 days in the payment when due of interest on, if any, with respect to the Notes; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default under the Indenture only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default; (ii) default in the payment when

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due (at maturity, upon redemption, repurchase or otherwise) of the principal of, or premium, if any, on, the Notes; provided, that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due under the Indenture) shall constitute an Event of Default under the Indenture only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default; (iii) failure by Revel or any of the Restricted Subsidiaries to comply with their obligations of Sections 4.10, 4.15, 4.16 and 5.01 of the Indenture; (iv) subject to Section 6.01(b) of the Indenture, failure by Revel or any of the Restricted Subsidiaries for 60 days after receipt of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other covenants not set forth in clause (iii) above; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Revel or any of the Guarantors (or the payment of which is guaranteed by Revel or any of the Guarantors), whether such Indebtedness or guarantee existed on the date hereof, or is created after the date of the Indenture, if that default: (a) is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (including any extensions thereof) on the date of such default (a “Payment Default”); or (b) results in the acceleration of such Indebtedness prior to its express maturity, and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (vi) failure by Revel or any of the Guarantors to pay final non-appealable judgments entered by a court or courts of competent jurisdiction (to the extent not paid or covered by insurance or, if not so covered by insurance, for which adequate cash reserves have not been provided in accordance with GAAP) aggregating in excess of $20.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vii) with respect to (i) prior to the Opening Date, any portion of the Collateral with a Fair Market Value in excess of $2.5 million and (ii) on and after the Opening Date, any portion of the Collateral with a Fair Market Value in excess of $7.5 million, any security interest created, or purported to be created, by any of the Collateral Documents shall cease to be enforceable and of the same effect and priority purported to be created by the Collateral Documents; provided that the occurrence of any of the foregoing events shall constitute an Event of Default only if (A) the same would have a material adverse effect on the Collateral, taken as a whole (taking into account any replacement of such security interest), and (B) the same shall continue unremedied for 60 days after the earlier of Revel having actual knowledge of such occurrence or receipt by Revel of written notice from the Trustee or the holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class; (viii) except as permitted or contemplated therein or in the Indenture, any Note Guarantee issued by a Significant Restricted Subsidiary shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect other than in accordance with its terms or any Significant Restricted Subsidiary, or any Person acting on behalf of any such Person, shall deny or disaffirm its obligations under its Note Guarantee; (ix) certain events of bankruptcy or insolvency described in the Indenture with respect to Revel or any Guarantor that constitutes a Significant Restricted Subsidiary (or any group of Guarantors that, taken together, would constitute a Significant Restricted Subsidiary); (x) (A) failure to obtain on or prior to the Opening Date the requisite Gaming Approvals for the ownership, use or operation of the Project or (B) a License Revocation that continues for ten or more consecutive Business Days prohibiting gaming operations accounting for 10% or more of the consolidated

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gross revenues (calculated in accordance with GAAP) of Revel and the Restricted Subsidiaries related to gaming operations; or (xi) the Opening Date has not occurred on or prior to January 1, 2013.

(15) Intercreditor Agreement. The Indenture authorizes the Trustee to enter into the Intercreditor Agreement on behalf of itself and the Holders of the Notes. The Intercreditor Agreement will restrict the ability of the Trustee and the Holders of the Notes to exercise certain rights and remedies with respect to the Collateral. Under the Intercreditor Agreement, the agent under the Credit Agreement will have the right, subject to certain limited exceptions, to direct the Collateral Agent to enter into amendments of, or waive defaults under, the Collateral Documents that grant Liens on the Collateral without obtaining consent of the Trustee or the Holders of the Notes.

(16) No Recourse Against Others. No past, present or future director, officer, manager, employee, incorporator or organizer, or direct or indirect equity holder, stockholder or member of Revel, any of the Restricted Subsidiaries or any Guarantor, or any successor entity, as such, shall have any liability for any obligations of Revel, any such Restricted Subsidiary or any Guarantor under this Note, the Note Guarantees, the Indenture, the Collateral Documents or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

(17) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(18) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(19) Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement dated as of February 17, 2011, among Revel, the Guarantors and the other parties named on the signature pages thereof or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more registration rights agreements, if any, among Revel, the Guarantors and the other parties thereto, relating to rights given by Revel and the Guarantors to the purchasers of any Additional Notes (collectively, the “Registration Rights Agreement”).

(20) Governing Law. THE INDENTURE, THIS NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B),

A-1-10

EXCEPT (I) TO THE EXTENT THAT THE LAWS OF NEW JERSEY ARE MANDATORY AND (II) WITH RESPECT TO THE CREATION, ATTACHMENT, PERFECTION, PRIORITY, ENFORCEMENT OF AND REMEDIES RELATING TO THE SECURITY INTEREST IN ANY REAL PROPERTY COLLATERAL, THE GOVERNING LAW MAY BE THE LAWS OF THE JURISDICTIONS WHERE SUCH COLLATERAL IS LOCATED WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

(21) CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, Revel has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Revel shall furnish to any Holder upon written request and without charge a copy of the Indenture, the Registration Rights Agreement and/or the Collateral Documents. Requests may be made to:

Revel AC, Inc.

1301 Atlantic Avenue, Suite 200

Atlantic City, New Jersey 08401

Attention: Alan Greenstein

Facsimile: (609) 568-9317

A-1-11

Assignment Form

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of Revel. The agent may substitute another to act for him.

Date:

Your Signature: (Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by Revel pursuant to Section 4.10, 4.15 or 4.16 of the Indenture, check the appropriate box below:

Section 4.10    Section 4.15    Section 4.16

If you want to elect to have only part of the Note purchased by Revel pursuant to Section 4.10, Section 4.15 or Section 4.16 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature: (Sign exactly as your name appears on the face of this Note) Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-1-13

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial principal amount at maturity of this Global Note is $            . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

A-1-14

EXHIBIT A-2

UNIT CERTIFICATE

NO.	CUSIP:
ISIN:

REVEL AC, INC.

UNITS

THIS GLOBAL UNIT IS COMPOSED OF THE ATTACHED GLOBAL SECOND LIEN NOTE DUE 2018 AND GLOBAL WARRANT CERTIFICATE. THE GLOBAL UNIT, THE GLOBAL SECOND LIEN NOTE DUE 2018 AND THE GLOBAL WARRANT CERTIFICATE ARE COLLECTIVELY REFERRED TO HEREIN AS THE “SECURITIES.”

THE SECURITIES ARE INITIALLY ISSUED AS PART OF AN ISSUANCE OF 152,200 UNITS (THE “UNITS”), EACH OF WHICH CONSISTS OF $2,000 PRINCIPAL AMOUNT AT MATURITY OF THE 12% SECOND LIEN NOTES DUE 2018, OF REVEL AC, INC. (THE “COMPANY” AND, SUCH NOTES, THE “NOTES”) AND ONE WARRANT (COLLECTIVELY, THE “WARRANTS”) INITIALLY ENTITLING THE HOLDER THEREOF TO PURCHASE 1,000 SHARES OF COMMON STOCK, PAR VALUE $0.0001 PER SHARE, OF THE COMPANY (SUCH SHARES, THE “WARRANT SHARES”).

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE GOVERNING THE NOTES (THE “INDENTURE”) AND THE WARRANT AGREEMENT GOVERNING THE WARRANTS (THE “WARRANT AGREEMENT”) AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK OR A NOMINEE OF DTC, WHICH MAY BE TREATED BY THE ISSUER AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE AND THE WARRANT AGREEMENT.

PRIOR TO THE EARLIER OF (I) SIX MONTHS AFTER THE CLOSING OF THE OFFERING OF THE UNITS AND (II) THE CONSUMMATION OF A “LIQUIDITY EVENT” (AS DEFINED IN THE INDENTURE), THE NOTES AND THE WARRANTS MAY BE TRANSFERRED OR EXCHANGED ONLY TOGETHER AS A UNIT, AND NOT SEPARATELY.

A-2-1

THIS SECURITY (OR ITS PREDECESSOR) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED OR SOLD OTHER THAN (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, AND IN EACH CASE IN COMPLIANCE WITH THE GLOBAL WARRANT CERTIFICATE, THE WARRANT AGREEMENT AND A SECURITYHOLDERS’ AGREEMENT, DATED FEBRUARY 17, 2011, EACH AS IT MAY BE AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, WHICH CONTAIN PROVISIONS REGARDING (I) CERTAIN RESTRICTIONS ON THE TRANSFER, EXERCISE AND/OR OWNERSHIP, AS APPLICABLE, OF THE WARRANTS AND THE SHARES FOR WHICH THE WARRANTS ARE EXERCISABLE AND (II) CERTAIN OTHER MATTERS. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE HOLDER AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN ADDITION, TRANSFERS OF AN INTEREST IN THIS UNIT SHALL BE SUBJECT TO THE REQUIREMENTS OF THE NEW JERSEY CASINO CONTROL ACT AND THE REGULATIONS PROMULGATED THEREUNDER.

A-2-2

Assignment Form

To assign this Unit, fill in the form below:

(I) or (we) assign and transfer this Unit to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Unit on the books of Revel. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

A-2-3

Schedule of Exchanges of Interests in the Global Unit

The following exchanges of a part of this Global Unit for an interest in another Global Unit or for a Definitive Unit, or exchanges of a part of another Global Unit or Definitive Unit for an interest in this Global Unit, have been made:

Date of Exchange	Amount of decrease in Principal Amount at maturity of Notes Underlying this Global Unit	Amount of increase in Principal Amount at maturity of Notes Underlying this Global Unit	Principal Amount at maturity of Notes Underlying this Global Unit following such decrease (or increase)	Amount of decrease in Number of Warrants Underlying this Global Unit	Amount of increase in Number of Warrants Underlying this Global Unit	Number of Warrants Underlying this Global Unit following such decrease (or increase)	Signature of authorized officer of Trustee or Custodian

[Insert the Note, pursuant to the provisions of the Indenture]

[Insert the Warrant, pursuant to the provisions of the Indenture]

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EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

Revel AC, Inc.

1301 Atlantic Avenue, Suite 200

Atlantic City, New Jersey 08401

Attention: Alan Greenstein

Facsimile: (609) 568-9317

U. S. Bank National Association

Corporate Trust Services

5555 San Felipe, Suite 1150

Houston, Texas 77056

Attention: Steven Finklea

Facsimile: (713) 235-9213

Re: 12% Second Lien Notes due 2018 and Related Units

Reference is hereby made to the Indenture, dated as of February 17, 2011 (the “Indenture”), among Revel AC, Inc., a Delaware corporation (the “Revel”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         , (the “Transferor”) owns and proposes to transfer the Unit[s] or Note[s] or interest in such Unit[s] or Note[s] specified in Annex A hereto, in the principal amount of $         in such Unit[s] or Note[s] or interests (the “Transfer”), to                                          (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the 144A Global Security or a Restricted Definitive Security pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Security is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Security for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the 144A Global Security and/or the Restricted Definitive Security and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Security, the Regulation S Permanent Global Security or a Restricted Definitive Security pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Security, the Regulation S Temporary Global Security and/or the Restricted Definitive Security and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the AI Global Security or a Restricted Definitive Security pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Securities and Restricted Definitive Securities and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 144, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Security or Restricted Definitive Securities and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), to the effect that such Transfer is in compliance with the Securities Act. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the AI Global Security and/or the Restricted Definitive Securities and in the Indenture and the Securities Act.

4. ☐ Check if Transferee will take delivery of a beneficial interest in an Unrestricted Global Security or of an Unrestricted Definitive Security.

(a) ☐ Check if Transfer is pursuant to Rule 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.

(b) ☐ Check if Transfer is Pursuant to Regulation S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities, on Restricted Definitive Securities and in the Indenture.

(c) ☐ Check if Transfer is Pursuant to Other Exemption. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Security will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Securities or Restricted Definitive Securities and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

A. Notes

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP 761352 AA1), or

(ii)	☐ Regulation S Global Note (CUSIP U80003 AA1), or

(iii)	☐ AI Global Note (CUSIP 761352 AB9); or

(b)	☐ a Restricted Definitive Security.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Note (CUSIP 761352 AA1), or

(ii)	☐ Regulation S Global Note (CUSIP U80003 AA1), or

(iii)	☐ AI Global Note (CUSIP 761352 AB9); or

(iv)	☐ Unrestricted Global Note (CUSIP 761352 AC7); or

(b)	☐ a Restricted Definitive Security; or

(c)	☐ an Unrestricted Definitive Security,

in accordance with the terms of the Indenture.

B. Units

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Unit (CUSIP 761352 AD5), or

(ii)	☐ Regulation S Global Unit (CUSIP U80003 AB9), or

(iii)	☐ AI Global Unit (CUSIP 761352 AE3); or

(b)	☐ a Restricted Definitive Security.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	☐ a beneficial interest in the:

(i)	☐ 144A Global Unit (CUSIP 761352 AD5), or

(ii)	☐ Regulation S Global Unit (CUSIP U80003 AB9), or

(iii)	☐ AI Global Unit (CUSIP 761352 AB9); or

(b)	☐ a Restricted Definitive Security; or

(c)	☐ an Unrestricted Definitive Security,

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

Revel AC, Inc.

1301 Atlantic Avenue, Suite 200

Atlantic City, New Jersey 08401

Attention: Alan Greenstein

Facsimile: (609) 568-9317

U. S. Bank National Association

Corporate Trust Services

5555 San Felipe, Suite 1150

Houston, Texas 77056

Attention: Steven Finklea

Facsimile: (713) 235-9213

Re: 12% Second Lien Notes due 2018 and Related Units

(CUSIP             )

Reference is hereby made to the Indenture, dated as of February 17, 2011 (the “Indenture”), among Revel AC, Inc., a Delaware corporation (the “Revel”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                                         , (the “Owner”) owns and proposes to exchange the Unit[s] or Note[s] or interest in such Unit[s] or Note[s] specified herein, in the principal amount of $         in such Unit[s] or Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Securities or Beneficial Interests in a Restricted Global Security for Unrestricted Definitive Securities or Beneficial Interests in an Unrestricted Global Security

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Security to beneficial interest in an Unrestricted Global Security. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Security for a beneficial interest in an Unrestricted Global Security in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Securities and pursuant to and in accordance with the Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) ☐ Check if Exchange is from beneficial interest in a Restricted Global Security to Unrestricted Definitive Security. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Security for an Unrestricted Definitive Security, the Owner hereby certifies (i) the Definitive Security is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) ☐ Check if Exchange is from Restricted Definitive Security to beneficial interest in an Unrestricted Global Security. In connection with the Owner’s Exchange of a Restricted Definitive Security for a beneficial interest in an Unrestricted Global Security, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) ☐ Check if Exchange is from Restricted Definitive Security to Unrestricted Definitive Security. In connection with the Owner’s Exchange of a Restricted Definitive Security for an Unrestricted Definitive Security, the Owner hereby certifies (i) the Unrestricted Definitive Security is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Securities and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Security is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. Exchange of Restricted Definitive Securities or Beneficial Interests in Restricted Global Securities for Restricted Definitive Securities or Beneficial Interests in Restricted Global Securities

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Security to Restricted Definitive Security. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Security for a Restricted Definitive Security with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Security is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Security issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Security and in the Indenture and the Securities Act.

(b) ☐ Check if Exchange is from Restricted Definitive Security to beneficial interest in a Restricted Global Security. In connection with the Exchange of the Owner’s

Restricted Definitive Security for a beneficial interest in the [CHECK ONE] ☐ 144A Global Security, ☐ Regulation S Global Security, ☐ AI Global Security with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Securities and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Security and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING ACCREDITED INVESTOR

Revel AC, Inc.

1301 Atlantic Avenue, Suite 200

Atlantic City, New Jersey 08401

Attention: Alan Greenstein

Facsimile: (609) 568-9317

U. S. Bank National Association

Corporate Trust Services

5555 San Felipe, Suite 1150

Houston, Texas 77056

Attention: Steven Finklea

Facsimile: (713) 235-9213

Re: 12% Second Lien Notes due 2018 and Related Units

Reference is hereby made to the Indenture, dated as of February 17, 2011 (the “Indenture”), among Revel AC, Inc., a Delaware corporation (the “Revel”), the Guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $         aggregate principal amount of:

(a)	☐ a beneficial interest in a Global Security, or

(b)	☐ a Definitive Security,

we confirm that:

1. We understand that any subsequent transfer of the Securities or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Securities or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Securities have not been registered under the Securities Act, and that the Securities and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Securities or any interest therein, we will do so only (A) to the Company or any subsidiary thereof, (B) in accordance with Rule 144A under the Securities Act to a “qualified institutional buyer” (as defined therein), (C) to an “accredited investor” (as defined below) that, prior to such transfer, furnishes (or has furnished on its behalf by a U.S. broker-dealer) to you and to the Company a signed letter substantially in the form of this letter and an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such transfer is in compliance with the Securities

D-1

Act, (D) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, (E) pursuant to the provisions of Rule 144(k) under the Securities Act or (F) pursuant to an effective registration statement under the Securities Act, and we further agree to provide to any Person purchasing the Definitive Security or beneficial interest in a Global Security from us in a transaction meeting the requirements of clauses (A) through (E) of this paragraph a notice advising such purchaser that resales thereof are restricted as stated herein.

3. We understand that, on any proposed resale of the Securities or beneficial interest therein, we will be required to furnish to you and the Company such certifications, legal opinions and other information as you and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Securities purchased by us will bear a legend to the foregoing effect.

4. We are an “accredited investor” (as defined in Rule 501(a) of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Securities, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Securities or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor”) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of             , 20    , among                      (the “Guaranteeing Subsidiary”), a subsidiary of Revel AC, Inc., a Delaware corporation (“Revel”), the Guarantors (as defined in the Indenture referred to herein) and U.S. Bank National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, Revel has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of February 17, 2011 providing for the issuance of an aggregate principal amount at maturity of $304,400,000 of 12% Second Lien Notes due 2018 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of Revel’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Note Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Subsidiary and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees as follows:

(a) Along with all Guarantors named in the Indenture, to jointly, severally and unconditionally Guarantee to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes, the Collateral Documents or the obligations of Revel hereunder or thereunder, that:

(i) the principal of, premium, if any, and interest on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other obligations of Revel to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately.

(b) The obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes, the Indenture or the Collateral Documents, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against Revel, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) The following is hereby waived: diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of Revel, any right to require a proceeding first against Revel, protest, notice and all demands whatsoever, any right or claims of right to cause a marshalling of Revel’s or any Guarantor’s assets or to proceed against any Guarantor, Revel or any other guarantor of any Obligations which are Guaranteed in any particular order.

(d) This Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and the Indenture, and the Guaranteeing Subsidiary accepts all obligations of a Guarantor under the Indenture.

(e) If any Holder or the Trustee is required by any court or otherwise to return to Revel, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either of Revel or any Guarantor, any amount paid by either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(f) The Guaranteeing Subsidiary shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby.

(g) As between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 of the Indenture for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 of the Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee.

(h) The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

(i) Pursuant to Section 11.02 of the Indenture, after giving effect to any maximum amount and all other contingent and fixed liabilities that are relevant under any applicable Bankruptcy or fraudulent conveyance laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under Article 11 of the Indenture, this new Note Guarantee shall be limited to the maximum amount permissible such that the obligations of such Guarantor under this Note Guarantee shall not constitute a fraudulent transfer or conveyance.

3. Execution and Delivery. Each Guaranteeing Subsidiary agrees that the Note Guarantees shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

4. Guaranteeing Subsidiary may Consolidate, etc. on Certain Terms.

(a) A Guaranteeing Subsidiary may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guaranteeing Subsidiary is the surviving Person) another Person, other than either of Revel or another Guarantor, except as set forth in the Indenture.

(b) Notwithstanding the foregoing provisions of this Section 4 or the provisions of Section 11.04 of the Indenture, each Guarantor is permitted to reorganize as a corporation pursuant to 11.04(d).

5. Releases.

Subject to compliance with the provisions described in Section 4 above and under Article 11 of the Indenture, the Note Guarantee of a Guaranteeing Subsidiary and the security interests granted by that Guaranteeing Subsidiary to secure its Note Guarantee will be released on the terms set forth in the Indenture.

6. No Recourse Against Others. No past, present or future director, officer, manager, employee, incorporator or organizer, or direct or indirect equity holder, stockholder or member of any Guarantor, or any successor entity, as such, shall have any liability for any obligations of Revel, any Restricted Subsidiary or any Guarantor under the Notes, the Note Guarantees, the Indenture, the Collateral Documents or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

7. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND NEW YORK CIVIL PRACTICE LAWS AND RULES 327(B), EXCEPT (I) TO THE EXTENT THAT THE LAWS OF NEW JERSEY ARE MANDATORY AND (II) WITH

RESPECT TO THE CREATION, ATTACHMENT, PERFECTION, PRIORITY, ENFORCEMENT OF AND REMEDIES RELATING TO THE SECURITY INTEREST IN ANY REAL PROPERTY COLLATERAL, THE GOVERNING LAW MAY BE THE LAWS OF THE JURISDICTIONS WHERE SUCH COLLATERAL IS LOCATED WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS THEREOF.

8. Conflicts with Indenture. This Supplemental Indenture is subject to all terms of the Indenture. To the extent any provision of this Supplemental Indenture conflicts with express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

11. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and Revel.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Dated:             , 20

[Guaranteeing Subsidiary]

By:
Name:
Title:

Issuer:

REVEL AC, INC., a Delaware corporation,

Name:
Title:

[Existing Guarantors]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory